Exhibit 10.1

EXECUTION VERSION

CME MEDIA ENTERPRISES B.V.

and

SLOVENIA BROADBAND S.À R.L.

AMENDED & RESTATED FRAMEWORK AGREEMENT

Original executed on July 9, 2017
and amended and restated on July 5, 2018

i

THIS FRAMEWORK AGREEMENT (this “Agreement”) was entered into on July 9, 2017 (the “Original Execution Date”) and is amended and restated on July 5, 2018 (the “Restatement Date”)
AMONG:

(1)
CME MEDIA ENTERPRISES B.V., a company organised and existing under the laws of the Netherlands, with its registered office situated at Piet Heinkade 55, Unit G-J, 1019GM, Amsterdam, the Netherlands, registered with company registration number 33246826 (the “Seller”); and

(2)
SLOVENIA BROADBAND S.À R.L., a company organised and existing under the laws of Luxembourg, with its registered office situated at 61, rue de Rollingergrund L-2440 Luxembourg, registered with the Trade and Companies Registry of Luxembourg under number B 145882 (the “Purchaser”).

WHEREAS:

(A)	As of the Restatement Date, the Seller owns:

(i)
four thousand two hundred (4,200) regular shares (the “Croatian Target Shares”) of Nova TV d.d., a company organised and validly existing under the laws of Croatia having its registered office at Remetinecka cesta 139, 10 000 Zagreb, Croatia, registered with company registration number 80222668 (the “Croatian Target” or “Nova TV”), which represents a 100% Ownership Interest in the Croatian Target; and

(ii)
capital stock consisting of one (1) business part (such business part as may be increased by the Seller between the Restatement Date and Slovenian Closing in connection with the capitalisation and/or retirement of the Slovenian Intercompany Loan as contemplated by this Agreement being the “Slovenian Target Share” and together with the Croatian Target Shares, the “Target Companies’ Shares”) of Produkcija Plus storitveno podjetje d.o.o., a company organised and existing under the laws of Slovenia, having its registered office at Kranjceva 26, 1000 Ljubljana, Slovenia, registered with company registration number 5895081000 (the “Slovenian Target” or “Pro Plus”), which represents a 100% Ownership Interest in the Slovenian Target.

(B)
The Seller wishes to sell and the Purchaser wishes to acquire (i) the Croatian Target Shares in consideration of the Croatian Purchase Price and (ii) the Slovenian Target Share for the Slovenian Purchase Price, subject to the terms and conditions contained herein.

(C)
The Seller and the Purchaser entered into a framework agreement dated 9th July 2017, as amended by the amendment no. 1 to framework agreement dated 10 April 2018, and now wish to amend and restate the framework agreement as of the Restatement Date by entering into this Agreement to record the amended and restated contractual intentions of the Parties.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	The following definitions apply to this Agreement:

“Accounts Date”	means 31 December 2016;
“Advertising Contract”	means a contract with advertisers, advertising agencies or sponsors, to place advertising on TV channels or programmes owned or licensed to a Target Company;
“Affiliate”
of a person, means any person that directly or indirectly through one or more intermediaries Controls, is Controlled by, or is under common Control with, such first person; provided, for the avoidance of doubt, that (i) neither Time Warner Inc. nor any successor thereof nor any other shareholder of CME nor any of their affiliates (other than any member of the CME Group) shall be an Affiliate of the Seller or the Target Companies for purposes of this definition, (ii) from and after the Croatian Closing Date, the Croatian Target will not be an Affiliate of the CME Group or (until the Slovenian Closing) the Slovenian Target Companies, (iii) from and after the Slovenian Closing Date, the Slovenian Target will not be an Affiliate of the CME Group and (iv) CME Group shall be an Affiliate of the Seller and (until the Croatian Closing and/or the Slovenian Closing, as the case may be) the Target Companies for purposes of this definition;

“Anti-Corruption Laws”
means (i) the United States Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder,(ii) the UK Bribery Act 2010, (iii) legislation enacted by member States and signatories implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and (iv) any other anti-bribery, anti-corruption or anti-money laundering laws, regulations or ordinances of jurisdictions, in each case only insofar as such laws, regulations or ordinances are applicable to any Target Company and their respective operations with respect to the Target Companies’ Businesses;

“Business Day”
means a day (other than Saturday or Sunday) on which commercial banks are open for general business in each of Amsterdam, Prague, Zagreb and Ljubljana (other than solely for services via the internet);

“Carriage Contract”
means an agreement with cable, direct-to-licence, internet protocol television or other operators for the carriage and distribution of channels and other productions owned by or licensed to a Target Company;

“Claim”	means any claim, demand, action, cause of action, damage, loss, costs, liability or expense, including, without limitation, Costs of Recovery relating to any of the foregoing;
“Closing”	means the Croatian Closing or the Slovenian Closing, as the case may be;
“Closing Accounts”	means the Croatian Closing Accounts or the Slovenian Closing Accounts, as the case may be;
“Closing Date”	means the Croatian Closing Date or the Slovenian Closing Date, as the case may be;

“CME Consultancy Agreements”
means (i) the amended and related consultancy agreement by and between CME Media Services Limited and the Croatian Target, dated 1 January 2017 and (ii) the amended and restated consultancy agreement by and between CME Media Services Limited and the Slovenian Target dated 1 January 2017;

“CME Group”	means CME and all entities that are Controlled by CME;
“CME Programming Contracts”
means those certain programming and/or content license agreements entered into by CME Programming from time to time with respect to CME Programming acquisition of content rights for sublicense to the Target Companies;

“CME Programming Sublicences”	means any sublicense and rights of use arrangements between a Target Company and CME Programming in respect of the content rights acquired under the CME Programming Contracts;
“CME Programming”	means CME Programming B.V., a company organised and existing under the laws of the Netherlands;
“CME”	means Central European Media Enterprises Ltd., a company organised and existing under the laws of Bermuda;
“Competition Approval”
means (i) the issuance (or deemed issuance in accordance with the applicable competition law) by the Competition Authority of a final and binding decision unconditionally (or under conditions acceptable to the Purchaser) approving the purchase of the shares in the Target Companies by the Purchaser; or (ii) the issuance by the Competition Authority of a final and binding decision that the purchase of the shares in the Target Companies by the Purchaser is not subject to the Competition Authority’s approval in accordance with the law or not falling within the scope of the provisions of the Slovenian Competition Act, as the case may be;

“Competition Authority”	means the Slovenian Competition Protection Agency;
“Conditions Precedent”
means (i) the conditions to Croatian Closing set out in Clause 3, including the Croatian Closing Competition Approval, or (ii) the conditions to Slovenian Closing set out in Clause 4, including the Purchaser Regulatory Approvals, as the case may be;

“Control”
means (i) the power to direct or cause the direction of the management or policy of any person, (ii) the holding of a majority of voting rights in any person or (iii) the right to appoint or remove a majority of its board of directors or equivalent body or the control of a majority of the voting rights in it, in each of (i) to (iii) directly or indirectly, through the holding of securities or other participation interests, by virtue of an agreement, arrangement or understanding or on other grounds, it being specified that, when used in connection with a fund, “Control” means the power to advise or manage such fund, and “Controlling” and “Controlled” shall have the correlative meanings proceeding from this term;

“Costs of Recovery”
means the reasonable professional fees and costs incurred in investigating or pursuing any Claim, or any proceeding relating to any Claim, to the extent payable by the Seller (or its Affiliate) to Purchaser (or its Affiliate) pursuant to a final order for costs issued by a court of England & Wales (which order is not subject to appeal or any unexpired right of appeal);

“Croatian Actual Net Debt”	means the amount of Net Debt of the Croatian Target as of the Croatian Closing Date, for purposes of the Croatian Final Adjustment Statement, as determined in accordance with Schedules 9 and 10;
“Croatian Actual Net Working Capital”
means the amount of Net Working Capital of the Croatian Target as of the Croatian Closing Date, for purposes of the Croatian Final Adjustment Statement, as determined in accordance with Schedules 9 and 10;

“Croatian Closing”	means the closing of the Croatian Transaction contemplated by this Agreement;
“Croatian Closing Accounts”
means the balance sheet to be prepared by the Purchaser following the Croatian Closing for the Croatian Target, as at the Croatian Closing Date, for purposes of the calculation of the Croatian Final Adjustment Amount, which shall be prepared and delivered in accordance with Schedule 10;

“Croatian Closing Adjustment Amount”	means the amount equal to the adjustment amount as determined in accordance with the provisions of Schedule 9, as set forth in the Croatian Closing Statement;
“Croatian Closing Date”	has the meaning set forth in Clause 5.1;
“Croatian Closing Defaulting Party”	has the meaning set forth in Clause 5.8;
“Croatian Closing Net Debt”
means the amount of Net Debt of the Croatian Target as of the Croatian Closing Date, for purposes of the Croatian Closing Statement, as estimated in good faith by the Seller, calculated in accordance with the definition of “Net Debt” and in accordance with Schedules 9 and 10;

“Croatian Closing Net Working Capital”
means the amount of Net Working Capital of the Croatian Target as of the Closing Date, for the purposes of the Croatian Closing Statement, as estimated in good faith by the Seller, calculated in accordance with the definition of “Net Working Capital” and in accordance with Schedules 9 and 10;

“Croatian Closing Non-Defaulting Party”	has the meaning set forth in Clause 5.8;
“Croatian Closing Payment”	has the meaning set forth in Clause 2.4;
“Croatian Closing Statement”	means the statement prepared in good faith by the Seller setting out the Croatian Closing Adjustment Amount;

“Croatian Closing Supplementary Disclosure Letter”
means the letter, including its annexes or schedules thereto, from the Seller to the Purchaser dated on the Croatian Closing Date and making certain disclosures against the Warranties given under Clause 9.2.2 and relating only to the matters and facts occurred in the period between the Original Execution Date and the Croatian Closing Date;

“Croatian Closing Competition Approval”	has the meaning set forth in Clause 3.3;
“Croatian Final Adjustment Amount”
means the amount equal to the adjustment amount as determined or agreed in accordance with the provisions of paragraph 1.3(A) of Part B of Schedule 10 in respect of the Croatian Target and set out in the Croatian Final Adjustment Statement;

“Croatian Final Adjustment Statement”	has the meaning set forth in paragraph 1.7 of Part B of Schedule 10;
“Croatian Intercompany Loan”	means the loan outstanding under the Croatian Loan Agreement from time to time;
“Croatian IP Transfer”	has the meaning set forth in Clause 6.2;
“Croatian Loan Agreement”	means that certain Loan Agreement between CME Investments B.V. (as lender) and Croatian Target (as borrower) originally dated August 27, 2008, as amended;
“Croatian Purchase Price Overpayment”	has the meaning set forth in Clause 2.7.1;
“Croatian Purchase Price Underpayment”	has the meaning set forth in Clause 2.7.2;
“Croatian Purchase Price”	means EUR 85,000,000, as may be adjusted by the Croatian Closing Adjustment Amount and the Croatian Final Adjustment Amount or otherwise in accordance with the terms of this Agreement;
“Croatian Target Company’s Businesses”	means the operations of the Croatian Target and such other related businesses owned or operated by the Croatian Target;
“Croatian Target” or “Croatian Target Company”	has the meaning set forth in Recital A(i);
“Croatian Target Shares”	has the meaning set forth in Recital A(i);
“Croatian Target Transfer Agreement”
means the Agreement on Transfer of 100% of the Shares of Nova TV (which corresponds to the entire Ownership Interest in Nova TV) between the Seller and the Purchaser, substantially in the form attached as Schedule 1;

“Croatian Target Working Capital”
means the amount of HRK 191,812,000 (to be expressed in EUR at the rate specified in Schedule 9 with respect to the Croatian Closing Adjustment Amount or at the rate specified in Schedule 10 with respect to the Croatian Final Adjustment Amount);

“Croatian Trademark License Agreement”
means that certain trademark license agreement concerning the limited license of certain Intellectual Property Rights from the Seller and or its Affiliate(s) to the Purchaser or its Affiliate(s) in respect of the Croatian Target following the Croatian Closing Date, substantially in the form of Schedule 6 (as revised to cover the Croatian Transaction only);

“Croatian Transaction”	means the transaction set out in Clause 2.1 and Clauses 2.4 to 2.7 (inclusive);
“Croatian Transition Services Agreement”
means that certain transition services agreement concerning the provision of certain services between the Seller or any of its Affiliates and the Purchaser or the Croatian Target during a transition period following the Croatian Closing Date, substantially in the form of Schedule 7 (as revised to cover the Croatian Transaction only);

“Damages Payment”	has the meaning set forth in paragraph 10(a) of Schedule 4;
“Data Room”
means the documents and other information contained in the two electronic data sites hosted by Donnelley Financial Services made available by the Seller to the Purchaser, including any and all documents and responses provided in the “Questions and Answers Forum”, as at 5.00 p.m. (Central European Time) on 5 July 2017, USB keys of which shall be provided to the Purchaser by the Seller within ten Business Days of the Original Execution Date and indices of which are annexed to the Disclosure Letter;

“DD Specific Indemnity Claims”	means a Claim for indemnification under Clause 10.7;
“Disclosure Letter”	means the letter, including its annexes or schedules thereto, from the Seller to the Purchaser and dated the Original Execution Date and making certain disclosures against the Warranties;
“Dispute”	has the meaning set forth in Clause 29.1;
“Draft Final Adjustment Statement”	has the meaning set forth in paragraph 1.2 of Schedule 10;
“Encumbrances”
means any Claim, charge, mortgage, pledge, security, lien, option, equity, power of sale, hypothecation or other third party right, retention of title, right of pre-emption, right to acquire, right of first refusal or security interest of any kind or agreement to reach the same;

“Euro” or “EUR” or “€”
means the single currency of those member states of the European Union that adopt or have adopted the Euro as their lawful currency under the legislation of the European Union for Economic Monetary Union;

“Excess Recovery”	has the meaning set forth in paragraph 10(d) of Schedule 4;
“Existing Dispute”	has the meaning set forth in Clause 29.3;
“Fairly Disclosed”	means, in respect of any matter, fact or circumstance fairly disclosed (with sufficient details to identify the nature and scope of the matter, fact or circumstance disclosed);

“Fundamental Warranties”	means the Warranties set out in paragraphs 1.1, 1.2, 1.3, 1.4, 1.5.1, 1.6, 1.7 and 1.17 of Schedule 3;
“Government Official”
means (i) any officer, employee or agent of any Governmental Authority (including any business or entity owned, controlled, or managed by a Governmental Authority), or any person acting in an official capacity or performing public duties or functions on behalf of any such Governmental Authority; (ii) any political party or official thereof; (iii) any candidate for public office; or (iv) any officer, employee or agent of a public international organisation;

“Governmental Authority”
means any supranational, national, provincial, municipal or other court, arbitral tribunal, administrative agency or commission or other governmental administrative or regulatory body, authority, agency or instrumentality (including any Taxation Authority);

“HRK”	means the lawful currency of Croatia;
“IFRS”	means the International Financial Reporting Standards promulgated from time to time by the International Accounting Standards Board;
“Indemnities”	means the indemnities, and/or covenants to pay, in Clause 10 and/or the Tax Indemnities;
“Indemnity Claim”	means a Claim for indemnification, and/or under a covenant to pay, under Clause 10 and/or a Tax Indemnity Claim;
“Independent Accounting Firm”	means an internationally recognised independent accounting firm reasonably acceptable to the Purchaser and the Seller and appointed for the purposes of Schedule 10;
“Information Technology”
means all software and hardware (including all equipment, products or other items which contain any element of computer software), network and/or other information technology owned by the Target Companies or used, supplied, sold or exploited by them in connection with the relevant Target Companies’ Businesses;

“Insurance Policies”	has the meaning set forth in Clause 7.1;
“Intellectual Property Rights”
means (i) copyright, patents, inventions, database rights and rights in trademarks, business and trade names and associated goodwill, designs, domains, know-how and confidential information (whether registered or unregistered), (ii) applications for registration, and rights to apply for registration or claim priority in respect of any of the foregoing rights and (iii) all other intellectual property rights and equivalent or similar forms of protection in any part of the world in relation to the foregoing;

“Intercompany Loans”	means the loans outstanding under the Loan Agreements from time to time;

“International Trade Control Laws”
means EU Council Regulations on export controls, including Nos. 428/2009, 267/2012; other EU Council sanctions regulations, as implemented in EU Member States; the US Export Administration Regulations; the US International Traffic in Arms Regulations; the sanctions regulations administered by the Office of Foreign Assets Control within the US Department of Treasury; United Nations sanctions; and other relevant economic sanctions or export and import control laws imposed by a Governmental Authority;

“Intra-Group Agreements”
means the agreements listed in Schedule 11 which have been entered into between the Target Companies and the Seller and/or Seller’s Affiliates prior to Closing and which shall terminate in respect of the Croatian Target by the Croatian Closing and in respect of the Slovenian Target by the Slovenian Closing;

“Kanal A”
means Kanal A d.o.o., a company organised and existing under the laws of Slovenia, having its registered office at Kranjceva 26, 1000 Ljubljana, Slovenia, registered with company registration number 5402662000;

“Key Programming Contracts”	means the Programming Contracts which are material to the business of the Target Companies;
“Loan Agreements”	means the Croatian Loan Agreement and the Slovenian Loan Agreement;
“Local Programmes”	means the television programmes, films, formats and other audio-visual content produced (or in production) primarily within Slovenia and/or Croatia by or for the Target Companies or the CME Group;
“Long Stop Date”	means 13 September 2018 (or such later date as the Buyer and the Seller may expressly agree in writing);
“Management Accounts”	means the unaudited, individual management accounts of each of the Target Companies for the period commencing immediately after the Accounts Date through to May 31, 2017;

“Material Adverse Effect”
means any fact, matter, event, circumstance, condition or change that has been, is, or will be, materially adverse to the assets, business, results of operations, financial condition or prospects of: (i) where the term Material Adverse Effect is used in connection with the Croatian Transaction, the Croatian Target Company’s Business, taken as a whole, in the period from the Original Execution Date to the Croatian Closing; or (ii) where the term Material Adverse Effect is used in connection with the Slovenian Transaction, the Slovenian Target Companies’ Businesses, taken as a whole, in the period from the Original Execution Date to the Slovenian Closing, but excluding any of the foregoing to the extent arising out of, resulting from or attributable to:
(a)    changes in stock markets, interest rates, exchange rates, commodity prices or other general economic conditions, or any other conditions generally affecting the industries in which the Target Companies operate, either globally and/or in the countries in which the Target Companies operate;
(b)    changes in applicable laws, regulations or accounting standards or practices, including with respect to the enforcement or application thereof;
(c)    the commencement, occurrence, continuation or intensification of any war, acts of terrorism, earthquakes, pandemics or other natural disasters whether or not caused by any person;
(d)    the scope (as at the Original Execution Date) of the investigation by the Competition Authority in respect of the affairs of the Slovenian Target as Fairly Disclosed in Folder 2 of the Clean Room portion of the Data Room in respect of case no. 3062-15/2016-4 of 12 January 2017;
(e)    the negotiation, execution, announcement or pendency of this Agreement or any Transaction Document or the Closing of the Transaction or any transactions contemplated in the Transaction Documents, including the change in control of the Target Companies resulting from this Transaction and the impact thereof on relationships, contractual or otherwise, of the Target Companies with third parties; and
(f)    any acts or omissions of the Purchaser or any of its Affiliates or any action taken by the Seller and/or the Target Companies at the written request or with the express prior written consent of the Purchaser, provided that: (A) the matters in paragraph (a) to paragraph (c) may only constitute a Material Adverse Effect if and to the extent that they have a materially disproportionate effect on the relevant Target Companies’ Businesses compared to other participants in the industries in which the Target Companies operate, and provided further that (B) the occurrence of any matter, the extent and scope of which, is Fairly Disclosed by the documents and information contained in the Data Room or by the Disclosure Letter (or any matter which is a reasonably foreseeable consequence (as to extent and scope) of a matter so Fairly Disclosed) will not constitute a Material Adverse Effect if it occurs to the extent in scope and magnitude so Fairly Disclosed.

“Material Agreement”
means (x) any contract to which any relevant Target Company is a party and which:
(a)    is a Programming Contract or CME Programming Sublicence, (1) with respect to the Croatian Target where the unamortized acquired program balance as of March 31, 2017, is greater than EUR 100,000 and (2) with respect to the Slovenian Target where the unamortized acquired program balance as of March 31, 2017, is greater than EUR 500,000;
(b)    is a Carriage Contract, (1) with respect to the Croatian Target, where the annual revenue to the Croatian Target exceeds (or is expected to exceed) EUR 500,000 in the year in which that contract is entered into and (2) with respect to the Slovenian Target, all Carriage Contracts entered into by the Slovenian Target;
(c)    is an Advertising Contract where the annual revenue to a Target Company exceeds (or is expected to exceed) EUR 500,000 in the year in which that contract is entered into (or to which it relates);
(d)    is a collecting society agreement or is an agreement required for maintenance of the relevant Target Company Authorisations;
(e)    relates to the disposition or acquisition of a corporate entity or business undertaking or a substantial part of a business undertaking;
(f)    imposes a restrictive covenant (or under which a Target Company grants an exclusive licence) other than those set out in Section 1.27.7 of the Disclosure Letter which limits the right of a relevant Target Company to continue to conduct its business as it was carried out prior to the entering into of such covenant or licence;
(g)    due to the execution of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated thereby, a relevant Target Company would incur any liability or lose the benefit of a right or asset, in each case which would have Material Adverse Effect on a relevant Target Company (for this purpose on the assumption that consummation of the Transaction had occurred prior to the relevant Closing); or
(h)    entered into on a non-arms’ length basis (other than a contract which is immaterial in the context of the relevant Target Companies’ Businesses), or (y) any CME Programming Contract which relates to a CME Programming Sublicence described in (x)(a) above.

“Material Remedy”
means, any commitment, undertaking, condition or obligation which the Purchaser is required to offer to the Competition Authority as a condition to any Croatian Closing Competition Approval or Purchaser Regulatory Approval, as the case may be, being granted or obtained and which commitment, undertaking, condition or obligation mandates that:
(a)    the Purchaser (or any its Affiliates (other than the Target Companies)) dispose of an interest, or any assets held by, in any legal entity or undertaking of the Purchaser or any of its Affiliates or dispose of any Target Company. For the purposes of this definition only, “Affiliate” includes portfolio companies held or managed by or on behalf of (x) any fund which directly or indirectly Controls the Purchaser (a “Fund”) or (y) by funds managed or advised by any person who manages or advises a Fund or is otherwise affiliated with a Fund;
(b)    the Slovenian Target dispose of its interests in the POP TV and/or Kanal A broadcast channels (or any entities that have interests in those channels); and/or
(c)    the Croatian Target dispose of its interests in the Nova TV and/or Doma TV broadcast channels (or any entities that have interests in those channels).
For the avoidance of doubt, any other commitment, undertaking, condition or obligation, including any commitment, undertaking, condition or obligation imposing behavioural requirements shall not be a Material Remedy.
It is further agreed that any other commitment, undertaking, condition or obligation which has been (or which is substantially similar to any commitment, undertaking, condition or obligation which has been) offered or proposed by the Purchaser or its Affiliate (or a representative thereof), or which has otherwise been the subject of any statement or communication by the Purchaser or its Affiliate (or a representative thereof) to, or discussion by the Purchaser or its Affiliate (or a representative thereof) with, the Competition Authority prior to the Restatement Date shall not be a Material Remedy;

“Net Debt”
means (a) in relation to the Croatian Target those line items included in Section 3 of Part X of Schedule 9, determined in accordance with Part A of Schedule 10; and (b) in relation to the Slovenian Target, means those line items include in Section 4 of Part X of Schedule 9, determined in accordance with Part A of Schedule 10;

“Net Working Capital”
means (a) in relation to the Croatian Target, means those line items included in Section 1 of Part X of Schedule 9, determined in accordance with Part A of Schedule 10; and (b) in relation to the Slovenian Target, means those line items included in Section 2 of Part X of Schedule 9, determined in accordance with Part A of Schedule 10;

“Nova TV”	has the meaning set forth in Recital A(i);
“Original Execution Date”	means July 9, 2017;

“Other Competition Authority”
means any of the Croatian Competition Agency, Serbian Commission for Protection of Competition, Montenegrin Agency for Protection of Competition, Macedonian Commission for Protection of Competition, and the Austrian Federal Competition Authority;

“Ownership Interest”	means the shares, participation rights or other equity ownership interest of any person;
“Party” or “Parties”	means a party and collectively the parties to this Agreement;
“POP TV”
means POP TV d.o.o., a company organised and existing under the laws of Slovenia, having its registered office at Kranjceva 26, 1000 Ljubljana, Slovenia, registered with company registration number 1381431000;

“Pro Plus”	has the meaning set forth in Recital A(ii);
“Programming Contract”	means any television programming agreement or arrangement or television content or format license agreement or arrangement to which any Target Company is a party;
“Provider”	has the meaning set forth in paragraph 8.3 of Schedule 4, Paragraph 8;
“Purchase Price”	means the Croatian Purchase Price or the Slovenian Purchase Price, as the case may be;
“Purchaser Nominee”	has the meaning set forth in Clause 8.2;
“Purchaser Regulatory Approvals”	has the meaning set forth in Clause 4.3;
“Purchaser”	has the meaning set forth in the Preamble;
“Recipient”	has the meaning set forth in paragraph 8.3 of Schedule 4;
“Related Dispute”	has the meaning set forth in Clause 29.3;
“Representatives”	has the meaning set forth in Clause 21.1;
“Restatement Date”	has the meaning set forth in the Preamble;
“Restricted Party List”
means the list of sanctioned entities maintained by the United Nations; the Specially Designated Nationals List, the Foreign Sanctions Evaders List and the Sectoral Sanctions Identifications List, all administered by the U.S. Department of the Treasury Office of Foreign Assets Control; the U.S. Denied Persons List, the U.S. Entity List, and the U.S. Unverified List, all administered by the U.S. Department of Commerce; the entities subject to restrictive measures and the consolidated list of Persons, Groups and Entities Subject to E.U. Financial Sanctions, as implemented by the E.U. Common Foreign & Security Policy;

“Restricted Party”
means (i) any individual or entity included on one or more of the Restricted Party Lists, (ii) an entity majority owned by one or more individuals or entities included on one or more of the Restricted Party Lists, or (iii) with whom transacting business would violate any of the International Trade Control Laws;

“Retained CME Programming Contract”	has the meaning set forth in Clause 8.4;
“Secondary Tax Indemnity Claim”	means a Claim in respect of paragraphs 2.1(b) and 2.1(d) (to the extent it relates to paragraph 2.1(b)) of Schedule 5;
“Seller’s Lawyers”	means Covington & Burling LLP, 265 Strand, London WC2R 1BH, United Kingdom;
“Seller’s Knowledge”
means: (i) in respect of Warranties concerning the Slovenian Target Companies, the actual knowledge of any one of David Sturgeon, Pavel Vrabec and Matej Pregarc; and (ii) in respect of Warranties concerning the Croatian Target, the actual knowledge of any one of David Sturgeon, Dražen Mavrić and Diana Roginić, in each case, as at the date the relevant Warranty is given, such person being deemed to have made all reasonable enquiries (and “Knowledge of the Seller”, “known to the Seller” or any similar expressions shall be construed accordingly);

“Seller’s Objection Notice”	has the meaning set forth in paragraph 1.4 of Part B Schedule 10;
“Seller”	has the meaning set forth in the Preamble;
“Senior Employees”	means those certain individuals employed or otherwise engaged by the Target Companies that are set forth in the Disclosure Letter;
“Side Letter”	means the side letter substantially in the form of Schedule 13 to be executed by CME and the Purchaser;
“Slovenian Accounting Standards”
means Slovenian Accounting Standards 2006 (Slovenski računovodski standardi (2006)) and Slovenian Accounting Standards 2016 (Slovenski računovodski standardi (2016)), as issued and amended from time to time by the Slovenian Institute of Auditors;

“Slovenian Actual Net Debt”
means the amount of Net Debt of the Slovenian Target Companies as of the Slovenian Closing Date, for purposes of the Slovenian Final Adjustment Statement, as determined in accordance with Schedules 9 and 10;

“Slovenian Actual Net Working Capital”
means the amount of Net Working Capital of the Slovenian Target Companies as of the Slovenian Closing Date, for purposes of the Slovenian Final Adjustment Statement, as determined in accordance with Schedules 9 and 10;

“Slovenian Closing Accounts”
means the balance sheet to be prepared by the Purchaser following the Slovenian Closing for the Slovenian Target Companies collectively each as at the Slovenian Closing Date, for purposes of the calculation of the Slovenian Final Adjustment Amount, which shall be prepared and delivered in accordance with Schedule 10;

“Slovenian Closing Adjustment Amount”	means the amount equal to the adjustment amount as determined in accordance with the provisions of Schedule 9, as set forth in the Slovenian Closing Statement;
“Slovenian Closing Date”	has the meaning set forth in Clause 5.2;

“Slovenian Closing Defaulting Party”	has the meaning set forth in Clause 5.14;
“Slovenian Closing Net Debt”
means the amount of Net Debt of the Slovenian Target Companies as of the Slovenian Closing Date, for purposes of the Slovenian Closing Statement, as estimated in good faith by the Seller, calculated in accordance with the definition of “Net Debt” and in accordance with Schedules 9 and 10;

“Slovenian Closing Net Working Capital”
means the amount of Net Working Capital of the Slovenian Target Companies collectively, each as of the Slovenian Closing Date, for the purposes of the Slovenian Closing Statement, as estimated in good faith by the Seller, calculated in accordance with the definition of “Net Working Capital” and in accordance with Schedules 9 and 10;

“Slovenian Closing Non-Defaulting Party”	has the meaning set forth in Clause 5.14;
“Slovenian Closing Payment”	has the meaning set forth in Clause 2.8;
“Slovenian Closing Statement”	means the statement prepared in good faith by the Seller setting out the Slovenian Closing Adjustment Amount;
“Slovenian Closing Supplementary Disclosure Letter”
means the letter, including its annexes or schedules thereto, from the Seller to the Purchaser dated on the Slovenian Closing Date and making certain disclosures against the Warranties given under Clause 9.2.3 and relating only to the matters and facts occurred in the period between the Original Execution Date and the Slovenian Closing Date;

“Slovenian Closing”	means the closing of the Slovenian Transaction contemplated by this Agreement:
“Slovenian Final Adjustment Amount”
means the amount equal to the adjustment amount as determined or agreed in accordance with the provisions of paragraph 1.3(B) of Part B of Schedule 10 in respect of the Slovenian Target and set out in the Slovenian Final Adjustment Statement;

“Slovenian Final Adjustment Statement”	has the meaning set forth in paragraph 1.7 of Part B of Schedule 10;
“Slovenian Intercompany Loan”	means the loan outstanding under the Slovenian Loan Agreement from time to time;
“Slovenian IP Transfer”	has the meaning set forth in Clause 6.5;
“Slovenian Loan Agreement”	means the certain Loan Agreement between CME Investment B.V. (as lender) and Slovenian Target (as borrower) originally dated 28 June 2010, as amended;
“Slovenian Purchase Price Overpayment”	has the meaning set forth in Clause 2.11.1;
“Slovenian Purchase Price Underpayment”	has the meaning set forth in Clause 2.11.2
“Slovenian Purchase Price”	means EUR 145,000,000, as may be adjusted by the Slovenian Closing Adjustment Amount and the Slovenian Final Adjustment Amount or otherwise in accordance with the terms of this Agreement;

“Slovenian Target Companies”	means the Slovenian Target and Kanal A and POP TV;
“Slovenian Target Companies’ Businesses”	means the operations of the Slovenian Target Companies and such other related businesses owned or operated by the Slovenian Target Companies;
“Slovenian Target Share”	has the meaning set forth in Recital A(ii);
“Slovenian Target Transfer Agreement”	means the sale and purchase agreement to transfer the entire Ownership Interest in Pro Plus between the Seller and the Purchaser, substantially in the form attached as Schedule 2;
“Slovenian Target Working Capital”	means the amount of EUR 31,041,000;
“Slovenian Target”	has the meaning set forth in Recital A(ii);
“Slovenian Trademark License Agreement”
means that certain trademark license agreement concerning the limited license of certain Intellectual Property Rights from the Seller and or its Affiliate(s) to the Purchaser or its Affiliate(s) in respect of the Slovenian Target Companies following the Slovenian Closing Date, substantially in the form of Schedule 6 (as revised to cover the Slovenian Transaction only);

“Slovenian Transaction”	means the transactions set out in Clause 2.2 and Clauses 2.8 to 2.11 (inclusive);
“Slovenian Transition Services Agreement”
shall mean that certain transition services agreement concerning the provision of certain services between the Seller or any of its Affiliates and the Purchaser or any of the Slovenian Target Companies during a transition period following the Slovenian Closing Date, substantially in the form of Schedule 7 (as revised to cover the Slovenian Transaction only);

“SMC”	means the Slovenian Ministry of Culture;
“Statutory Accounts (Slovenia) Unaudited”
means the unaudited consolidated balance sheet as at the Accounts Date and the unaudited consolidated profit and loss accounts for the year ended on that date for Pro Plus, POP TV and Kanal A included in the Data Room in Folder 5.2.3.1.6, together with the notes, reports, statements and other documents which are required by law to be, or are otherwise, annexed to the same;

“Statutory Accounts”
means:
(i)    the audited balance sheet as at the Accounts Date and the audited profit and loss accounts for the year ended on that date for the Croatian Target, prepared in accordance with IFRS; and
(ii)    the audited consolidated balance sheet as at 31 December 2015 and the audited consolidated profit and loss accounts for the year ended on that date for Pro Plus, POP TV and Kanal A, save that for the purpose of the Warranties given at Slovenian Closing the Statutory Accounts of the Slovenian Target shall be the audited consolidated balance sheet as at the Accounts Date and the audited consolidated profit and loss accounts for the year ended on that date for Pro Plus, POP TV and Kanal A, in each case together with the notes, reports, statements and other documents which are required by law to be, or are otherwise, annexed to the same;

“Target Companies”	means, as the context may require, (i) the Croatian Target and/or (ii) the Slovenian Target Companies (and “Target Company” shall be construed accordingly);
“Target Companies’ Authorisations”
means the material approvals, licenses, permits and authorisations required by the Target Companies for lawfully carrying out the relevant Target Companies’ Businesses (in each case in the manner and to the extent so carried out by such Target Companies at Croatian Closing in respect of the Croatian Target and at Slovenian Closing in respect of the Slovenian Target Companies);

“Target Companies’ Businesses”	means, as the context may require, (i) Croatian Target Company’s Businesses and/or (ii) the Slovenian Target Companies’ Businesses;
“Target Companies’ Shares”	has the meaning set forth in Recital A(ii);
“Tax Claim”	means a Tax Warranty Claim or a Tax Indemnity Claim;
“Tax Indemnity Claim”	means a Claim for indemnification under Schedule 5;
“Tax Indemnity”	has the meaning set out in Schedule 5;
“Tax Warranties”	has the meaning set out in Schedule 5;
“Tax Warranty Claim”	means a Claim in relation to a Tax Warranty;
“Tax” or “Taxes” or “Taxation”
means any form of tax, levy, duty (including import, customs or stamp duty), charge, contribution or withholding of any kind imposed, collected or assessed by, or payable to, a Taxation Authority along with all penalties, charges, surcharges, fines, costs and interest included in or relating to any of the above or to any obligation in respect of any of the above (in all cases, whether directly or primarily chargeable against or attributable to the relevant Target Companies (as the case may be) or any other person, regardless of whether any of the relevant Target Companies (as the case may be) has, or may have, any right of reimbursement against any other person);

“Taxation Authority”
means any government, state, municipality, local, federal or other fiscal, revenue, customs or excise authority, body or official competent to impose, administer, levy, assess or collect Tax in the Netherlands, Croatia, Slovenia or elsewhere;

“Third Party Claims”	has the meaning set forth in paragraph 8.1 of Schedule 4;
“Third Party Sum”	has the meaning set forth in paragraph 10(b) of Schedule 4;
“Transaction Documents”
means this Agreement, the Croatian Trademark License Agreement, the Slovenian Trademark License Agreement, the Croatian Transition Services Agreement, the Slovenian Transition Services Agreement, the Croatian Target Transfer Agreement and the Slovenian Target Transfer Agreement;

“Transaction”	means the transactions set out in Clause 2;
“Transfer Agreements”	means the Croatian Target Transfer Agreement and the Slovenian Target Transfer Agreement;
“US GAAP”	means United States generally accepted accounting principles;
“US”	means the United States of America or any individual state within the United States of America;
“Warranties”	means the warranties contained in Schedule 3; and
“Warranty Claim”	means a Claim by the Purchaser the basis of which is that any of the Warranties is, or is alleged to be, untrue or inaccurate.

1.2	In construing this Agreement, unless otherwise specified:

1.2.1	references to Clauses and Schedules are to Clauses of, and Schedules to, this Agreement;

1.2.2
references to a “person” shall be construed so as to include any physical or legal person, firm, company or other body corporate, government, state or agency of a Governmental Authority or any joint venture, association or partnership (whether or not having separate legal personality);

1.2.3	words in the singular include the plural and in the plural include the singular, and a reference to one gender includes a reference to the other gender;

1.2.4	a reference to any law, regulation, statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted;

1.2.5
a reference to any other document referred to in this Agreement is a reference to that other document as amended, varied, novated or supplemented (other than in breach of the provisions of this Agreement) from time to time;

1.2.6	headings, sub-headings, recitals and titles are for convenience only and do not affect the interpretation of this Agreement;

1.2.7	general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words;

1.2.8	the words “include”, “includes”, “including”, and “in particular” shall be deemed in each case to be followed by the words “without limitation”;

1.2.9	references to a “Party” or the “Parties” shall be construed as to include each of its permitted successors and permitted assignees; and

1.2.10	references to any English legal term shall, in respect of a jurisdiction other than England, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction.

1.3	The Schedules form an integral part of this Agreement and any reference to this Agreement shall include the Schedules.

1.4
If in order to continue a provision of this Agreement it is necessary to convert or translate one currency into EUR (except (i) for the purposes of the Croatian Closing Accounts, the Slovenian Closing Accounts, the Croatian Closing Adjustment Amount, the Slovenian Closing Adjustment Amount, the Croatian Final Adjustment Amount and the Slovenian Final Adjustment Amount when the provisions of Schedule 9 or Schedule 10, as the case may be, shall determine currency correspondence or (ii) where the applicable exchange rate is otherwise determined) the currency conversion shall take place at the rate prevailing at 10:00 a.m. London time (obtained from Bloomberg or an equivalent international news service):

(a)	in the case of the Warranties, on the Original Execution Date;

(b)	in the case of the undertakings in Clause 6 or otherwise on the day prior to the act, breach or event in question.

1.5
This document is the Agreement, as amended and restated on the Restatement Date. As between the parties it is agreed that this amended and restated Agreement shall take effect as from (and including) the Restatement Date (without prejudice to any liability in respect of any breach of the prior terms of the Agreement where such breach arose prior to the Restatement Date, save to the extent this Agreement as amended and restated expressly excludes or limits such liability).

2.	TRANSACTION AND DETERMINATION OF PURCHASE PRICE
Transfer of Shares

2.1
Subject to the terms and conditions herein, including the satisfaction of the Conditions Precedent under Clause 3, the Seller agrees to sell, and the Purchaser agrees to purchase full legal title to and beneficial ownership in, the Croatian Target Shares on the Croatian Closing Date free from any Encumbrances and together with all rights and entitlements attaching thereto.

2.2
Subject to the terms and conditions herein, including the satisfaction of the Conditions Precedent under Clause 4, the Seller agrees to sell, and the Purchaser agrees to purchase full legal title to and beneficial ownership in, the Slovenian Target Share on the Slovenian

Closing Date free from any Encumbrances and together with all rights and entitlements attaching thereto.

2.3
The Parties each acknowledge that the transfer of the Croatian Target Shares shall be effected by the executed Croatian Target Transfer Agreement and that the transfer of the Slovenian Target Share shall be effected by the executed Slovenian Target Transfer Agreement.

Croatian Purchase Price

2.4	The amount of the Croatian Purchase Price payable at Croatian Closing (the “Croatian Closing Payment”) shall be calculated in accordance with Clauses 2.5 and 2.6.

2.5
The Seller shall deliver the Croatian Closing Statement to the Purchaser at least three (3) Business Days prior to the Croatian Closing Date, which shall set out the Croatian Closing Adjustment Amount, using the items and calculation methodology set forth in Schedule 9 and Schedule 10, and shall be prepared in good faith, based on reasonable documentary evidence (which, if so requested by the Purchaser, shall be promptly provided to the Purchaser, alongside such other information as the Purchaser may reasonably request with respect to the Purchaser’s review of the Croatian Closing Statement). The Croatian Closing Payment shall be calculated as follows:

2.5.1
if the Croatian Closing Adjustment Amount is greater than zero, the amount of the Croatian Purchase Price shall be increased by the amount by which the Croatian Closing Adjustment Amount is greater than zero; or

2.5.2
if the Croatian Closing Adjustment Amount is less than zero, the amount of the Croatian Purchase Price shall be decreased by the amount by which the Croatian Closing Adjustment Amount is less than zero.

2.6
To the extent that Clause 3.10 is applicable, the Croatian Closing Payment shall be reduced by an amount equal to the principal amount of the Croatian Intercompany Loan which remains outstanding from the Croatian Target at the date of Croatian Closing, plus all accrued but unpaid interest thereon up to and including the Croatian Closing Date (disclosed to the Purchaser by the Seller prior to the Croatian Closing Date). No sums outstanding in respect of the Croatian Intercompany Loan shall be taken into account in the calculation of the Croatian Closing Adjustment Amount or in the calculation of any Croatian Purchase Price Overpayment or Croatian Purchase Price Underpayment.

2.7
The Croatian Closing Payment shall be adjusted, if necessary, after Croatian Closing within ten (10) Business Days of the determination of the Croatian Final Adjustment Statement, which shall set out the Croatian Final Adjustment Amount, using the items and calculation methodology set forth in Schedule 10. In the event that the Croatian Final Adjustment Amount is not equal to the Croatian Closing Adjustment Amount, the Parties agree to the following procedures concerning the payment or reimbursement of any portion of the Croatian Purchase Price (as adjusted by the Croatian Closing Adjustment Amount, but not taking into account any sums outstanding in respect of the Croatian Intercompany Loan):

2.7.1
if the Croatian Closing Adjustment Amount is greater than the Croatian Final Adjustment Amount, the Croatian Closing Payment shall be decreased by the amount by which the Croatian Closing Adjustment Amount is greater than the Croatian Final Adjustment Amount (a “Croatian Purchase Price

Overpayment”) and an amount equal to the Croatian Purchase Price Overpayment shall paid by the Seller by electronic transfer of immediately available funds to the Purchaser’s account notified to the Seller in accordance with Clause 23; or

2.7.2
if the Croatian Final Adjustment Amount is greater than the Croatian Closing Adjustment Amount, the Croatian Closing Payment shall be increased by the amount by which the Croatian Final Adjustment Amount is greater than the Croatian Closing Adjustment Amount (a “Croatian Purchase Price Underpayment”) and an amount equal to the Croatian Purchase Price Underpayment shall paid by the Purchaser by electronic transfer of immediately available funds to the Seller’s account notified to the Purchaser in accordance with Clause 23.

Slovenian Purchase Price

2.8	The amount of the Slovenian Purchase Price payable at Slovenian Closing (the “Slovenian Closing Payment”) shall be calculated in accordance with Clauses 2.9 and 2.10.

2.9
The Seller shall deliver the Slovenian Closing Statement to the Purchaser at least three (3) Business Days prior to the Slovenian Closing Date, which shall set out the Slovenian Closing Adjustment Amount, using the items and calculation methodology set forth in Schedule 9 and Schedule 10, and shall be prepared in good faith, based on reasonable documentary evidence (which, if so requested by the Purchaser, shall be promptly provided to the Purchaser, alongside such other information as the Purchaser may reasonably request with respect to the Purchaser’s review of the Slovenian Closing Statement). The Slovenian Closing Payment shall be calculated as follows:

2.9.1
if the Slovenian Closing Adjustment Amount is greater than zero, the amount of the Slovenian Purchase Price shall be increased by the amount by which the Slovenian Closing Adjustment Amount is greater than zero; or

2.9.2
if the Slovenian Closing Adjustment Amount is less than zero, the amount of the Slovenian Purchase Price shall be decreased by the amount by which the Slovenian Closing Adjustment Amount is less than zero.

2.10
To the extent that Clause 4.13 is applicable, the Slovenian Closing Payment shall be reduced by an amount equal to the principal amount of the Slovenian Intercompany Loan which remains outstanding from the Slovenian Target Companies at the date of Slovenian Closing, plus all accrued but unpaid interest thereon up to and including the Slovenian Closing Date (disclosed to the Purchaser by the Seller prior to the Slovenian Closing Date). No sums outstanding in respect of the Slovenian Intercompany Loan shall be taken into account in the calculation of the Slovenian Closing Adjustment Amount or in the calculation of any Slovenian Purchase Price Overpayment or Slovenian Purchase Price Underpayment.

2.11
The Slovenian Closing Payment shall be adjusted, if necessary, after Slovenian Closing within ten (10) Business Days of the determination of the Slovenian Final Adjustment Statement, which shall set out the Slovenian Final Adjustment Amount, using the items and calculation methodology set forth in Schedule 10. In the event that the Slovenian Final Adjustment Amount is not equal to the Slovenian Closing Adjustment Amount, the Parties agree to the following procedures concerning the payment or reimbursement of any portion of the Slovenian Purchase Price (as adjusted by the Slovenian Closing

Adjustment Amount, but not taking into account any sums outstanding in respect of the Slovenian Intercompany Loan):

2.11.1
if the Slovenian Closing Adjustment Amount is greater than the Slovenian Final Adjustment Amount, the Slovenian Closing Payment shall be decreased by the amount by which the Slovenian Closing Adjustment Amount is greater than the Slovenian Final Adjustment Amount (a “Slovenian Purchase Price Overpayment”) and an amount equal to the Slovenian Purchase Price Overpayment shall paid by the Seller by electronic transfer of immediately available funds to the Purchaser’s account notified to the Seller in accordance with Clause 23; or

2.11.2
if the Slovenian Final Adjustment Amount is greater than the Slovenian Closing Adjustment Amount, the Slovenian Closing Payment shall be increased by the amount by which the Slovenian Final Adjustment Amount is greater than the Slovenian Closing Adjustment Amount (a “Slovenian Purchase Price Underpayment”) and an amount equal to the Slovenian Purchase Price Underpayment shall paid by the Purchaser by electronic transfer of immediately available funds to the Seller’s account notified to the Purchaser in accordance with Clause 23.

3.	CONDITIONS PRECEDENT TO CROATIAN CLOSING

3.1	The obligation of the Purchaser to consummate the Croatian Closing is conditional on the satisfaction or waiver of all of the following on or prior to the Croatian Closing Date:

3.1.1
there shall not be any injunction, decision, order or decree of any nature of any court or Governmental Authority, or any proceeding pending or threatened that could result in such an injunction, decision, order or decree, restraining, prohibiting or preventing any aspect of the Croatian Transaction;

3.1.2
there shall not have been any action, or any statute, law or regulation enacted by any Governmental Authority which would cause any Party to be unable to consummate any aspect of the Croatian Transaction, make any aspect of the Croatian Transaction illegal or prohibit, restrict or delay the consummation of any aspect of the Croatian Transaction;

3.1.3
the Seller and its Affiliates shall have performed and complied with all covenants and agreements required by this Agreement or any of the other Transaction Documents to be performed or complied with by the Seller or its Affiliates on or prior to the Croatian Closing Date with respect to the Croatian Target and the Croatian Transaction, except for any non-performance or non-compliance of any covenant or obligation in Clause 6.1 or Clause 6.2 that does not have a Material Adverse Effect;

3.1.4
the Warranties in respect of the Croatian Target given by the Seller shall be true and accurate as of the Croatian Closing Date (except for breaches and inaccuracies that do not have a Material Adverse Effect (such exception not applying to the Fundamental Warranties in respect of the Croatian Target Shares, the Croatian Target Company and the Croatian Transaction) with respect to the Croatian Target and/or have been remedied (at the cost of the Seller) to the reasonable satisfaction of the Purchaser);

3.1.5	the completion of the capitalisation and/or retirement or other settlement of the Croatian Intercompany Loan in accordance with Clause 3.9; and

3.1.6	the Seller shall have terminated the Intra-Group Agreements in respect of the Croatian Target to the reasonable satisfaction of the Purchaser.

3.2	The obligation of the Seller to consummate the Croatian Closing is conditional on the satisfaction or waiver of all of the following on or prior to the Croatian Closing Date:

3.2.1
there shall not be any injunction, decision, order or decree of any nature of any court or Governmental Authority, or any proceeding pending or threatened that could result in such an injunction, decision, order or decree, restraining, prohibiting or preventing any aspect of the Croatian Transaction;

3.2.2
there shall not have been any action, or any statute, law or regulation enacted by any Governmental Authority which would cause any Party to be unable to consummate any aspect of the Croatian Transaction, make any aspect of the Croatian Transaction illegal or prohibit, restrict or delay the consummation of any aspect of the Transaction;

3.2.3
the Purchaser and its Affiliates shall have performed and complied in all material respects with all covenants and agreements required by this Agreement or any of the other Transaction Documents to be performed or complied with by the Purchaser or its Affiliates on or prior to the Croatian Closing Date with respect to the Croatian Target and the Croatian Transaction; and

3.2.4
the Warranties given by the Purchaser with respect to the Croatian Target Shares, the Croatian Target Company and the Croatian Target Company’s Businesses, shall be true and accurate in all material respects at the Croatian Closing Date or, if not true, shall have been remedied (at the cost of the Purchaser) to the reasonable satisfaction of the Seller.

3.3
The sale and purchase of the Croatian Target Shares is conditional on the Competition Approval having been granted or deemed as having been granted under applicable law and the approval of the Croatian Competition Agency having been granted or deemed as having been granted under applicable law (the “Croatian Closing Competition Approval”) to the Purchaser; provided that for the purpose of this Clause 3.3, reference in the definition of Competition Approval to “Target Companies” shall be to the “Croatian Target Company”.

3.4	The Purchaser shall use its best endeavours to procure (so far as it is so able to procure) that the Croatian Closing Competition Approval is received on or before the Long Stop Date.

3.5
Insofar as permitted under applicable law, the Purchaser may, in its sole discretion, at any time waive, in whole or in part, conditionally or unconditionally, any of the Conditions Precedent set out in Clause 3.1 by notice in writing to the Seller.

3.6
Insofar as permitted under applicable law, the Seller may, in its sole discretion, at any time waive, in whole or in part, conditionally or unconditionally, any of the Conditions Precedent set out in Clause 3.2 by notice in writing to the Purchaser.

3.7	The Parties shall keep each other adequately informed and up to date with respect to their progress toward the satisfaction of their respective Conditions Precedent.

3.8
The Parties shall use their reasonable endeavours to satisfy the Conditions Precedent for which they are responsible by the due date for their satisfaction, but in the event that any Party becomes aware that it will not be able to satisfy any such Condition Precedent in Clauses 3.1 and 3.2 on or before the due date, such Party shall promptly, and in any event not less than ten (10) Business Days before the due date, provide written notice to other Party of its inability to satisfy such Condition Precedent.

3.9
The Seller shall procure that the Croatian Intercompany Loan is contributed to the reserves of the Croatian Target and the obligations of the Croatian Target pursuant to the Croatian Intercompany Loan are released irrevocably and in full, in each case without cost to the CME Group and prior to Croatian Closing. The Purchaser’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) shall be required if the Croatian Intercompany Loan is to be retired or otherwise settled other than as aforesaid.

3.10
To the extent that, prior to Croatian Closing, the Croatian Intercompany Loan is not capitalised and/or retired in accordance with Clause 3.9 and the obligations of the Croatian Target pursuant to the Croatian Intercompany Loan are not otherwise released, in each case in full or in part, Clauses 2.6 and 11.6.2 shall apply.

4.	CONDITIONS PRECEDENT TO SLOVENIAN CLOSING

4.1	The obligation of the Purchaser to consummate the Slovenian Closing is conditional on the satisfaction or waiver of all of the following on or prior to the Slovenian Closing Date:

4.1.1
there shall not be any injunction, decision, order or decree of any nature of any court or Governmental Authority, or any proceeding pending or threatened that could result in such an injunction, decision, order or decree, restraining, prohibiting or preventing any aspect of the Slovenian Transaction;

4.1.2
there shall not have been any action, or any statute, law or regulation enacted by any Governmental Authority which would cause any Party to be unable to consummate any aspect of the Slovenian Transaction, make any aspect of the Slovenian Transaction illegal or prohibit, restrict or delay the consummation of any aspect of the Slovenian Transaction;

4.1.3
the Seller and its Affiliates shall have performed and complied with all covenants and agreements required by this Agreement or any of the other Transaction Documents to be performed or complied with by the Seller or its Affiliates on or prior to the Slovenian Closing Date with respect to the Slovenian Target and the Slovenian Transaction, except for any non-performance or non-compliance of any covenant or obligation in Clause 6.4 or Clause 6.5 that does not have a Material Adverse Effect;

4.1.4
the Warranties in respect of the Slovenian Target given by the Seller shall be true and accurate as of the Slovenian Closing Date (except for breaches and inaccuracies that do not have a Material Adverse Effect (such exception not applying to the Fundamental Warranties in respect of the Slovenian Target Share, the Slovenian Target Companies and the Slovenian Transaction) with respect to the Slovenian Target and/or have been remedied (at the cost of the Seller) to the reasonable satisfaction of the Purchaser);

4.1.5	the completion of the capitalisation and/or retirement or other settlement of the Slovenian Intercompany Loan in accordance with Clause 4.12; and

4.1.6	the Seller shall have terminated the Intra-Group Agreements in respect of the Slovenian Target to the reasonable satisfaction of the Purchaser.

4.2	The obligation of the Seller to consummate the Slovenian Closing is conditional on the satisfaction or waiver of all of the following on or prior to the Slovenian Closing Date:

4.2.1
there shall not be any injunction, decision, order or decree of any nature of any court or Governmental Authority, or any proceeding pending or threatened that could result in such an injunction, decision, order or decree, restraining, prohibiting or preventing any aspect of the Slovenian Transaction;

4.2.2
there shall not have been any action, or any statute, law or regulation enacted by any Governmental Authority which would cause any Party to be unable to consummate any aspect of the Slovenian Transaction, make any aspect of the Slovenian Transaction illegal or prohibit, restrict or delay the consummation of any aspect of the Transaction;

4.2.3
the Purchaser and its Affiliates shall have performed and complied in all material respects with all covenants and agreements required by this Agreement or any of the other Transaction Documents to be performed or complied with by the Purchaser or its Affiliates on or prior to the Slovenian Closing Date with respect to the Slovenian Target and the Slovenian Transaction; and

4.2.4
the Warranties given by the Purchaser with respect to the Slovenian Target Share, the Slovenian Target Companies and the Slovenian Target Companies’ Businesses, shall be true and accurate in all material respects at the Slovenian Closing Date or, if not true, shall have been remedied (at the cost of the Purchaser) to the reasonable satisfaction of the Seller.

4.3
The sale and purchase of the Slovenian Target Share is conditional on: (a) the SMC either granting its unconditional approval in a final and legally binding decision, declining jurisdiction or rejecting the relevant application based on point 2. of Article 129(1) and/or Article 129(2) of the General Administrative Procedure Act in respect of the proposed acquisition by the Purchaser of the Slovenian Target; and (b) the Competition Approval having been granted or deemed as having been granted under applicable law (collectively the “Purchaser Regulatory Approvals”) to the Purchaser; provided that for the purpose of this Clause 4.3, reference in the definition of Competition Approval to “Target Companies” shall be to the “Slovenian Target Companies”.

4.4	The Purchaser shall:

4.4.1
use its best endeavours to procure that the notification to the Competition Authority under this Agreement shall be submitted not later than 30 calendar days following the Original Execution Date and that all additional information and documents requested by SMC and/or the Competition Authority, are provided promptly throughout the relevant notification process. Subject to applicable law and regulation, the Seller shall provide such information to the Purchaser regarding the businesses and affairs of the Target Companies as the Purchaser may reasonably require in connection with the notifications which the Purchaser is required to make to the SMC and/or the Competition Authority and will timely provide any and all information and documents as requested by the SMC and/or the Competition Authority, observing, in each case, the deadline set out by the SMC and/or the Competition Authority; and

4.4.2
if required by reason of the amendment and restatement of this Agreement or otherwise in connection with the Transactions, use its best endeavours to procure that all (if any) further notification, supplement or other information required to be submitted to the SMC and/or any Other Competition Authority shall be promptly submitted and that all additional information and documents requested by SMC and/or any Other Competition Authority, are provided promptly throughout the relevant notification process. Subject to applicable law and regulation, the Seller shall provide such information to the Purchaser regarding the businesses and affairs of the Target Companies as the Purchaser may reasonably require in connection with the notifications which the Purchaser so makes to the SMC and/or any Other Competition Authority and will timely provide any and all information and documents as requested by the SMC and/or any Other Competition Authority, observing, in each case, any deadline set out by the SMC and/or any Other Competition Authority.

4.5
Notwithstanding any other provision in this Agreement, the Purchaser shall not be obligated to accept any undertakings, conditions or obligations (if any) as may be requested or imposed by the Competition Authority during the approval process or with respect to their decisions in relation to the acquisition of the Target Companies by the Purchaser. For the avoidance of doubt, this Clause is without prejudice to the payment of the termination fee by the Purchaser, if required by Clause 4.7.

4.6	For the purposes of Clauses 4.4 and 4.7, the Purchaser must:

(a)
promptly notify the Seller of any communication (whether written or oral) to or from the SMC, the Competition Authority and/or any Other Competition Authority and, whenever available, English translations thereof;

(b)
give the Seller reasonable notice of all meetings and telephone calls initiated by the Purchaser and of all material telephone calls initiated by the SMC, and/or the Competition Authority in connection with the Croatian Closing Competition Approval and the Purchaser Regulatory Approvals with the SMC and/or the Competition Authority (and, if applicable notice of all (if any) meetings and telephone calls initiated by the Purchaser and of all material telephone calls initiated by the any Other Competition Authority in connection with the Transactions) and ensure that, where practicable, the Seller (or Seller’s advisers) are present and have an opportunity to participate in them (except to the extent that the SMC and/or the Competition Authority (or, if applicable, Other Competition Authority) expressly requests that a party should not be present at the meeting or parts of the meeting;

(c)
provide the Seller with drafts of all written communications (including, for the avoidance of doubt, all email communications), in English, related to the Croatian Closing Competition Approval and the Purchaser Regulatory Approvals (or otherwise in connection with the Transaction) and intended to be sent to the SMC and/or the Competition Authority (or, if applicable, Other Competition Authority), give the Seller a reasonable opportunity to comment on them and include comments reasonably requested by the Seller where such comments would not be reasonably expected to prejudice the prospects of obtaining the Croatian Closing Competition Approval or the Purchaser Regulatory Approvals or otherwise prejudice the position of the Target

Companies, the Purchaser and/or any of their Affiliates in their dealings with the regulatory authorities;

(d)
provide the Seller with final copies of all such communications, except that in relation to all disclosure under this sub-clause, business secrets and other confidential material of the Purchaser may be redacted; and

(e)	without prejudice to Clause 4.4, act in good faith in considering any undertaking or condition requested by the Competition Authority which is not a Material Remedy.

4.7
The Purchaser shall use its best endeavours to procure (so far as it is so able to procure) that the Croatian Closing Competition Approval and the Purchaser Regulatory Approvals are received on or before the Long Stop Date. If:

(a)
the Croatian Closing Competition Approval is not obtained by the Long Stop Date, the Purchaser shall pay to the Seller by wire transfer within five (5) Business Days of the Long Stop Date a fee equal to EUR 2,590,000 (save that such fee shall not be payable if the Croatian Closing Competition Approval is not obtained as a result of the Purchaser being required prior to, and still being required as at, the date of the Long Stop Date to offer any Material Remedy and failing to do so); and

(b)
the Purchaser Regulatory Approvals are not obtained by the Long Stop Date, the Purchaser shall pay to the Seller by wire transfer within five (5) Business Days of the Long Stop Date a fee equal to EUR 4,410,000 (save that such fee shall not be payable if the Purchaser Regulatory Approvals are not obtained as a result of the Purchaser being required prior to, and still being required as at, the date of the Long Stop Date to offer any Material Remedy and failing to do so).

4.8
Insofar as permitted under applicable law, the Purchaser may, in its sole discretion, at any time waive, in whole or in part, conditionally or unconditionally, any of the Conditions Precedent set out in Clause 4.1 by notice in writing to the Seller.

4.9
Insofar as permitted under applicable law, the Seller may, in its sole discretion, at any time waive, in whole or in part, conditionally or unconditionally, any of the Conditions Precedent set out in Clause 4.2 by notice in writing to the Purchaser.

4.10	The Parties shall keep each other adequately informed and up to date with respect to their progress toward the satisfaction of their respective Conditions Precedent.

4.11
The Parties shall use their reasonable endeavours to satisfy the Conditions Precedent for which they are responsible by the due date for their satisfaction, but in the event that any Party becomes aware that it will not be able to satisfy any such Condition Precedent in Clauses 4.1 and 4.2 on or before the due date, such Party shall promptly, and in any event not less than ten (10) Business Days before the due date, provide written notice to the other Party of its inability to satisfy such Condition Precedent.

4.12
The Seller shall procure that the Slovenian Intercompany Loan is capitalised, contributed or converted into equity securities of the Slovenian Target (in which event such securities shall be included in the definition of Slovenian Target Share and transferred to the Purchaser at Slovenian Closing (without increase to the Slovenian Purchase Price in consequence thereof) or otherwise contributed to the equity capital or reserves of the

Slovenian Target and the obligations of the Slovenian Target pursuant to the Slovenian Intercompany Loan are released irrevocably and in full, in each case without cost to the CME Group and prior to Slovenian Closing. The Purchaser’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) shall be required if the Slovenian Intercompany Loan is to be retired or otherwise settled other than as aforesaid.

4.13
To the extent that, prior to Slovenian Closing, the Slovenian Intercompany Loan is not capitalised and/or retired in accordance with Clause 4.12 and the obligations of the Slovenian Target pursuant to the Slovenian Intercompany Loan are not otherwise released, in each case in full or in part, Clauses 2.10 and 11.6.1 shall apply.

5.	CLOSING
Closing Dates

5.1
The Croatian Closing meeting shall take place at 10:00 a.m. (local time) at the offices of the Purchaser in Amsterdam (or such other location outside the United Kingdom as the Parties may agree in writing) on the 10th Business Day following the date when the Condition Precedent in Clause 3.3 has been satisfied or on such other date as the Parties shall mutually agree upon (the “Croatian Closing Date”), subject to the provisions of Clauses 3.1 and 3.2.

5.2
The Slovenian Closing meeting shall take place at 10:00 a.m. (local time) at the offices of the Purchaser in Amsterdam (or such other location outside the United Kingdom as the Parties may agree in writing) on the 10th Business Day following the date when the Condition Precedent in Clause 4.3 has been satisfied or on such other date as the Parties shall mutually agree upon (the “Slovenian Closing Date”), subject to the provisions of Clauses 4.1 and 4.2.

Croatian Closing

5.3	On the Croatian Closing Date (or on such other or prior date as specified in this Clause 5.3), the Seller shall deliver or shall procure the delivery to the Purchaser of:

5.3.1
at least three (3) Business Days prior to the Croatian Closing Date, a copy of the notarised and apostilled power of attorney duly executed by the Seller providing the Seller’s representative(s) with authority to represent the Seller before a notary public for the purposes of executing the Croatian Target Transfer Agreement, together with an up to date, apostilled, original excerpt for the Seller from the court or other competent authority’s registry, and in each case not executed, notarised, apostilled or certified more than two (2) months prior to the Croatian Closing Date;

5.3.2	one (1) counterpart of the Croatian Trademark License Agreement, duly executed by the Seller;

5.3.3
one (1) counterpart of the Croatian Transition Services Agreement, duly executed by the CME Media Services Limited and/or the Croatian Target Company, if relevant and nominated by the Purchaser pursuant to Clause 6.3;

5.3.4	at least three (3) Business Days prior to the Croatian Closing Date, the Croatian Closing Statement;

5.3.5
written confirmation from the Seller with respect to: (i) the capitalisation and/or retirement of the Croatian Intercompany Loan pursuant to Clause 3.9 and, subject only to completion of any legal formalities, the release and discharge in full of all obligations of the Croatian Target and of all security granted pursuant to the Croatian Intercompany Loan; or (ii) to the extent that Clause 3.10 applies, that, conditional only upon payment to CME Investments B.V. of the amount disclosed to the Purchaser under Clause 2.6 (up to a maximum amount equal to the Croatian Closing Payment before adjustment under Clause 2.6) in respect of the Croatian Intercompany Loan as at the Croatian Closing Date, CME Investments B.V. shall release and discharge in full the obligations of the Croatian Target Company and all security granted pursuant to the Croatian Intercompany Loan;

5.3.6
a certificate, duly executed by the Seller confirming that: (i) the Seller and its Affiliates have complied with the terms of Clauses 6.1 through 6.3 for the period from and including the Original Execution Date and up to and including the Croatian Closing Date; and (ii) no Material Adverse Effect has occurred;

5.3.7	copies of the agreements evidencing the termination of the Intra-Group Agreements in respect of the Croatian Target;

5.3.8
copies of any change of control consents, waivers, confirmations, assignments or other approvals obtained in accordance with Clause 8, including any duly executed assignment, transfer or conveyance agreements in favour of the Purchaser Nominee of the CME Programming Contracts so obtained prior to Croatian Closing;

5.3.9	one (1) counterpart of the Croatian Closing Supplementary Disclosure Letter (if any), duly executed by the Seller; and

5.3.10	one (1) counterpart of the Side Letter, duly executed by CME.

5.4	On the Croatian Closing Date (or on such other prior date as specified in this Clause 5.4), the Purchaser shall deliver or shall procure the delivery to the Seller of:

5.4.1
no later than the day immediately prior to the Croatian Closing Date on which banks are open for business in London, United Kingdom, the Croatian Closing Payment, in immediately payable funds to the account of the Seller’s Lawyers notified to the Purchaser in accordance with Clause 23 and Seller’s Lawyers shall: (i) promptly confirm receipt of the Croatian Closing Payment; and (ii) hold the Croatian Closing Payment to the Purchaser’s order under the terms of an irrevocable letter of instruction agreed between the Parties and the Seller’s Lawyers and delivered to the Seller’s Lawyers at least three (3) Business Days prior to the Croatian Closing Date and providing for the release of the Croatian Closing Payment to the Seller subject to receipt by the Seller’s Lawyers of confirmation from the notary public referred to in Clause 5.3.1 of execution of the Croatian Target Transfer Agreement;

5.4.2
at least three (3) Business Days prior to the Croatian Closing Date, a copy of the notarised and apostilled power of attorney duly executed by the Purchaser providing the Purchaser’s representative(s) with authority to represent the Purchaser before a notary public for the purposes of executing the Croatian Target Transfer Agreement, together with an up to date, apostilled, original excerpt for the Purchaser from the court or other competent authority’s registry, and in each case not executed, notarised, apostilled or certified more than two (2) months prior to the Croatian Closing Date;

5.4.3	one (1) counterpart of the Croatian Trademark License Agreement, duly executed by the Purchaser;

5.4.4	one (1) counterpart of the Croatian Transition Services Agreement, duly executed by the Purchaser to the extent it is a party to the Croatian Transition Services Agreement; and

5.4.5	one (1) counterpart of the Side Letter, duly executed by the Purchaser.

5.5
The notaries public referred to in Clauses 5.3.1 and 5.4.2 shall be jointly chosen by the Parties no later than three (3) Business Days prior to the Croatian Closing Date and the Parties shall procure that the original copies of the documents referred to in such clauses and any other documents reasonably requested by the notaries public shall be made available to the relevant notaries public in due time for Croatian Closing. The Parties shall procure that: (i) such person as is authorised to represent the Seller in accordance with Clause 5.3.1 and such person as is authorised to represent the Purchaser in accordance with Clause 5.4.2 shall attend the notary appointment in Croatia, subject only to the Parties’ compliance with Clauses 5.3 and 5.4, on the Croatian Closing Date; (ii) the representatives of each Party as described in (i) shall execute the Croatian Target Transfer Agreement at Croatian Closing; (iii) immediately after Croatian Closing, the notary public shall release the validly executed Croatian Target Transfer Agreement to the representatives of the Parties as described in (i); and (iv) the representative of Purchaser as described in (i) shall immediately thereafter submit the Croatian Target Transfer Agreement to the Central Depository & Clearing Company Inc. (Središnje klirinško i depozitarno društvo d.d.) for purpose of registration of the change of ownership in the Croatian Target.

5.6
All deliveries of documents and actions contemplated by this Clause 5 to take place at Croatian Closing shall be deemed to have taken place simultaneously as part of a single transaction, none of which shall be considered to have taken place unless and until all such actions shall have taken place. All documents and items (including delivery of the Croatian Closing Payment to the Seller’s Lawyers and the executed copy of the Croatian Target Transfer Agreement) delivered on or before the Croatian Closing Date pursuant to this Clause 5 shall be held by the recipient to the order of the person delivering the same until such time as the notary public referred to in Clause 5.3.1 confirms execution of the Croatian Target Transfer Agreement.

5.7
Notary fees, fees for registration with commercial/securities registers associated with transferring the Croatian Target Shares to the Purchaser at Croatian Closing shall be borne and paid solely by the Purchaser when due; provided, however, that if any such amount shall be incurred by the Seller, the Purchaser shall, subject to receipt of reasonably satisfactory evidence of the Seller’s payment thereof, promptly reimburse the Seller.

5.8
If any of the Seller or the Purchaser fails to comply with its obligations under Clauses 5.3 to 5.5 (as applicable) (the “Croatian Closing Defaulting Party”), the Purchaser (if the Seller is the Croatian Closing Defaulting Party) or the Seller (if the Purchaser is the Croatian Closing Defaulting Party) (thereby a “Croatian Closing Non-Defaulting Party”) shall be entitled (in addition to and without prejudice to all other rights or remedies available, including the right to claim damages) by written notice to the Croatian Closing Defaulting Party to postpone Croatian Closing for a period of not more than ten (10) Business Days (so that the provisions of this Clause 5 in respect of Croatian Closing shall apply to Croatian Closing as so postponed and “Croatian Closing Date” shall be construed to mean that new date provided that the Purchaser’s obligation to consummate the Croatian Transaction shall be conditional upon there being no Material Adverse Effect and the Warranties given by the Seller shall be true and accurate as of the Croatian Closing Date (except for breaches and inaccuracies that do not have a Material Adverse Effect (such exceptions not applying to the Fundamental Warranties in respect of the Croatian Target Shares, the Croatian Target and the Croatian Transaction) and/or have been remedied (at the cost of the Seller) to the reasonable satisfaction of the Purchaser)); and, if on such new Croatian Closing Date, the Croatian Closing Defaulting Party continues to fail to comply with its obligations under this Clause 5, the Croatian Closing Non-Defaulting Party shall be entitled (in addition to and without prejudice to all other rights or remedies available, including the right to claim damages) to terminate this Agreement by written notice to the Croatian Closing Defaulting Party.
Slovenian Closing

5.9	On the Slovenian Closing Date (or on such other or prior date as specified in this Clause 5.9), the Seller shall deliver or shall procure the delivery to the Purchaser of:

5.9.1
at least three (3) Business Days prior to the Slovenian Closing Date, a copy of the notarised and apostilled power of attorney duly executed by the Seller providing the Seller’s representative(s) with authority to represent the Seller before a notary public for the purposes of executing the Slovenian Target Transfer Agreement, together with an up to date, apostilled, original excerpt for the Seller from the court or other competent authority’s registry, and in each case not executed, notarised, apostilled or certified more than two (2) months prior to the Slovenian Closing Date;

5.9.2	one (1) counterpart of the Slovenian Trademark License Agreement, duly executed by the Seller;

5.9.3
one (1) counterpart of the Slovenian Transition Services Agreement, duly executed by the CME Media Services Limited and/or the relevant Slovenian Target Company, if relevant and nominated by the Purchaser pursuant to Clause 6.6;

5.9.4	at least three (3) Business Days prior to the Slovenian Closing Date, the Slovenian Closing Statement;

5.9.5
written confirmation from the Seller with respect to: (i) the capitalisation and/or retirement of the Slovenian Intercompany Loan pursuant to Clause 4.12 and, subject only to completion of any legal formalities, the release and discharge in full of all obligations of the Slovenian Target and of all security granted pursuant to the Slovenian Intercompany Loan; or (ii) to the extent that Clause 4.13 applies, that, conditional only upon payment to CME Investments B.V. of the amount disclosed to the Purchaser under Clause 2.10 (up to a maximum amount equal to the Slovenian Closing Payment before adjustment under Clause 2.10) in respect of the Slovenian Intercompany Loan as at the Slovenian Closing Date, CME Investments B.V. shall release and discharge in full the obligations of the Slovenian Target and all security granted pursuant to the Slovenian Intercompany Loan;

5.9.6
a certificate, duly executed by the Seller confirming that: (i) the Seller and its Affiliates have complied with the terms of Clauses 6.4 through 6.6 with respect to the Slovenian Target Companies, and the Slovenian Target Companies’ Businesses for the period from (but excluding) the Croatian Closing Date and up to and including the Slovenian Closing Date; and (ii) no Material Adverse Effect with respect to the Slovenian Target Companies and the Slovenian Target Companies’ Businesses has occurred;

5.9.7	copies of the agreements evidencing the termination of the Intra-Group Agreements in respect of the Slovenian Target;

5.9.8
copies of any change of control consents, waivers, confirmations, assignments or other approvals obtained in accordance with Clause 8, including any duly executed assignment, transfer or conveyance agreements in favour of the Purchaser Nominee of the CME Programming Contracts so obtained prior to Slovenian Closing; and

5.9.9	the Slovenian Closing Supplementary Disclosure Letter (if any), duly executed by the Seller.

5.10	On the Slovenian Closing Date (or on such other prior date as specified in this Clause 5.10), the Purchaser shall deliver or shall procure the delivery to the Seller of:

5.10.1
no later than the day immediately prior to the Slovenian Closing Date on which banks are open for business in London, United Kingdom, the Slovenian Closing Payment, in immediately payable funds to the account of the Seller’s Lawyers notified to the Purchaser in accordance with Clause 23 and Seller’s Lawyers shall: (i) promptly confirm receipt of the Slovenian Closing Payment; and (ii) hold the Slovenian Closing Payment to the Purchaser’s order under the terms of an irrevocable letter of instruction agreed between the Parties and the Seller’s Lawyers and delivered to the Seller’s Lawyers at least three (3) Business Days prior to the Slovenian Closing Date and providing for the release of the Slovenian Closing Payment to the Seller subject to receipt by the Seller’s Lawyers of confirmation from the notaries public referred to in Clause 5.9.1 of execution of the Slovenian Target Transfer Agreement;

5.10.2
at least three (3) Business Days prior to the Slovenian Closing Date, a copy of the notarised and apostilled power of attorney duly executed by the Purchaser providing the Purchaser’s representative(s) with authority to represent the Purchaser before a notary public for the purposes of executing the Slovenian Target Transfer Agreement, together with an up to date, apostilled, original excerpt for the Purchaser from the court or other competent authority’s registry, and in each case not executed, notarised, apostilled or certified more than two (2) months prior to the Slovenian Closing Date;

5.10.3	one (1) counterpart of the Slovenian Trademark License Agreement, duly executed by the Purchaser; and

5.10.4	one (1) counterpart of the Slovenian Transition Services Agreement, duly executed by the Purchaser to the extent it is a party to the Slovenian Transition Services Agreement.

5.11	The notaries public referred to in Clauses 5.9.1 and 5.10.2 shall be jointly chosen by the Parties no later than three (3) Business Days prior to the Slovenian Closing Date, and the Parties shall procure that the original copies of the documents referred to in such clauses and any other documents reasonably requested by the notaries public shall be made available to the relevant notaries public in due time for Slovenian Closing. The Parties shall procure that: (i) such person as is authorised to represent the Seller in accordance with Clause 5.9.1 and such person as is authorised to represent the Purchaser in accordance with Clause 5.10.1 shall attend the notary appointment in Slovenia subject only to the Parties’ compliance with Clauses 5.9 and 5.10, on the Slovenian Closing Date; (ii) the representatives of each Party as described in (i) shall execute the Slovenian Target Transfer Agreement at Slovenian Closing; and (iii) immediately after the Slovenian Closing, the notary public shall release the validly executed Slovenian Target Transfer Agreement to the representatives of the Parties as described in (i).

5.12
All deliveries of documents and actions contemplated by this Clause 5 to take place at Slovenian Closing shall be deemed to have taken place simultaneously as part of a single transaction, none of which shall be considered to have taken place unless and until all such actions shall have taken place. All documents and items (including delivery of the Slovenian Closing Payment to the Seller’s Lawyers and the executed copy of the Slovenian Target Transfer Agreement) delivered on or before the Slovenian Closing Date pursuant to this Clause 5 shall be held by the recipient to the order of the person delivering the same until such time as the notary public referred to in Clause 5.9.1 confirms execution of the Slovenian Target Transfer Agreement.

5.13
Notary fees, fees for registration with commercial/securities registers associated with transferring the Slovenian Target Share to the Purchaser at Slovenian Closing shall be borne and paid solely by the Purchaser when due; provided, however, that if any such amount shall be incurred by the Seller, the Purchaser shall, subject to receipt of reasonably satisfactory evidence of Seller’s payment thereof, promptly reimburse Seller.

5.14
If any of the Seller or the Purchaser fails to comply with its obligations under Clauses 5.9 to 5.11 (as applicable) (the “Slovenian Closing Defaulting Party”), the Purchaser (if the Seller is the Slovenian Closing Defaulting Party) or the Seller (if the Purchaser is the Slovenian Closing Defaulting Party) (thereby a “Slovenian Closing Non-Defaulting Party”) shall be entitled (in addition to and without prejudice to all other rights or remedies available, including the right to claim damages) by written notice to the Slovenian Closing Defaulting Party to postpone Slovenian Closing for a period of not more than five (5) Business Days (so that the provisions of this Clause 5 in respect of Slovenian Closing shall apply to Slovenian Closing as so postponed and “Slovenian Closing Date” shall be construed to mean that new date provided that the Purchaser’s obligation to consummate the Slovenian Transaction shall be conditional upon there being no Material Adverse Effect and the Warranties given by the Seller shall be true and accurate as of the Slovenian Closing Date (except for breaches and inaccuracies that do not have a Material Adverse Effect (such exceptions not applying to the Fundamental Warranties in respect of the Slovenian Target Share, the Slovenian Target and the Slovenian Transaction) and/or have been remedied (at the cost of the Seller) to the reasonable satisfaction of the Purchaser)); and, if on such new Slovenian Closing Date, the Slovenian Closing Defaulting Party continues to fail to comply with its obligations under this Clause 5, the Slovenian Closing Non-Defaulting Party shall be entitled (in addition to and without prejudice to all other rights or remedies available, including the right to claim damages) to terminate this Agreement (for the avoidance of doubt, except with respect to the Croatian Transaction, the Croatian Target and the Croatian Target Businesses) by written notice to the Slovenian Closing Defaulting Party.

6.	OBLIGATIONS PRIOR TO CROATIAN CLOSING AND SLOVENIAN CLOSING
Obligations Prior to Croatian Closing

6.1
From and including the Original Execution Date and up to and including the earlier of the Croatian Closing Date and the date of termination of this Agreement in accordance with Clause 5.8, the Seller shall (on its own behalf and on behalf of any Affiliates) except with the prior written consent of the Purchaser, which shall not be unreasonably withheld, conditioned or delayed, but subject in all respects to applicable Laws:

6.1.1
procure that each of the Target Companies’ Businesses shall be conducted in the ordinary course in accordance with past practices, so as to maintain such Target Companies’ Businesses as a going concern; and

6.1.2	use its reasonable endeavours to preserve and protect the assets required for the operation of each of the Target Companies’ Businesses.

6.2
The Seller shall procure that each of the Target Companies, during the period from and including the Original Execution Date up to and including the earlier of the Croatian Closing Date and the date of termination of this Agreement in accordance with Clause 5.8, shall not, without the prior written consent of the Purchaser, which shall not be unreasonably withheld, conditioned or delayed, but subject in all respects to applicable laws:

6.2.1
enter into, extend or amend any contract or commitment, or series of related contracts or commitments, with the Seller or any Affiliate of the Seller or any other connected or related person of the Seller or of any of its Affiliates, including any CME Programming Sublicence and the Loan Agreements, other than: (i) as otherwise contemplated by this Agreement or any Transaction Document; or (ii) in respect of CME Programming Sublicences, to the extent consistent with past practices and on arms’ length terms (or on terms more favourable to the Target Companies) or (iii) other than in respect of CME Programming Sublicences, to the extent it is (x) capable of being terminated immediately on notice or relates to a term no longer than six months and (y) is at no material cost to the Target Companies;

6.2.2
enter into, extend or amend any contract or commitment, or series of related contracts or commitments, with any person with an annual revenue or annual cost to a Target Company exceeding EUR 150,000 (in words: one hundred and fifty thousand Euro), unless under comparable or more favourable terms for the relevant Target Company (provided that this Clause 6.2.2 does not apply (i) to Material Agreements and other contracts the subject of Clause 6.2.3, which shall be covered by Clause 6.2.3; nor (ii) local fiction programming or content, which shall be covered by Clause 6.2.5);

6.2.3
enter into, extend or amend: (i) any: Material Agreement; (ii) any contract entered into (other than any contracts consistent with past practices and on arms’ length terms) to acquire, dispose of, or grant any third party any rights over, any Intellectual Property Rights of the Target Companies in respect of any programming content (provided that this Clause 6.2.3 does not apply to local fiction programming or content, which shall be covered by Clause 6.2.5);

6.2.4	enter into, extend or amend any joint venture, partnership or profit sharing arrangement;

6.2.5	enter into or amend any agreement or arrangement relating to local fiction programming or content which:

6.2.5.1
is a sale, transfer, out-licence, assignment or other disposal of (or which imposes any restriction, variation, termination or modification which affects the ability of the Target Companies to fully exploit, use, dispose or assign) its rights (including Intellectual Property Rights) in respect of local fiction programming or content in any manner and in any jurisdiction; or

6.2.5.2
is a purchase, in-licence or other acquisition of rights (including Intellectual Property Rights) in respect of local fiction programming or content (other than any such purchase, in-licence or other acquisition agreement or arrangement entered into on arms’ length terms consistent with past practices);

6.2.6
other than to the extent consistent with past practices and on arms’ length terms, grant or terminate any lease or third party right in respect of any of the assets owned by or on behalf of the Target Companies’ Businesses (provided that this Clause 6.2.6 does not apply to local fiction programming or content, which shall be covered by Clause 6.2.5);

6.2.7
create any Encumbrance (other than any lien arising by operation of law and in the ordinary course of business) over any of the material assets or properties of any Target Company (including the shares in any Target Company), or create, allot, issue, grant any option to subscribe or purchase, redeem or repurchase any shares in the capital of any Target Company or securities convertible into such shares;

6.2.8
enter into any leasing, hire purchase or other agreement or arrangement for payment on deferred terms (other than on arms’ length terms and consistent with past practice where payment so deferred (in aggregate with all related deferred payments) is less than EUR 100,000); or

6.2.9
make any change in the terms and conditions of employment or pension or other benefits of its Senior Employees (other than those which would be required by law or those made pursuant to any annual salary review, such review being consistent with past practices) or terminate the employment of any of its Senior Employees (except for cause or pursuant to any Transaction Document);

6.2.10
distribute any profit in the form of dividends or otherwise (other than a dividend, distribution or other extraction of cash by the Seller not required for operation of the business prior to Croatian Closing which does not cause the Net Working Capital of the Target Companies to be less than the Target Working Capital);

6.2.11	adopt any change in the articles of association or by-laws;

6.2.12	merge or consolidate with any other person or acquire any companies or businesses or undertakings or parts thereof from any person;

6.2.13
dispose of or acquire any physical assets or group of physical assets (other than inventories) with a market value exceeding EUR 500,000 (in words: five hundred thousand Euro) in the individual case except pursuant to contracts or commitments existing on the date hereof and Fairly Disclosed;

6.2.14
settle any litigation or analogous proceedings or admit any liability or breach of law (other than where any loss or liability thereby suffered or incurred by the Target Companies is to be satisfied by the Seller under the DD Specific Indemnity Claims or is immaterial to the business of the Target Companies);

6.2.15	make any capital expenditure other than capital expenditure budgeted to be made by the Target Companies during the relevant period;

6.2.16	incur any additional third party indebtedness (other than trade credit incurred in the ordinary course of business and on arms’ length terms) or enter into any hedging or derivative contract; or

6.2.17	agree or commit to do any of the foregoing,
except in each case, where such measures (i) are required by applicable law, regulation or a court ruling, (ii) are required to be undertaken by the Target Companies pursuant to an obligation in force prior to the Original Execution Date and Fairly Disclosed to the Purchaser, or (iii) are taken in accordance with this Agreement and/or for the purpose of consummating the Croatian Transaction, including with respect to the capitalisation and/or retirement of the Croatian Intercompany Loan as contemplated by this Agreement. The Parties acknowledge that the Croatian Target proposes to transfer Croatian trade mark registrations Z-20080194, Z-20141113 and Z-20141114 and the domain names oyo.hr and voyo.hr to the Seller prior to Croatian Closing (and if the costs incurred therefor by Croatian Target are unpaid as at Croatian Closing, it is acknowledged that such costs would be an account payable for the purposes of calculating the Croatian Final Adjustment Amount) and the price for such transfer shall be determined at fair market value (the “Croatian IP Transfer”), and agree that the Croatian IP Transfer shall not be deemed to be a breach of Clauses 6.1 or 6.2.

6.3
The Parties shall as soon as practicable after the Original Execution Date and no later than Croatian Closing negotiate in good faith to agree the Croatian Transition Services Agreement, in particular to ensure that Schedule A of such agreement includes (1) a comprehensive description and breakdown of the Seller Services (as defined in the Croatian Transition Services Agreement substantially in the form of Schedule 7, as revised to cover the Croatian Transaction only), including (x) the scope of data migration assistance reasonably required to ensure smooth transition of data to SAP, the scope of data to be transferred to be negotiated in good faith by the Parties, and (y) a description of all technical and operational aspects required in order to provide such Seller Services; and (2) to the extent not already included in Schedule 7, services that reflect the levels of technical support (x) provided as at the Original Execution Date by the CME Group for the operation of the platform including the Oyo platform (including redirection of the domain names and use of the trademarks under the Croatian Trademark License Agreement) by the Croatian Target, or (y) required to be provided for operation of such platform following the Croatian IP Transfer (as described in Clause 6.2). The Seller and the Purchaser (each acting reasonably and in good faith) shall agree to include in the Croatian Transition Services Agreement any services provided or made available by the CME Group to the Croatian Target at the Original Execution Date and which service is necessary to ensure the continuity of business for the Croatian Target on and after Croatian Closing during the term of the Croatian Transition Services Agreement: (x) to be provided for EUR 1 in aggregate for any services which relate to technological, IT or software support services; or (y) to be provided at cost for any other type of services which are not within (x) or contemplated by the services already included in Schedule 7. The Purchaser may, in its sole discretion and by notice to the Seller, request that the Croatian Target be party to the Croatian Transition Services Agreement, whether in addition or to replace the Purchaser, and the Parties shall agree any amendments to the Croatian Transition Services Agreement as are necessary to reflect such request.
Obligations Prior to Slovenian Closing

6.4
From and including the Croatian Closing Date and up to and including the earlier of the Slovenian Closing Date and the date of termination of this Agreement in accordance with Clause 5.14, the Seller shall (on its own behalf and on behalf of any Affiliates) except with the prior written consent of the Purchaser, which shall not be unreasonably withheld, conditioned or delayed, but subject in all respects to applicable Laws:

6.4.1
procure that the Slovenian Target Companies’ Businesses shall be conducted in the ordinary course in accordance with past practices, so as to maintain the Slovenian Target Companies’ Businesses as a going concern; and

6.4.2	use its reasonable endeavours to preserve and protect the assets required for the operation of the Slovenian Target Companies’ Businesses.

6.5
The Seller shall procure that the Slovenian Target Companies, during the period from and including the Croatian Closing Date up to and including the earlier of the Slovenian Closing Date and the date of termination of this Agreement in accordance with Clause 5.14 shall not, without the prior written consent of the Purchaser, which shall not be unreasonably withheld, conditioned or delayed, but subject in all respects to applicable laws:

6.5.1
enter into, extend or amend any contract or commitment, or series of related contracts or commitments, with the Seller or any Affiliate of the Seller or any other connected or related person of the Seller or of any of its Affiliates, including any CME Programming Sublicence and the Slovenian Loan Agreement, other than: (i) as otherwise contemplated by this Agreement or any Transaction Document; or (ii) in respect of CME Programming Sublicences, to the extent consistent with past practices and on arms’ length terms (or on terms more favourable to the Slovenian Target) or (iii) other than in respect of CME Programming Sublicences, to the extent it is (x) capable of being terminated immediately on notice or relates to a term no longer than six months and (y) is at no material cost to the Slovenian Target Companies;

6.5.2
enter into, extend or amend any contract or commitment, or series of related contracts or commitments, with any person with an annual revenue or annual cost to the Slovenian Target exceeding EUR 150,000 (in words: one hundred and fifty thousand Euro), unless under comparable or more favourable terms for the Slovenian Target (provided that this Clause 6.5.2 does not apply (i) to Material Agreements and other contracts the subject of Clause 6.5.3, which shall be covered by Clause 6.5.3; nor (ii) local fiction programming or content, which shall be covered by Clause 6.5.5);

6.5.3
enter into, extend or amend: (i) any: Material Agreement; (ii) any contract entered into (other than any contracts consistent with past practices and on arms’ length terms) to acquire, dispose of, or grant any third party any rights over, any

Intellectual Property Rights of any Slovenian Target Company in respect of any programming content (provided that this Clause 6.5.3 does not apply to local fiction programming or content, which shall be covered by Clause 6.5.5);

6.5.4	enter into, extend or amend any joint venture, partnership or profit sharing arrangement;

6.5.5	enter into or amend any agreement or arrangement relating to local fiction programming or content which:

6.5.5.1
is a sale, transfer, out-licence, assignment or other disposal of (or which imposes any restriction, variation, termination or modification which affects the ability of any Slovenian Target Company to fully exploit, use, dispose or assign) its rights (including Intellectual Property Rights) in respect of local fiction programming or content in any manner and in any jurisdiction; or

6.5.5.2
is a purchase, in-licence or other acquisition of rights (including Intellectual Property Rights) in respect of local fiction programming or content (other than any such purchase, in-licence or other acquisition agreement or arrangement entered into on arms’ length terms consistent with past practices);

6.5.6
other than to the extent consistent with past practices and on arms’ length terms, grant or terminate any lease or third party right in respect of any of the assets owned by or on behalf of the Slovenian Target Companies’ Businesses (provided that this Clause 6.5.6 does not apply to local fiction programming or content, which shall be covered by Clause 6.5.5);

6.5.7
create any Encumbrance (other than any lien arising by operation of law and in the ordinary course of business) over any of the material assets or properties of any Slovenian Target Company (including the share in any Slovenian Target Company), or create, allot, issue, grant any option to subscribe or purchase, redeem or repurchase any shares in the capital of any Slovenian Target Company or securities convertible into such shares;

6.5.8
enter into any leasing, hire purchase or other agreement or arrangement for payment on deferred terms (other than on arms’ length terms and consistent with past practice where payment so deferred (in aggregate with all related deferred payments) is less than EUR 100,000); or

6.5.9
make any change in the terms and conditions of employment or pension or other benefits of its Senior Employees (other than those which would be required by law or those made pursuant to any annual salary review, such review being consistent with past practices) or terminate the employment of any of its Senior Employees (except for cause or pursuant to any Transaction Document);

6.5.10
distribute any profit in the form of dividends or otherwise (other than a dividend, distribution or other extraction of cash by the Seller not required for operation of the business prior to Slovenian Closing which does not cause the Net Working Capital of the Slovenian Target Companies to be less than the Slovenian Target Working Capital);

6.5.11	adopt any change in the articles of association or by-laws;

6.5.12	merge or consolidate with any other person or acquire any companies or businesses or undertakings or parts thereof from any person;

6.5.13
dispose of or acquire any physical assets or group of physical assets (other than inventories) with a market value exceeding EUR 500,000 (in words: five hundred thousand Euro) in the individual case except pursuant to contracts or commitments existing on the date hereof and Fairly Disclosed;

6.5.14
settle any litigation or analogous proceedings or admit any liability or breach of law (other than where any loss or liability thereby suffered or incurred by any Slovenian Target Company is to be satisfied by the Seller under the DD Specific Indemnity Claims or is immaterial to the business of any Slovenian Target Company);

6.5.15	make any capital expenditure other than capital expenditure budgeted to be made by any Slovenian Target Company during the relevant period;

6.5.16	incur any additional third party indebtedness (other than trade credit incurred in the ordinary course of business and on arms’ length terms) or enter into any hedging or derivative contract; or

6.5.17	agree or commit to do any of the foregoing,
except in each case, where such measures (i) are required by applicable law, regulation or a court ruling, (ii) are required to be undertaken by any Slovenian Target Company pursuant to an obligation in force prior to the Original Execution Date and Fairly Disclosed to the Purchaser, or (iii) are taken in accordance with this Agreement and/or for the purpose of consummating the Slovenian Transaction, including with respect to the capitalisation and/or retirement of the Slovenian Intercompany Loan as contemplated by this Agreement. The Parties acknowledge that the Slovenian Target proposes to transfer the Slovenian domain names voyo.si and vojo.si to the Seller prior to Slovenian Closing (and if the costs incurred therefor by the Slovenian Target are unpaid as at Slovenian Closing, it is acknowledged that such costs would be an account payable for the purposes of calculating the Slovenian Final Adjustment Amount) and the price for such transfer shall be determined at fair market value (the “Slovenian IP Transfer”), and agree that the Slovenian IP Transfer shall not be deemed to be a breach of Clauses 6.1, 6.2, 6.4 and 6.5.

6.6
The Parties shall as soon as practicable after the Original Execution Date and no later than Slovenian Closing negotiate in good faith to agree the Slovenian Transition Services Agreement, in particular to ensure that Schedule A of such agreement includes (1) a comprehensive description and breakdown of the Seller Services (as defined in the Slovenian Transition Services Agreement substantially in the form of Schedule 7, as revised to cover the Slovenian Transaction only), including (x) the scope of data migration assistance reasonably required to ensure smooth transition of data to SAP, the scope of data to be transferred to be negotiated in good faith by the Parties, and (y) a description of all technical and operational aspects required in order to provide such Seller Services; and (2) to the extent not already included in Schedule 7, services that reflect the levels of technical support (x) provided as at the Original Execution Date by the CME Group for the operation of the platform including the Voyo platform (including redirection of the domain names and use of the trademarks under the Slovenian Trademark License Agreement) by the Slovenian Target Companies, or (y) required to be provided for operation of such platform following the Slovenian IP Transfer (as described in Clause 6.2). The Seller and the Purchaser (each acting reasonably and in good faith) shall agree to include in the Slovenian Transition Services Agreement any services provided or made available by the CME Group to the Slovenian Target Companies at the Original Execution Date and which service is necessary to ensure the continuity of business for the Slovenian Target Companies on and after Slovenian Closing during the term of the Slovenian Transition Services Agreement: (x) to be provided for EUR 1 in aggregate for any services which relate to technological, IT or software support services; or (y) to be provided at cost for any other type of services which are not within (x) or contemplated by the services already included in Schedule 7. The Purchaser may, in its sole discretion and by notice to the Seller, request that any Slovenian Target Company be party to the Slovenian Transition Services Agreement, whether in addition or to replace the Purchaser, and the Parties shall agree any amendments to the Slovenian Transition Services Agreement as are necessary to reflect such request.

7.	INSURANCE

7.1
As from the Original Execution Date and prior to Closing, the Seller shall continue, in accordance with its usual business practices, to maintain insurance policies in which any Target Company may have an interest (the “Insurance Policies”), up to and including the Closing Date. Subject to the terms of any Insurance Policy, and without obligation or liability on the Seller or any of its Affiliates (other than as set out in Clause 7.3), each Target Company shall remain entitled to:

(a)	the benefit (if any) of any claims made by any Target Company prior to Closing and which have accrued and are pending at Closing; and

(b)	the benefit (if any) of any “occurrence” based Insurance Policies in relation to events occurring prior to Closing to the extent recoverable by the Target Company under such Insurance Policies.
For the avoidance of doubt, this Clause 7.1 shall not be construed as a warranty or other assurance by the Seller as to the sufficiency, validity or the entitlement of any Target Company under, any Insurance Policies.

7.2
With effect from the Closing Date, the Purchaser shall enter into and maintain, at its own cost insurance policies with retroactive cover for all “claims made” insurance policies in force prior to Closing.

7.3
The Seller shall, upon written request by the Purchaser and at the cost of the Purchaser, provide such cooperation as may be reasonably requested (a) in order for the Target Companies to have the benefit of and make claims under “occurrence” based Insurance Policies in relation to events occurring prior to Closing to the extent recoverable by the Target Company under such Insurance Policies and (b) to assist with the entering into by the Purchaser and/or the Target Companies of insurance policies to replace the coverage under the Insurance Policies.

7.4	Clauses 7.1 to 7.3 shall be construed separately in respect of the Croatian Target and the Slovenian Target Companies so that (including for the purposes of construing any defined term used therein):

7.4.1
with respect to the Croatian Target (and Insurance Policies concerning the Croatian Target): all references to “Closing” shall be to “Croatian Closing”, all references to “Closing Date” shall be to “Croatian Closing Date” and all references to “Target Company” and “Target Companies” shall be to “Croatian Target”; and

7.4.2
with respect to the Slovenian Target Companies (and Insurance Policies concerning the Slovenian Target Companies): all references to “Closing” shall be to “Slovenian Closing”, all references to “Closing Date” shall be to “Slovenian Closing Date” and all references to “Target Company” and “Target Companies” shall be to any “Slovenian Target Company” and the “Slovenian Target Companies”.

8.	PROGRAMMING CONTRACTS

8.1
Subject to Clause 8.3, to the extent that the Closing of the relevant Transaction contemplated under this Agreement would: (a) give rise to a termination right for any third party to a Programming Contract which is a Key Programming Contract; or (b) be deemed an assignment of a Key Programming Contract held by the relevant Target Company to the Purchaser requiring consent of a third party, from and including the Original Execution Date and up to and including the earlier of the Closing Date and the date of termination of this Agreement, the Seller shall use commercially reasonable endeavours to obtain promptly any authorisation, approval, consent or waiver necessary from such third parties with respect to such Programming Contracts. The Parties shall, each acting reasonably and in good faith, promptly following (and in any event within 30 days of) the Original Execution Date prepare and agree a list of Key Programming Contracts for the purposes of this Clause 8.1.

8.2
Subject to Clause 8.3, to the extent that the assignment, transfer, conveyance or delivery or attempted assignment, transfer, conveyance or delivery to a Purchaser’s Affiliate of any CME Programming Contract requires the authorisation, approval, consent or waiver of any third party, the Seller shall as soon as practicable after the Original Execution Date use commercially reasonable endeavours to obtain promptly, such authorisations, approvals, consents and waivers prior to Closing. The Seller shall cause CME Programming to assign, transfer or convey all its interests in the CME Programming Contracts and all CME Programming Sublicences (subject to receipt of any authorisation, approval, consent, order or waiver, if required) to a Purchaser’s Affiliate nominated by the Purchaser (provided that the Seller’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) if Purchaser or such Affiliate is not a Dutch limited liability company (and Seller shall not refuse such consent where the Purchaser provides an indemnity (in a form reasonably satisfactory to the Seller) to gross up, and hold the Seller and its Affiliates harmless against, any liability for Tax which would not have arisen had such entity being a Dutch limited liability company)) (“Purchaser Nominee”) at no additional cost with effect from the Closing Date (or promptly in respect of any authorisation, approval, consent or waiver obtained after the Closing Date). Where the interests in a CME Programming Contract or CME Programming Sublicence are transferred, assigned or conveyed to the Purchaser or its Affiliate, Purchaser shall procure that the obligations of CME Programming thereunder shall be satisfied and performed in accordance with the terms thereof after such transfer, assignment or conveyance and Purchaser shall hold CME Programming, the Seller and its Affiliates harmless from and against any loss, damage, payments, costs or expenses, suffered or incurred, directly or indirectly, by CME Programming, the Seller or any of its Affiliates arising thereafter under, or in relation to any breach of, or non-performance by Purchaser and its Affiliates of, any such CME Programming Contract or CME Programming Sublicence after such transfer, assignment or conveyance.

8.3
The Seller and CME Programming shall not be required to pay any consideration or make any concession, commence any litigation or offer or grant any accommodation (financial or otherwise) to any third party in connection with such endeavours as set out in this Clause 8 and to the extent the foregoing shall require any action by the Seller, CME Programming or any of their Affiliates that would, or would continue to, affect the relevant Target Companies’ Businesses after the relevant Closing Date, such action shall require the prior written consent of the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed). The Purchaser further agrees that: (i) under no circumstance shall the Croatian Purchase Price or Slovenian Purchase Price be reduced; and (ii) no condition to the Seller’s obligations to close the transactions contemplated by this Agreement shall be deemed not satisfied as a result of, in each case, (x) the failure to obtain any such authorization, approval, consent, order or waiver or as a result of any such default or termination; or (y) any lawsuit, action, claim, proceeding or investigation commenced or threatened by or on behalf of any person arising out of or relating to the failure to obtain any such authorization, approval, consent, order or waiver or any such default or termination.

8.4
Subject to Clause 8.3, with respect to any CME Programming Contracts that have not been assigned, transferred, conveyed or delivered at Closing (the “Retained CME Programming Contracts”), as from the Closing Date, until the rights and obligations accruing to CME Programming under each Retained CME Programming Contract is transferred to, and assumed by the Purchaser Nominee:

8.4.1
the Seller shall procure that: (a) CME Programming shall continue to perform such Retained CME Programming Contracts with due care and diligence and not amend or terminate them; and (b) any benefit arising after Closing under such Retained CME Programming Contract shall be for the account of the Purchaser Nominee; and (c) notwithstanding anything to the contrary in the Transaction Documents or Clause 8.2, the Seller shall not (save with the written consent of the Purchaser (such consent not to be unreasonably withheld or delayed)) amend the CME Programming Sublicence relating to the Retained CME Programming Contracts nor increase the costs charged to Target Companies thereunder;

8.4.2
notwithstanding Clause 8.2, the Seller shall procure that each CME Programming Sublicence concerning the same subject matter as a corresponding Retained CME Programming Contracts shall remain with CME Programming if and until such Retained CME Programming Sublicence is transferred, assigned or conveyed to the Purchaser or its Affiliate (and, notwithstanding any other provision of this Agreement to the contrary, Purchaser agrees and acknowledges that the Target Companies shall so continue to perform, and indemnify CME Programming under, the terms of such retained CME Programming Sublicence after Closing until transferred, assigned or conveyed to the Purchaser or its Affiliate (and the indemnities from the Seller under Clause 10.6 shall not apply in respect of any such obligation or indemnity of the Target Companies towards CME Programming as is referred to in this Clause 8.4.2));

8.4.3
the Purchaser shall not take steps to prevent the Target Companies continuing to perform the CME Programming Sublicences relating to the Retained CME Programming Contracts without prejudice to the rights under this Agreement or any Transaction Document; and

8.4.4
pursuant to (and without prejudice to the generality of) Clause 8.2 and subject to Clause 8.3, the Seller shall (and shall procure that its Affiliates shall) use commercially reasonable endeavours to procure that the rights and obligations accruing to CME Programming under the Retained CME Programming Contracts are promptly transferred to, and assumed by, a Purchaser Nominee in substitution of CME Programming (and its Affiliates);

provided that at any time on or after the date that is twenty-four (24) months following the Closing Date, CME Programming, the Seller and their Affiliates (i) shall have no obligation to continue to perform any Retained CME Programming Contract and (ii) may terminate any Retained CME Programming Contract.

8.5
From and including the Original Execution Date and up to and including the earlier of the Croatian Closing Date and the date of termination of this Agreement in accordance with Clause 5.8 (or in respect of any Retained CME Programming Contract, the date on which the rights and obligations accruing to CME Programming under the Retained CME Programming Contracts are transferred to, and assumed by the Purchaser (or any of its Affiliates)) the Purchaser agrees to use commercially reasonable endeavours to assist the Seller in the Seller’s efforts to obtain the necessary third party consents with respect to the CME Programming Contracts or the Retained CME Programming Contracts provided, however, that (i) the Seller makes no representation or warranty that any third party will agree to enter into any contract, arrangement or other agreement with, or afford any right or benefit to, the Purchaser and neither the Seller nor any of its Affiliates shall be required to pay any consideration or make any concession to any such third party, and (ii) if the Purchaser refuses to accept a request made by a third party that is a condition to such third party giving its consent in respect of the transfer, assignment or conveyance of a Retained CME Programming Contract (and such request would have been commercially reasonable for the Purchaser to accept), then the Seller and their Affiliates shall have no obligation to comply with Clause 8.4.4 in respect of such CME Programming Contract and may terminate any such Retained CME Programming Contract. Except with the prior written consent of the Seller, the Purchaser shall not, and shall not purport to, conduct any discussion or negotiation, or enter into any contract, agreement or arrangement with, any third party on behalf of the Seller (or any Affiliate of the Seller).

8.6
Clauses 8.1 to 8.5 shall be construed separately in respect of, (i) the Croatian Target (and to Programming Contracts that are Key Programming Contracts, CME Programming Contracts and CME Programming Sublicences in respect of Croatian Target) and the Croatian Transaction, and (ii) the Slovenian Target Companies (and to Programming Contracts that are Key Programming Contracts in respect of Slovenian Target) and the Slovenian Transaction, so that (including for the purposes of construing any defined term used therein):

8.6.1
with respect to the Croatian Target (and to Programming Contracts that are Key Programming Contracts, CME Programming Contracts and CME Programming Sublicences in respect of Croatian Target) and the Croatian Transaction: all references to “Closing” therein shall be to “Croatian Closing”, all references to “Transaction” shall be to “Croatian Transaction”, all references to “Target Company” or “Target Companies” shall be to “Croatian Target”, all references to “Closing Date” shall be to “Croatian Closing Date”, all references to “Target Companies’ Businesses” shall be to the Croatian Target Company’s Businesses, all references to Programming Contracts that are Key Programming Contracts shall be to Key Programming Contracts in respect of the Croatian Target, all references to CME Programming Contracts shall be to CME Programming Contracts in respect of the Croatian Target, and all references to CME Programming Sublicences shall be to CME Programming Sublicences in respect of Croatian Target; and

8.6.2
with respect to the Slovenian Target Companies (and to Programming Contracts that are Key Programming Contracts in respect of Slovenian Target) and the Slovenian Transaction: all references to “Closing” shall be to “Slovenian Closing”, all references to “Transaction” shall be to “Slovenian Transaction”, all references to “Target Company” or “Target Companies” shall be to any “Slovenian Target” or “Slovenian Target Companies”, all references to “Closing Date” shall be to “Slovenian Closing Date, all references to “Target Companies’ Businesses” shall be to the Slovenian Target Companies’ Businesses, and all references to Programming Contracts that are Key Programming Contracts shall be to Key Programming Contracts in respect of the Slovenian Target Companies.

9.	WARRANTIES

9.1	The Seller warrants to the Purchaser:

9.1.1	on the Original Execution Date that each of the Fundamental Warranties is true and accurate; and

9.1.2	in respect of the Croatian Target Shares, the Croatian Target Company and the Croatian Transaction only, at Croatian Closing that each of the Fundamental Warranties is true and accurate; and

9.1.3	in respect of the Slovenian Target Share, the Slovenian Target Companies and the Slovenian Transaction only, at Slovenian Closing that each of the Fundamental Warranties is true and accurate.

9.2	Subject to Clause 9.4, the Seller warrants to the Purchaser:

9.2.1	on the Original Execution Date that each of the Warranties (excluding the Fundamental Warranties) in Part A of Schedule 3 is true and accurate; and

9.2.2
in respect of the Croatian Target Shares, the Croatian Target Company and the Croatian Transaction only, at Croatian Closing that each of the Warranties (excluding the Fundamental Warranties) in Part A of Schedule 3 is true and accurate; and

9.2.3
in respect of the Slovenian Target Share, the Slovenian Target Companies and the Slovenian Transaction only, at Slovenian Closing that each of the Warranties (excluding the Fundamental Warranties) in Part A of Schedule 3 is true and accurate.

9.3	The Purchaser warrants to the Seller:

9.3.1	on the Original Execution Date that each of the Warranties in Part B of Schedule 3 is true and accurate; and

9.3.2
in respect of the Croatian Target Shares, the Croatian Target Company and the Croatian Transaction only, at Croatian Closing that each of the Warranties in Part B of Schedule 3 is true and accurate; and

9.3.3
in respect of the Slovenian Target Share, the Slovenian Target Companies and the Slovenian Transaction only, at Slovenian Closing that each of the Warranties in Part B of Schedule 3 is true and accurate.

9.4	The Warranties and any Warranty Claim shall be subject to the relevant limitations and other provisions set out in Schedule 4, to the extent expressed to be applicable.

9.5	For the purposes of warranties under Clauses 9.1.2, 9.2.2 and 9.3.2:

9.5.1
reference in Schedule 3 (and within the defined terms used therein) to “Target Companies” shall be to the “Croatian Target Company” (and reference to “Target Company” shall be construed accordingly), reference to “Closing” shall be to the “Croatian Closing”, reference to “Transaction Document” shall be to “this Agreement, the Croatian Trademark License Agreement, the Croatian Transition Services Agreement and the Croatian Target Transfer Agreement”, reference to “Target Companies Shares” shall be the “Croatian Target Shares”, part (ii) of the definition of “Statutory Account” shall not apply, reference to “Target Companies’ Businesses” shall be to the “Croatian Target Company’s Businesses”, “Seller’s Knowledge” shall exclude the actual knowledge of Pavel Vrabec and Matej Pregarc, reference to the “Transition Services Agreement” shall be to the “Croatian Transition Services Agreement”, and reference to the “Trademark License Agreement” shall be to the “Croatian Trademark License Agreement”; and

9.5.2
no Warranty is given in respect of the Slovenian Target Shares, the Slovenian Target Companies, the Slovenian Target Companies’ Businesses, or the Slovenian Transaction. Without prejudice to the generality thereof: Warranty 1.6.2 is not given, Warranties 1.6.3 and 1.6.6 are not given with respect to the Slovenian Target Share, Warranty 1.8.1(b) is not given, no warranty is given in respect of the Statutory Accounts (Slovenia) Unaudited and in that warranty given by the Purchaser under paragraph 1.43.1 the words “and the Purchaser Regulatory Approvals” shall be deleted.

9.6	For the purposes of warranties under Clauses 9.1.3, 9.2.3 and 9.3.3:

9.6.1
reference in Schedule 3 (and within the defined terms used therein) to “Target Companies” shall be to “Slovenian Target Companies” (and reference to “Target Company” shall be construed accordingly), reference to “Closing” shall be to the “Slovenian Closing”, reference to “Transaction Document” shall be to “this Agreement, the Slovenian Trademark License Agreement, the Slovenian Transition Services Agreement and the Slovenian Target Transfer Agreement”, reference to “Target Companies Shares” shall be the “Slovenian Target Share”, part (i) of the definition of “Statutory Account” shall not apply, reference to “Target Companies’ Businesses” shall be to the “Slovenian Target Companies’ Businesses”, “Seller’s Knowledge” shall exclude the actual knowledge of Dražen Mavrić and Diana Roginić, reference to the “Transition Services Agreement” shall be to the “Slovenian Transition Services Agreement”, and reference to the “Trademark License Agreement” shall be to the “Slovenian Trademark License Agreement”; and

9.6.2
no Warranty is given in respect of the Croatian Target Shares, the Croatian Target, the Croatian Target Company’s Businesses, or the Croatian Transaction. Without prejudice to the generality thereof: Warranty 1.6.1 is not given, Warranties 1.6.3 and 1.6.6 are not given with respect to the Croatian Target

Shares, Warranty 1.8.1(a) is not given and in that warranty given by the Purchaser under paragraph 1.43.1 the words “the Croatian Closing Competition Approval and” shall be deleted.

10.	UNDERTAKINGS AND INDEMNITIES

10.1
Other than as contemplated by this Agreement or any Transaction Document, upon and following Closing and in consideration for the terms of this Agreement, the Seller irrevocably waives, releases and discharges, to the fullest extent permitted by law (and the Seller shall procure that each of its Affiliates shall do the same) any actions, claims or proceedings by the Seller and/or its Affiliates against any of the Target Companies or for sums due by any Target Company to the Seller or its Affiliates. Pending such release, the Seller shall indemnify the Purchaser and each Target Company and hold the Purchaser and each Target Company harmless from and against any loss, damage, payments, costs or expenses, suffered or incurred, directly or indirectly, by the Purchaser or a Target Company in relation to such actions, claims, proceedings or sums.

10.2
Upon and following Closing, the Seller shall use reasonable endeavours to procure that each of the Target Companies shall be irrevocably released and discharged from any guarantee or similar surety granted by any of the Target Companies for the benefit of, or in respect of a liability or obligations of, the Seller or its Affiliates. Pending such release, the Seller shall indemnify the Purchaser and each Target Company and hold the Purchaser and each Target Company harmless from and against any loss, damage, payments, costs or expenses, suffered or incurred, directly or indirectly, by the Purchaser or a Target Company in relation to such guarantee or similar surety.

10.3
Upon and following Closing, the Purchaser shall use reasonable endeavours to procure that the Seller and each of its Affiliates shall be irrevocably released and discharged from any guarantee or similar surety granted by any of the Seller and/or its Affiliates for the benefit of, or in respect of a liability or obligations of, any Target Company. Pending such release, the Purchaser shall indemnify the Seller and its Affiliates and hold the Seller and its Affiliates harmless from and against any loss, damage, payments, costs or expenses, suffered or incurred, directly or indirectly, by the Seller or any of its Affiliates in relation to such guarantee or similar surety.

10.4
Other than as contemplated by the Croatian Transition Services Agreement or Slovenian Transaction Services Agreement (as the case may be), pursuant to Clause 8.4 in relation to the Retained CME Programming Contracts and CME Programming Sublicences relating to the Retained CME Programming Contracts, and/or relating to the services that were provided under the CME Consultancy Agreements prior to Closing, if and to the extent that legal title or interest to any asset which is exclusively used by any Target Company is owned by or licensed to the Seller or its Affiliates at Closing, the Seller, if required by the Purchaser, shall (or shall procure that the relevant Affiliate shall):

10.4.1
execute or procure the execution of all such deeds or documents as may be reasonably necessary for the purposes of transferring such assets or the relevant interests in them to the Purchaser (or, at the Purchaser’s sole discretion, any Target Company) for nil consideration;

10.4.2
do or procure to be done all such further reasonable acts or things and procure the execution of all such other documents as may reasonably be necessary in order to vest such assets or the relevant interests in them to the Purchaser (or Target Company, as applicable); and

10.4.3
hold such assets, or the relevant interests in the asset, or procure that such assets, or the relevant interests in the asset, are held, on trust for the Purchaser (or Target Company, as applicable), to the extent permitted by any relevant law, until such time as the transfer is validly effected to vest the asset or relevant interest to the Purchaser (or Target Company, as applicable).

For the purposes of this Clause 10.4, “exclusively used” shall mean that such asset is: (i) used by any Target Company; and (ii) is not used by the Seller or its Affiliates (excluding the Target Companies) after Closing and has not been so used by the Seller or its Affiliates (excluding the Target Companies) during the six months prior to the Original Execution Date.

10.5
Other than as contemplated by the Croatian Transition Services Agreement or Slovenian Transaction Services Agreement (as the case may be), if and to the extent that legal title or interest to any asset which is exclusively used by the Seller or its Affiliates is owned by or licensed to the Target Companies at Closing, the Purchaser, if required by the Seller, shall (or shall procure that the relevant Target Company shall):

10.5.1
execute or procure the execution of all such deeds or documents as may be reasonably necessary for the purposes of transferring such assets or the relevant interests in them to the Seller (or, at the Seller’s sole discretion, any Affiliate) for nil consideration;

10.5.2
do or procure to be done all such further reasonable acts or things and procure the execution of all such other documents as may reasonably be necessary in order to vest such assets or the relevant interests in them to the Seller (or an Affiliate, as applicable); and

10.5.3
hold such assets, or the relevant interests in the asset, or procure that such assets, or the relevant interests in the asset, are held, on trust for the Seller (or its Affiliate, as applicable), to the extent permitted by any relevant law, until such time as the transfer is validly effected to vest the asset or relevant interest to the Seller (or its Affiliate, as applicable).

For the purposes of this Clause 10.5, “exclusively used” shall mean that such asset is: (i) used by the Seller or its Affiliates (excluding the Target Companies); and (ii) is not used by the Target Companies after Closing and has not been so used by the Target Companies during the six months prior to the Original Execution Date.

10.6
Upon and following Closing, the Seller covenants to pay the Purchaser an amount equal to any loss, cost or expense, suffered or incurred, directly or indirectly, by the Purchaser or a Target Company as a result of or relating to any claims by any third party in respect of a primary obligation or liability of the Seller or any of its Affiliates and for which the Purchaser and Target Company may be liable as a matter of statute on a secondary basis solely as a result of being Affiliated (other than under or in respect of a breach of the Transaction Documents or in relation to Tax, in respect of which the provisions of Schedule 5 shall apply, or any obligation or liability under the CME Programming Sublicences relating to the Retained CME Programming Contracts).

10.7
Upon and following Closing, the Seller covenants to pay the Purchaser an amount equal to the amount of any liability (including, without limitation, any liability, if applicable, for costs and interest) of the Purchaser or the Target Companies to any third party in respect of the claims listed in Schedule 12 (together with all costs and expenses incurred by the Purchaser, the Target Companies or their Affiliates in investigating and defending such claims), provided that the indemnity provided by the Seller under this Clause shall not include any liability, cost or expense to the extent of any specific provision included therefor in the Closing Accounts finally determined in accordance with Part B of Schedule 10.

10.8
Upon and following Closing, the Purchaser covenants to pay an amount equal to any loss, suffered or incurred, directly or indirectly, by the Seller or its Affiliates as a result of any claims by any third party in respect of a primary obligation or liability of any of the Target Companies and for which the Seller or its Affiliates may be liable as a matter of statute on a secondary basis solely as a result of being Affiliated (other than under or in respect of a breach of the Transaction Documents, in relation to Tax or any obligation or liability under the CME Programming Sublicences relating to the Retained CME Programming Contracts).

10.9
The provisions of Schedule 5 shall apply with respect to the Tax Warranties and the Tax Indemnity. The Tax Indemnity shall apply with respect to the Croatian Target and the Croatian Transaction upon and following Croatian Closing and with respect to the Slovenian Target Companies and the Slovenian Transaction upon and following Slovenian Closing.

10.10
Clauses 10.1 to 10.9 and the provisions of Schedule 5 shall be construed separately in respect of: (i) the Croatian Target and the Croatian Transaction; and (ii) the Slovenian Target Companies and the Slovenian Transaction, so that (including for the purposes of construing any defined term used therein):

10.10.1
with respect to the Croatian Target and the Croatian Transaction, all references to “Closing” shall be to “Croatian Closing”, all references to “Target Company” or “Target Companies” shall be to “Croatian Target” and all references to “Closing Accounts” shall be to “Croatian Closing Accounts”; and

10.10.2
with respect to the Slovenian Target Companies and the Slovenian Transaction, all references to “Closing” shall be to “Slovenian Closing”, all references to “Target Company” or “Target Companies” shall be to any “Slovenian Target Company” or “Slovenian Target Companies” and all references to “Closing Accounts” shall be to “Slovenian Closing Accounts”.

11.	SELLER’S POST-CLOSING COVENANTS

11.1
Subject to Closing having occurred, the Seller undertakes to the Purchaser not to make or pursue, and procure that none of the Seller’s Affiliates pursue, any claim against the Target Companies or their respective subsidiaries or their respective directors, officers, employees or agents in connection with them assisting the Seller in giving the Warranties and/or entering into this Agreement or any documents entered into pursuant to this Agreement.

11.2	The Seller shall not and undertakes to procure that the Seller’s Affiliates will not, directly or indirectly, do any of the following things:

11.2.1
within two (2) years from the Closing Date, be engaged or interested in any business within the Territory (as defined in Clause 11.7) which competes with, or is established with a view to compete with, the business of the Target Companies as it was carried out at or twelve (12) months prior to the Closing Date. This Clause shall not prevent the holding of shares in a listed company for investment purposes only where the Seller and/or its Affiliate do not exercise, directly or indirectly, any management function in the company concerned or any material influence in that company, which shall be (without limitation) taken to be the case if the shares do not confer more than five per cent of the votes which could normally be cast at a general meeting of the company;

11.2.2	within three (3) years from the Closing Date, use or include “OYO”, “VOYO”

or the logo “”the OYO (fig.) or the OYO (fig.)
in any trade mark, sign, name, business name,

domain name or sub-domain ((including, without limitation, (i) as from the Slovenian Closing voyo.si, vojo.si, and yojo.si and (ii) as from the Croatian Closing oyo.hr and oyo.dnevnik.hr) or use any confusingly similar name, sign or mark, in each case in the Territory:

11.2.2.1
in connection with any business in the Territory which competes with the Target Companies’ Businesses, any extensions thereof or developments thereto in which such names, signs or marks are used including by targeting audiences in the Territory (but passive sales are not restricted if applicable law so provides); or

11.2.2.2	in connection with any entertainment, media, sports, retail, restaurant, bar, merchandising or leisure business in the Territory; or

11.2.2.3	any other business in the Territory,
each of 11.2.2.1, 11.2.2.2 and 11.2.2.3 being separate undertakings, save that nothing in this Clause 11.2.2 shall operate to prevent the Seller from performing the Croatian Trademark License Agreement or the Slovenian Trademark License Agreement;

11.2.3
disclose to any other person or (in any way which may be detrimental to the business of any Target Company as carried on at the Closing Date) use any information which is confidential business information to the extent that such information relates to any business or activity of any Target Company and Clause 21.2 and Clause 21.3 shall apply mutatis mutandis to the obligations under this Clause 11.2.2;

11.2.4	within two (2) years from the Closing Date, solicit or entice away from their employment with, or engagement by, any Target Company any person that is on the Closing Date:

11.2.4.1	a Senior Employee of any Target Company;

11.2.4.2	an manager or employee in a managerial position at any Target Company,

11.2.4.3	a person who reports to any persons set out at 11.2.4.1 and/or 11.2.4.2; and

11.2.4.4	any other senior or key employee of any Target Company,
save that such restriction shall not prevent: (i) the solicitation or employment of any such person resulting from general advertisements for employment not directed at any such person; or (ii) the direct solicitation or employment of any person who has ceased to be employed or otherwise engaged by any Target Company on or following the Closing Date due to an involuntary termination or redundancy; or (iii) the solicitation or employment of any person at least six (6) months after the date on which such person ceased to be otherwise employed or otherwise engaged by any Target Company for any reason; and/or

11.2.5	assist any other person to do any of the foregoing.

11.3
The Purchaser acknowledges and agrees that the access by persons in the Territory of their own volition of content distributed by the Seller or its Affiliates in the ordinary course of their businesses conducted outside the Territory as at the Original Execution Date (and any reasonable extensions or developments thereof) shall not of itself constitute a breach of Clauses 11.2.1 or 11.2.2.

11.4
The Seller acknowledges and agrees that access by persons outside the Territory of their own volition of content distributed by the Purchaser or its Affiliates in the ordinary course of their businesses conducted inside the Territory as at the Original Execution Date whether under the names of “Nova TV”, “Produkcija Plus” or “Pro Plus” or otherwise shall not be a breach of the Agreement or the Croatian Trademark License Agreement or the Slovenian Trademark License Agreement.

11.5
In case there are any proceeds from accounts receivable and/or any other payments due to or for the benefit of the Target Companies that are received by the Seller and/or its Affiliates after the Closing Date, the Seller shall hold such sums on trust for the Target Company and promptly pay to the Purchaser (or, at the sole discretion of the Purchaser, any Target Company) any such amount of proceeds.

11.6

11.6.1
Where the Target Company is the Slovenian Target: If Clause 4.12 applies, the Seller shall procure that CME Investments B.V. shall release and discharge in full the obligations of the Target Companies and all security granted pursuant to the Intercompany Loans simultaneously upon payment to CME Investments B.V. the amount disclosed to the Purchaser under Clause 2.10 (up to a maximum amount equal to the Closing Payment before adjustment under Clause 2.10) as at the Closing Date, and the Seller shall undertake all registrations or legal formalities required to perfect such release and discharge, provided that any cost and expense of the Parties or the Target Companies incurred in relation to such release and discharge shall be for the Seller’s account.

11.6.2
Where the Target Company is the Croatian Target: If Clause 3.9 applies, the Seller shall procure that CME Investments B.V. shall release and discharge in full the obligations of the Target Companies and all security granted pursuant to the Intercompany Loans simultaneously upon payment to CME Investments B.V. the amount disclosed to the Purchaser under Clause 2.6 (up to a maximum amount equal to the Closing Payment before adjustment under Clause 2.6) as at the Closing Date, and the Seller shall undertake all registrations or legal formalities required to perfect such release and discharge, provided that any cost and expense of the Parties or the Target Companies incurred in relation to such release and discharge shall be for the Seller’s account.

11.7
Clauses 11.1 to 11.6 shall be construed separately in respect of: (i) the Croatian Target and Croatian Transaction; and (ii) the Slovenian Target Companies and the Slovenian Transaction, so that (including for the purposes of construing any defined term used therein):

11.7.1
with respect to the Croatian Transaction all references to “Closing” shall be to “Croatian Closing”, all references to “Target Company” and “Target Companies” shall be to “Croatian Target”, all references to “Closing Date” shall be to “Croatian Closing Date”, all references to “Territory” apply only to Croatia, all references to “Target Companies’ Businesses” shall be to “Croatian Target Company’s Businesses” and all references to “Intercompany Loans” shall be to “Croatian Intercompany Loan”; and

11.7.2
with respect to the Slovenian Transaction all references to “Closing” shall be to “Slovenian Closing”, all references to “Target Company” and “Target Companies” shall be to any “Slovenian Target Company” or “Slovenian Target Companies”, all references to “Closing Date” shall be to “Slovenian Closing Date”, all references to “Territory” apply only to Slovenia, all references to “Target Companies’ Businesses” shall be to “Slovenian Target Companies’ Businesses” and all references to “Intercompany Loans” shall be to “Slovenian Intercompany Loan”.

12.	PURCHASER POST-CLOSING COVENANTS
Post-Croatian Closing Covenants

12.1	With effect from Croatian Closing, the Purchaser shall, and shall procure that its Affiliates shall:

(a)
ensure that the Croatian Target does not use or display (including on or in its business stationery, documents, signs, promotional materials or website) any name, mark or logo which is the same as or similar to, or is likely to be confused or associated with, any name, mark or logo of a member of the CME Group (other than as is expressly permitted by the Croatian Trademark License Agreement);

(b)	ensure the timely performance of the post-Closing items set out in further detail in Part A of Schedule 8; and

(c)	not represent that the Seller or any other member of the CME Group retains any connection with such member of the Croatian Target.

12.2
In case there are any proceeds from accounts payable and/or any other payments due to or for the benefit of the Seller and/or its Affiliates that are received by the Purchaser and/or its Affiliates and/or the Croatian Target after the Croatian Closing Date, the Purchaser shall hold such sums on trust for the Seller and/or its Affiliates and promptly pay to the Seller and/or its Affiliates any such amount of proceeds.

Post-Slovenian Closing Covenants

12.3	With effect from Slovenian Closing, the Purchaser shall, and shall procure that its Affiliates shall:

(a)
ensure that the Slovenian Target Companies do not use or display (including on or in any of their business stationery, documents, signs, promotional materials or website) any name, mark or logo which is the same as or similar to, or is likely to be confused or associated with, any name, mark or logo of a member of the CME Group (other than as is expressly permitted by the Slovenian Trademark License Agreement);

(b)	ensure the timely performance of the post-Closing items set out in further detail in Part B of Schedule 8; and

(c)	not represent that the Seller or any other member of the CME Group retains any connection with any of the Slovenian Target Companies.

12.4
In case there are any proceeds from accounts payable and/or any other payments due to or for the benefit of the Seller and/or its Affiliates that are received by any Slovenian Target Company after the Slovenian Closing Date, the Purchaser shall pursue that such Slovenian Target Company will hold such sums on trust for the Seller and/or its Affiliates and promptly pay to the Seller and/or its Affiliates any such amount of proceeds.

13.	TERMINATION

13.1
The rights and obligations of the Parties with respect to the Croatian Transaction may be terminated by the Seller on written notice to the Purchaser: (i) on or after the Long Stop Date if the Condition Precedent set out in Clause 3.3 has not been satisfied on or before such date; (ii) on or after the Long Stop Date if any Condition Precedent set out in Clause 3.2 has not been satisfied or waived on the Croatian Closing Date; or (iii) in accordance with Clause 5.8.

13.2
The rights and obligations of the Parties with respect to the Croatian Transaction may be terminated by the Purchaser on written notice to the Seller: (i) on or after the Long Stop Date if the Condition Precedent set out in Clause 3.3 has not been satisfied on or before such date; (ii) on or after the Long Stop Date if any Condition Precedent set out in Clause 3.1 has not been satisfied or waived on the Slovenian Closing Date; (iii) in accordance with Clause 5.8; or (iv) at any time before Croatian Closing if a Material Adverse Effect occurs in respect of the Croatian Target provided that the Purchaser has given the Seller written notice specifying such Material Adverse Effect and which, if capable of remedy, has not been remedied by the earlier of the Croatian Closing Date or 30 days of such notice.

13.3
Where the rights and obligations of the Parties with respect to the Croatian Transaction are terminated in accordance with Clause 13.1 or Clause 13.2, such rights and obligations with respect to the Croatian Transaction under this Agreement (including under the Warranties with respect to the Croatian Target Shares, the Croatian Target Company, the Croatian Target Companies’ Business and the Croatian Transaction) shall cease immediately with effect upon the giving of written notice thereunder, save: (i) for any obligation of the Purchaser to make payment to the Seller under Clause 4.7 (if applicable); and (ii) any rights and liabilities in respect of any prior breaches with respect to the Croatian Transaction (except where the Purchaser is obliged to make payment to the Seller under Clause 4.7, in which case the right of the Seller to enforce such obligation shall be the Seller’s sole and exclusive remedy under this Agreement with respect to the

Transaction and the Seller shall have no other Claims against the Purchaser with respect to the Transaction).

13.4
The rights and obligations of the Parties with respect to the Slovenian Transaction may be terminated by the Seller on written notice to the Purchaser: (i) on or after the Long Stop Date if the Condition Precedent set out in Clause 4.3 has not been satisfied on or before such date; (ii) on or after the Long Stop Date if any Condition Precedent set out in Clause 4.2 has not been satisfied or waived on the Slovenian Closing Date; or (iii) in accordance with Clause 5.14.

13.5
The rights and obligations of the Parties with respect to the Slovenian Transaction may be terminated by the Purchaser on written notice to the Seller: (i) on or after the Long Stop Date if the Condition Precedent set out in Clause 4.3 has not been satisfied on or before such date; (ii) on or after the Long Stop Date if any Condition Precedent set out in Clause 4.1 has not been satisfied or waived on the Slovenian Closing Date; (iii) in accordance with Clause 5.14; or (iv) at any time before Slovenian Closing if a Material Adverse Effect occurs in respect of the Slovenian Target Companies provided that the Purchaser has given the Seller written notice specifying such Material Adverse Effect and which, if capable of remedy, has not been remedied by the earlier of the Slovenian Closing Date or 30 days of such notice.

13.6
Where the rights and obligations of the Parties with respect to the Slovenian Transaction are terminated in accordance with Clause 13.4 or Clause 13.5, such rights and obligations with respect to the Slovenian Transaction under this Agreement (including under the Warranties with respect to the Slovenian Target Share, the Slovenian Target Companies, the Slovenian Target Companies’ Business and the Slovenian Transaction) shall cease immediately with effect upon the giving of written notice thereunder, save: (i) for any obligation of the Purchaser to make payment to the Seller under Clause 4.7 (if applicable); and (ii) any rights and liabilities in respect of any prior breaches with respect to the Slovenian Transaction (except where the Purchaser is obliged to make payment to the Seller under Clause 4.7, in which case the right of the Seller to enforce such obligation shall be the Seller’s sole and exclusive remedy under this Agreement with respect to the Transaction and the Seller shall have no other Claims against the Purchaser with respect to the Transaction).

13.7
This Clause 13 and Clauses 15 to 29 shall survive termination of this Agreement (and shall survive termination of the rights and obligations of the Parties with respect to the Croatian Transaction and/or the Slovenian Transaction).

14.	NOTICES

14.1
All notices and the entire correspondence between the Parties under this Agreement will be made in writing in English language and will be deemed as transmitted if handed in person or sent by registered mail or courier (with acknowledgment of receipt) or by fax (confirmed electronically as regards the sending of the text and its receipt).

14.2	For the purposes of this Clause 14, the authorised address and facsimile details of the Parties shall be as follows:

if to the Seller:
CME Media Enterprises B.V.
Piet Heinkade 55, Unit G-J
1019GM, Amsterdam
The Netherlands
Attn: Managing Directors

Facsimile: +31 (20) 4231404
with a copy to:
Central European Media Enterprises Ltd.
c/o CME Media Services Limited
Kříženeckého náměstí 1078/5
152 00  Prague 5 - Barrandov
Czech Republic
Attn: Legal Counsel
Facsimile: +420 242 464 483

if to the Purchaser: Slovenia Broadband S.à r.l. 61, rue de Rollingergrund L-2440 Luxembourg Attn: Wolfgang Zettel and Jan Koenighaus Facsimile: (+352) 28 48 04 40 70
or such other address as such Party may notify to the other Party in writing from time to time in accordance with the requirements of this Clause, such notice to be effective (a) two (2) Business Days after the date of such notice when sent by mail or courier, (b) upon delivery when sent by facsimile during normal business hours, or (c) following such longer period as may be set out in such notice.

15.	ENTIRE AGREEMENT

15.1
This Agreement constitutes the entire agreement between the Parties and supersedes any arrangements, understanding or previous agreement between them relating to the subject matter to which it relates.

15.2
Each Party acknowledges that in entering into this Agreement it does not rely on, and shall have no remedy in respect of, any statement, representation, assurance or warranty of any person other than as expressly set out in this Agreement.

15.3	The Seller shall not plead the Limitation Act 1980 in respect of any Tax Warranty Claim or any Indemnity Claim.

16.	THIRD PARTY RIGHTS
Except as provided to the contrary in this Agreement, no person who is not a party to this Agreement shall have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce a term of this Agreement.

17.	AMENDMENTS

17.1	This Agreement may be amended or modified only if in writing (including a written document evidenced by a facsimile transmission) and signed by each of the Parties.

18.	COSTS AND EXPENSES
Except as specified herein (including Clause 5.13 hereof), each Party shall be liable for its own costs and expenses in relation to the negotiation, preparation, execution and carrying into effect of this Agreement.

19.	SET-OFF AND GROSS-UP

19.1
A payment made under this Agreement by one Party to the other shall be made free of any right of counterclaim or set-off and without deduction or withholding of any kind, other than any deduction or withholding required by law.

19.2
If a Party is required by law to make a deduction or withholding, it shall, at the same time as the payment which is the subject of the deduction or withholding payable under this Agreement, pay to the other Party such additional amount as shall be required to ensure that the net amount received by the other Party under this Agreement will equal the full amount which would have been received by it had no such deduction or withholding been required to be made. If a deduction or withholding is required in relation to the payment by the Purchaser of the Croatian Closing Payment, the Slovenian Closing Payment, the Croatian Purchase Price Underpayment or the Slovenian Purchase Price Underpayment, the Purchaser shall be entitled to nominate an Affiliate to assume the Purchaser’s obligations to make such payments under this Agreement (subject to the written consent of the Seller, not to be unreasonably withheld or delayed). To the extent the Seller utilises any credit, or is entitled to receive any refund, in connection with any withholding or deduction applied in respect of the Croatian Closing Payment, the Slovenian Closing Payment, the Croatian Purchase Price Underpayment or the Slovenian Purchase Price Underpayment, the Seller shall remit the benefit of such credits or refund to the Purchaser (net of costs).

19.3	The provisions of Schedule 5 shall apply to payments made in relation to any Tax Claim, and Clauses 19.1 and 19.2 shall not apply to such payments.

20.	ASSIGNMENT
The provisions of this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign its rights (or for the avoidance of doubt, its obligations) under this Agreement without the express written consent of the other Party, which shall not be unreasonably withheld or delayed.

21.	CONFIDENTIALITY

21.1
No Party shall divulge or communicate to any person (other than those of its or its Affiliates’ shareholders, directors, managers, employees and professional advisers (“Representatives”) whose province it is to know the same) or use or exploit for any reason whatsoever this Agreement or the matters contemplated hereby or the information disclosed by any of the other Parties or their Affiliates, and shall use its reasonable endeavours to prevent its Representatives from so acting. For the avoidance of doubt, any confidential business information regarding the Seller or its Affiliates in possession of the Target Companies as at the applicable Closing shall constitute information subject to the non-disclosure obligations of this Clause 21.

21.2	Notwithstanding the provisions of Clause 21.1, any Party may make a disclosure of information concerning this Agreement:

(a)	if required by law or any requirement of any securities exchange or Governmental Authority to which that Party is subject, wherever situated, whether or not the requirement has the force of law;

(b)
to a Party’s or its Affiliates’ directors, officers, employees, professional advisers, counsel, rating agencies, and lenders or other providers of funds (a) who are directly concerned with this Agreement or any related arrangements or transactions, (b) whose knowledge of such information is reasonably necessary; and (c) who by its position or otherwise is under a duty to observe confidentiality in dealing with this Agreement and such related arrangements or otherwise must comply with the provisions of this Agreement in respect of confidentiality;

(c)
or on the Target Companies or other information subject to the non-disclosure obligations in this Clause 21 if such information is publicly available (other than due to a breach by a Party of this Agreement), including any information attached as an exhibit to any public filings, including draft Current Report on Form 8-Ks (and parties acknowledge that a copy of this Agreement will be attached as an exhibit to such Current Report on Form 8-Ks) and for the avoidance of doubt the restrictions and procedure regarding disclosure in information as described in (d) shall not apply to information captured by this paragraph (c); or

(d)
which information comprises information concerning the Target Companies or this Agreement (and which is not material non-public information which would, or may reasonably, require disclosure by the Seller (or its Affiliate) under applicable securities laws (“Restricted Information”)) and which is so disclosed only to the extent reasonably necessary to facilitate the raising of debt or equity finance by the Purchaser to fund the Purchase Price (in whole or in part): (a) on a strictly confidential basis to any purchasers (including prospective purchasers) of any security in the Purchaser or its Affiliates, any financing party to a member of the Purchaser or its Affiliates, any underwriter in connection with a proposed initial public offering or the Representatives of the foregoing, or (b) provided that not less than 3 Business Days prior written notice (including the text of any confidential information of the Seller proposed to be so disclosed) has been given to the Seller (and the Purchaser shall take into account any reasonable requests of the Seller that the whole or any part of its confidential information not be so disclosed), in any prospectus for an equity or debt issuance or offering memorandum. In the event that there is any cause to doubt whether or not any information constitutes Restricted Information the Purchaser shall reasonably in advance of any such disclosure notify the Seller of such information.

21.3	The restrictions contained in this Clause 21 shall continue to apply for a period of two (2) years following the expiration or termination of this Agreement.

22.	ANNOUNCEMENTS

22.1
Subject to Clause 22.2, no Party shall make or issue a public announcement, communication or circular concerning the Transaction unless it has first obtained the other Party’s written consent, which may not be unreasonably withheld, conditioned or delayed.

22.2
Clause 22.1 does not apply to a public announcement, communication or circular required by law or by a rule or regulation of a listing authority, a stock exchange or a Governmental Authority to which the relevant Party is subject, provided that the public announcement, communication or circular shall so far as is practicable be made after consultation with the other Party and after taking into account the reasonable requirements of the other Party as to its timing, content and manner of making or despatch.

23.	PAYMENTS
Unless otherwise expressly stated (or as otherwise agreed in the case of a given payment), each payment to be made to the Seller or the Purchaser under this Agreement shall be made in Euro by transfer of the relevant amount into the relevant account on or before the date the payment is due for value on that date. The Seller shall, not less than two (2) Business Days before the date any payment is due to the Seller, notify the Purchaser of the account details for the purpose of that payment. The Purchaser shall, not less than two (2) Business Days before the date any payment is due to the Purchaser, notify the Seller of the account details for the purpose of that payment.

24.	SEVERABILITY
If any provision of this Agreement (or of any document referred to herein) is held to be illegal, invalid or unenforceable in whole or in part, the legality, validity and enforceability of the remaining provisions of this Agreement (or such other document) shall not in any way be affected or impaired thereby. If any provision or part of this Agreement (or any document referred to herein) is held to be illegal, invalid or unenforceable, then the Parties shall use reasonable endeavours to the fullest extent permitted by law to amend the terms of this Agreement to give effect to the transactions contemplated hereby, and if any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted or modified, the provision shall apply with whatever modification is necessary to give effect to the commercial intention of the Parties.

25.	FURTHER ASSURANCE
Each Party shall, at the request of the other Party, promptly do or so far as each is able procure the doing, of all such acts and/or execute or procure the execution of all such documents in a form satisfactory to such other Party concerned as they may reasonably consider necessary for giving full effect to this Agreement and securing to such other Party the full benefit of the rights, powers and remedies conferred upon them in this Agreement.

26.	WAIVERS
No failure or delay by a Party in exercising any right, power or privilege under this Agreement shall operate as a waiver of that right, power or privilege and no single or partial exercise by a Party of any right, power or privilege shall preclude any further exercise of that right, power or privilege or the exercise of any other right, power or privilege. None of the terms of this Agreement may be waived except by an instrument in writing duly executed by the waiving Party.

27.	COUNTERPARTS

27.1
This Agreement may be executed in any number of counterparts, each of which is an original and which together have the same effect as if each Party had signed the same document, provided that each Party executes at least one (1) counterpart.

27.2
This Agreement may be executed through the use of facsimile transmission or e-mail exchange of PDF copy signatures, and a counterpart of this Agreement that contains the facsimile signature or PDF copy signature of a Party shall constitute an executed counterpart of this Agreement.

28.	GOVERNING LAW
This Agreement, including the arbitration agreement in Clause 29, shall be governed by and construed in accordance with the laws of England and Wales.

29.	DISPUTE RESOLUTION

29.1
In the event of any dispute, claim or controversy arising out of or in connection with this Agreement (including any question as to its formation, validity, interpretation or termination, and including both contractual and non-contractual issues) (a “Dispute”), either Party may serve written notice of the Dispute on the other Party, and the Parties shall attempt to resolve the Dispute through negotiations. If the Parties have not resolved the dispute within sixty (60) days of the date on which the written notice of the Dispute was served, the Dispute shall be finally resolved by arbitration in accordance with the Rules of the London Court of International Arbitration, which are deemed to be incorporated by reference into this Clause, except to the extent modified by this Clause. The tribunal shall consist of three (3) arbitrators. The Purchaser and the Seller shall each nominate one (1) arbitrator and the third (3rd) arbitrator shall be appointed by the two (2) arbitrators nominated by the Parties. Either of the Purchaser or the Seller shall have the right to initiate the proceedings.

29.2
The seat of the arbitration shall be London, England. The language of the arbitration shall be English, except that any party to the arbitration may submit testimony or documentary evidence in the Croatian or Slovenian languages, as the case may be, whereupon it shall also furnish a certified translation or interpretation of any such evidence into English.

29.3
If any dispute arising out of or relating to this Agreement (hereinafter referred to as a “Related Dispute”) raises issues which are substantially the same as or connected with issues raised in another Dispute which has already been referred to arbitration under this Agreement or another Transaction Document (an “Existing Dispute”), the tribunal appointed or to be appointed in respect of any such Existing Dispute shall also be appointed as the tribunal in respect of any such Related Dispute. Where, pursuant to the foregoing provisions, the same tribunal has been appointed in relation to two or more Disputes, the tribunal may, with the agreement of all the parties concerned or upon the application of one of the parties, being a party to each of the Disputes, order that the whole or part of the matters at issue shall be heard together upon such terms or conditions as the tribunal thinks fit. The tribunal shall have power to make such directions and any interim or partial award as it considers just and desirable.

29.4
Either Party has the right to apply to any competent judicial authority for interim or conservatory measures (including but not limited to injunctive relief) at any time. Any such application shall not be deemed to be an infringement or waiver of the arbitration agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have amended and restated this Agreement on the date first above written.

EXECUTED for and on behalf of:

CME MEDIA ENTERPRISES B.V.

By:	/s/ Alphons van Spaendonck
Name:	Alphons van Spaendonck
Title:	Managing Director B

By:	/s/ Gerben van den Berg
Name:	Pan-Invest B.V., represented by Gerben van den Berg
Title:	Managing Director B

[Signature page to amended and restated framework agreement]

EXECUTED for and on behalf of:

SLOVENIA BROADBAND S.À R.L.

By:	/s/ Jan Könighaus
Name:	Dr. Jan Könighaus
Title:	Manager

[Signature page to amended and restated framework agreement]

AGREED FORM

SCHEDULE 1
FORM OF CROATIAN TARGET TRANSFER AGREEMENT

SHARE TRANSFER AGREEMENT
[Croatian language version]
BETWEEN:

1.
CME MEDIA ENTERPRISES B.V., a company organised and existing under the laws of the Netherlands, with its registered office situated at Piet Heinkade 55, Unit G-J, 1019GM, Amsterdam, the Netherlands, registered with company registration number 33246826, PIN 52541180014  (the “Transferor") represented, on the basis of a Special Power of Attorney, by [•] ; and

2.
SLOVENIA BROADBAND S.À R.L., a company organised and existing under the laws of Luxembourg, with its registered office situated at 61, rue de Rollingergrund, L-2440 Luxembourg, registered with the Trade and Companies Registry of Luxembourg under number B 145882 (the " Transferee"), represented, on the basis of a Special Power of Attorney, by [•],

The Transferor and the Transferee are hereinafter referred to jointly as the “Parties” and individually as the “Party”,

PREAMBLE:

Whereas, NOVA TV d.d. is a company organised and existing under the laws of Croatia, having its registered office at Zagreb, Remetineèka cesta 139, PIN 75399377119 (the “Company”), entered in the court register of the Commercial court in Zagreb with the number (MBS) 080222668, PIN 75399377119, with the basic capital of the Company in the amount of HRK [•][1], divided into [•] regular, fully paid, registered shares (collectively, the “Shares”) as follows:
- [220] shares of A series, in the nominal amount of HRK 500 each, designation: NVTV-R-A, ISIN designation: HRNVTVRA0003;
- [1,780] shares of B series in the nominal amount of HRK 18,000 each, designation: NVTV-R-B, ISIN designation:

1
1 To be updated to include any additional regular shares that may be issued between the Execution Date and Closing in connection with the capitalisation and/or retirement of the Croatian Intercompany Loan.

HRNVTVRB0002,and
- [2,200] shares of C series in the nominal amount of HRK 20,000 each, designation: NVTV-R-C, ISIN designation: HRNVTVRC0001, in total nominal value of HRK [•], which Shares are issued in non-materialized form and recorded as such within the computer system of the Croatian Central Depository & Clearing Company Inc. (hereinafter referred to as "CDCC"), held at the account of the Transferor opened with the CDCC, no. of account 5079730.

Whereas, the Transferor is the sole shareholder of the Company, owning the Shares, representing 100% of the basic capital of the Company;

Whereas, the Parties entered on __.__.2017. into a framework agreement (the “framework agreement”) and

Whereas, the Parties wish to enter into this Agreement whereby the Transferor transfers the Shares owned by the Transferor to the Transferee, and the Transferee hereby accepts transfer of the Shares.

NOW, THEREFORE, THE PARTIES HEREBY AGREE, as follows:

Art. 1- Object of the Agreement

1.1.
The Transferor hereby transfers to the Transferee the Shares representing 100% of the basic capital of the Company of HRK [•], held by the Transferor in the Company. The Transferee hereby accepts from the Transferor, free of any liens and/or encumbrance and with all the rights attached, the Shares held in the Company by the Transferor.

1.2.
Pursuant to the transfer contemplated under article 1.1 above, the Shares, representing 100% of the Company’s basic capital, shall be owned by the Transferee upon registration thereof in its name and on its behalf on the account of non-materialized securities opened in its name with the Central Depository & Clearing Company Inc ("CDCC").

1.3.
The Transferor hereby permits the Transferee to request and obtain from the CDCC the deregistration of the Shares from the account of non-materialized securities of the Transferor and the registration of the Shares to the account of non-materialized securities of the Transferee, without any additional approval or permit of the Transferor, and to inform the court register of the transfer of Shares.

Art. 2 - Conditions regarding the Shares

2.1.
All other conditions regarding the Shares have been mutually established by the Parties in the framework agreement.

Art. 3 - Governing law

This Agreement shall be governed by and construed in accordance with the law of Croatia. This shall in no way affect the provisions on the governing law contained in the framework agreement and their applicability to all maters arising out of or relating to the framework agreement.

In the event of any dispute, claim or controversy arising out of or in connection with this Agreement, either Party may serve written notice of the dispute on the other Party, and the Parties shall attempt to resolve the dispute through negotiations. If the Parties have not resolved the dispute within sixty (60) days of the date on which the written notice of the dispute was served, the dispute shall be finally resolved by arbitration in accordance with the Rules of the London Court of International Arbitration. The tribunal shall consist of three (3) arbitrators. The Parties shall each nominate one (1) arbitrator and the third (3rd) arbitrator shall be appointed by the two (2) arbitrators nominated by the Parties. Either of the Parties shall have the right to initiate the proceedings.
The seat of the arbitration shall be London, England. The language of the arbitration shall be English, except that any party to the arbitration may submit testimony or documentary evidence in the Croatian language, as the case may be, whereupon it shall also furnish a certified translation or interpretation of any such evidence into English.

Art. 4 - Miscellaneous
4.1.
Any modification or amendment to the terms of this Agreement shall be made only by written amendment signed by all Parties.
4.2.
The present Agreement becomes due and comes into force upon the execution of the present Agreement based on the Powers of Attorney executed by the Parties for such purpose, whereby the signatures of Parties’ representatives (proxy) shall be verified and certified by the public notary, and the rights and obligations of the Parties resulting from the present Agreement shall produce effects as of such date.
4.3.
The present Agreement is prepared in English and Croatian. In case of discrepancies, the Croatian version shall prevail.
4.4.
The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. In case of an invalid or unenforceable provision, a valid and enforceable provision shall apply between the Treanferee and the Transferor which closely reflects the legal and economic effects the Parties have attempted to achieve by the invalid or unenforceable provision.
4.5.
This Agreement has been executed in 2 (two) original counterparts - 1 (one) for the public notary and 1 (one) for the Transferee. The public notary will make 2 (two) certified copies of the Agreement - 1 (one) for the Transferor and 1 (one) for the purpose of effectuating the transfer of Shares with the CDCC.

[THIS AGREEMENT WILL BE EXECUTED BASED ON THE POWER OF ATTORNEY TO BE ISSUED BY EACH PARTY, WHEREBY THE SIGNATURES OF PARTIES’ REPERSENTATIVES SHALL BE VERIFIED AND CERTIFIED BY THE PUBLIC NOTARY]

POWER OF ATTORNEY
[Croatian language version]

We, CME MEDIA ENTERPRISES B.V., a company organised and existing under the laws of the Netherlands, with its registered office situated at Piet Heinkade 55, Unit G-J, 1019GM, Amsterdam, the Netherlands, registered with company registration number 33246826, PIN 52541180014 (“CME” or the “Principal”), represented by [Alphons van Spaendonck and general director of company Pan-Invest B.V. having its registered seat at the address Martinus Nijhofflaan 2, 2624ES, Delft, registered with the court registry of the Hague Commercial Chambers under reg.no. 27216361, represented by director D. van der Berg], hereby appoint the following attorneys-at-law from law office [•]

[•]

As our attorneys and empower them to act, each of them individually and independently, on our behalf in relation to:

Representation of CME before the notary public in order to:
execute and deliver, and verify his/her signature before the public notary on, the Share Transfer Agreement for the transfer of all Shares owned by CME in Nova TV d.d., a company organised and existing under the laws of Croatia, having its registered office at Zagreb, Remetinecka cesta 139, PIN 75399377119 (the “Company”), with the basic capital of the Company in the amount of HRK [•] divided into [•] regular registered shares, i.e. [220] shares of A series, in the nominal amount of HRK 500 each, designation NVTV-R-A, ISIN designation: [HRNVTVRA0003], [1,780] shares in of B series, in the nominal amount of HRK 18,000 each, designation NVTV-R-B, ISIN designation: [HRNVTVRB0002] and [2,200] shares of C series in the nominal amount of HRK 20,000 each, designation NVTV-R-C, ISIN designation: [HRNVTVRC0001] (collectively, the “Shares”), representing 100% of the basic capital of the Company, to Slovenia Broadband S.à r.l., a company organised and existing under the laws of Luxembourg, with its registered office situated at 61, rue de Rollingergrund, L-2440 Luxembourg, registered with company registration number B 145882 (the “Transferee”) as the Transferee and the new sole shareholder of the Company. The Share Transfer Agreement will be entered into for registry purposes, allowing for the immediate registration of the 100% of Shares in the name of the Transferee and on the account of non-materialized securities of the Transferee held with the Central Depository & Clearing Company Inc. and allowing for notification of the acquisition of Shares to the court register, with all other conditions of transfer being separately agreed by the parties.

In this connection our attorneys are hereby empowered to individually sign and execute all and any documents necessary to conclude the Share Transfer Agreement in the required form, as well as to make and receive all declarations and registrations which are necessary and appropriate in connection with the transfer of the Shares in the Company.

And we declare that all and every receipt, deed, matter and thing which shall be given, made, executed or done by our Attorneys for the aforesaid purpose shall be as good valid and effectual to all intents and purposes whatsoever as if the same had been signed, delivered, given or made or done by ourselves.

IN WITNESS WHEREOF, the Principal has executed this Power of Attorney

CME MEDIA ENTERPRISES B.V.
By:

_______________
Name:
Title:

By:

_______________
Name:
Title:

/signatures to be notarized and apostilled/

POWER OF ATTORNEY
[Croatian language version]
We, SLOVENIA BROADBAND S.À R.L., a company organised and existing under the laws of Luxembourg, with its registered office situated at 61, rue de Rollingergrund, L-2440 Luxembourg, registered with company registration number B 145882 (the “Principal”), hereby appoint the following attorneys-at-law from law office [•]

[•]

As our attorneys and empower them to act, each of them individually and independently, on our behalf in relation to:

Our representation before the notary public in order to:

execute and deliver and, verify his/her signature before the public notary on the Share Transfer Agreement for the transfer of all Shares in Nova TV d.d., a company organised and existing under the laws of Croatia, having its registered office at Zagreb, Remetinecka cesta 139, PIN 75399377119 (the “Company”), with the basic capital of the Company in the amount of HRK [•][2] divided into [•] regular registered shares i.e. (i) [220] shares of A series, in the nominal amount of HRK 500 each, designation NVTV-R-A, ISIN designation: HRNVTVRA0003, (ii) [1,780] shares in of B series, in the nominal amount of HRK 18,000 each, designation NVTV-R-B, ISIN designation: HRNVTVRB0002 and (iii) [2,200] shares of C series in the nominal amount of HRK 20,000 each, designation NVTV-R-C, ISIN designation: HRNVTVRC0001 (collectively, the “Shares”) representing 100% of the basic capital of the Company owned by CME Media Enterprises B.V., a company organised and existing under the laws of the Netherlands, with its registered office situated at Piet Heinkade 55, Unit G-J, 1019GM, Amsterdam, the Netherlands, registered with company registration number 33246826, PIN 52541180014 to the Principal as the new sole shareholder of the Company, and

2
2 To be updated to include any additional regular shares that may be issued between the Execution Date and Closing in connection with the capitalization and/or retirement of the Croatian Intercompany Loan.

In this connection our attorneys are hereby empowered to individually sign and execute all and any documents necessary to conclude the Share Transfer Agreement in the required form and to file the Share Transfer Agreement with required accompanying documentation to the Central Depository & Clearing Company Inc. for the purpose of registration of the transfer of Shares in accordance with the Share Transfer Agreement, as well as to make and receive all declarations and registrations which are necessary and appropriate in connection with the powers granted above.
And we declare that all and every receipt, deed, matter and thing which shall be given, made, executed or done by our Attorneys for the aforesaid purpose shall be as good valid and effectual to all intents and purposes whatsoever as if the same had been signed, delivered, given or made or done by ourselves.

IN WITNESS WHEREOF, the Principal has executed this Power of Attorney

SLOVENIA BROADBAND S.À R.L.
By:

_______________
Name:
Title:

By:

_______________
Name:
Title:

/signatures to be notarized and apostilled/

AGREED FORM

SCHEDULE 2
FORM OF SLOVENIAN TARGET TRANSFER AGREEMENT

(TO BE DELIVERED IN NOTARIAL DEED BY SLOVENIAN NOTARY IN SLOVENIAN LANGUAGE WITH ENGLISH VERSION ATTACHED)

TRANSFER AGREEMENT
[Slovenian language version]

BETWEEN:

1.
CME MEDIA ENTERPRISES B.V., a company organised and existing under the laws of the Netherlands, with its registered office situated at Piet Heinkade 55, Unit G-J, 1019GM, Amsterdam, the Netherlands, registered with company registration number 33246826  (the “Seller") [represented, on the basis of a Power of Attorney, by [•]]; and

2.
SLOVENIA BROADBAND S.À R.L., a company organised and existing under the laws of Luxembourg, with its registered office situated at 61, rue de Rollingergrund, L-2440 Luxembourg, registered with the Trade and Companies Registry of Luxembourg under number B 145882 (the " Buyer") [represented, on the basis of a Power of Attorney, by [•]],

The Seller and the Buyer are hereinafter referred to jointly as the “Parties” and individually as the “Party”,

PREAMBLE:

Whereas, PRODUKCIJA PLUS storitveno podjetje d.o.o. LJUBLJANA, is a company organised and existing under the laws of Slovenia, having its registered office at Kranjceva ulica 26, 1000 Ljubljana, Slovenia, registered with company registration number 5895081000 (the “Company”), with the share capital of the Company in the amount of EUR [•];

Whereas, the Seller is the sole owner of the business share in the Company (ID number of business share: 85105), corresponding to a fully paid-up share capital contribution in the amount of EUR [•][1], representing 100% of the
total share capital of the Company (the "Business Share"); and

Whereas, the Parties wish to enter into this transfer agreement (the "Agreement") whereby the Seller sells and transfers the Business Share owned by the Seller to the Buyer and the Buyer purchases and accepts the transfer of the Business Share.

NOW, THEREFORE, THE PARTIES HEREBY AGREE, as follows:

Art. 1- Object of the Agreement

1.1.
The Seller hereby sells and transfers the Business Share to the Buyer and the Buyer hereby purchases and accepts the Business Share from the Seller, free of any liens and/or encumbrances and with all the rights attached thereto.

1.2.
Pursuant to the transfer contemplated under article 1.1 above, 100% of the Company’s share capital, held as one business share corresponding to a fully paid-up share capital contribution in the amount of EUR [•], shall be owned by the Buyer.

Art. 2 - Transaction Price and Method of Payment

2.1.
In consideration of the sale and transfer of ownership over the Business Share to be sold to the Buyer hereunder, the transaction price and payment terms to the Seller for such Business Share has been as mutually established by the parties pursuant to the framework agreement entered into between the Parties on __ ____ 2017 (the “framework agreement”), a copy of which shall be attached hereto as a “connected agreement”

Art. 3 - Governing law

____________________________________________
1 To be updated to include increase between the Execution Date and Closing in connection with the capitalisation and/or retirement of the Slovenian Intercompany Loan.

The transfer of Business Share under this Agreement shall be governed by Slovenian law with the exclusion of Slovenian conflict of law provisions and the provisions of the Convention on the International Sales of Goods (CISG). This shall in no way affect the provisions on the governing law contained in the framework agreement and their applicability to all maters arising out of or relating to the framework agreement.

In the event of any dispute, claim or controversy arising out of or in connection with this Agreement, either Party may serve written notice of the dispute on the other Party, and the Parties shall attempt to resolve the dispute through negotiations. If the Parties have not resolved the dispute within sixty (60) days of the date on which the written notice of the dispute was served, the dispute shall be finally resolved by arbitration in accordance with the Rules of the London Court of International Arbitration. The tribunal shall consist of three (3) arbitrators. The Parties shall each nominate one (1) arbitrator and the third (3rd) arbitrator shall be appointed by the two (2) arbitrators nominated by the Parties. Either of the Parties shall have the right to initiate the proceedings.
The seat of the arbitration shall be London, England. The language of the arbitration shall be English, except that any party to the arbitration may submit testimony or documentary evidence in the Slovenian language, as the case may be, whereupon it shall also furnish a certified translation or interpretation of any such evidence into English.
Art. 4 - Miscellaneous

4.1.
Any modification or amendment to the terms of this Agreement shall be made only in the form of a notarial deed executed by or on behalf of all Parties.
4.2.
This Agreement was executed in one original before a notary public, who issues three identical counterparts, one for each Party and one for the purpose of registration of the transfer of the Business Share, whereas any number of additional counterparts can be issued by the notary on request of any Party.

4.3.
The Parties hereby appoint the notary [•] to effect the registration of the transfer under this Agreement with the court register.

[THIS AGREEMENT WILL BE EXECUTED IN SLOVENIAN LANGUAGE IN THE FORM OF NOTARIAL DEED BASED ON THE POWER OF ATTORNEY TO BE ISSUED BY EACH PARTY (ALSO IN NOTARIAL DEED FORM)]

[THE FRAMEWORK AGREEMENT WILL BE ATTACHED TO THE NOTARIAL DEED AS A “CONNECTED AGREEMENT” (WHICH WOULD BE TRANSLATED INTO SLOVENIAN BY A COURT INTERPRETER)]

POWER OF ATTORNEY
(TO BE EXECUTED IN THE FORM OF NOTARIAL DEED-
IN ENLISH LANGUAGE IN THE NETHERANDS-
SUBSEQUENTLY TO BE TRANSLATED IN SLOVENIA)

We, CME MEDIA ENTERPRISES B.V., a company organised and existing under the laws of the Netherlands, with its registered office situated at Piet Heinkade 55, Unit G-J, 1019GM, Amsterdam, the Netherlands, registered with company registration number 33246826 (“CME” or the “Principal”), hereby appoint the following attorneys-at-law from law office

[•]

[•]

As our attorneys and empower them to act, jointly or severally, on our behalf in relation to:

Representation of CME before the notary public in order to:
execute and deliver in the form of notarial deed the Transfer Agreement for the transfer of business share owned by CME in PRODUKCIJA PLUS storitveno podjetje d.o.o. LJUBLJANA, a company organised and existing under the laws of Slovenia, having its registered office at Kranjceva ulica 26, 1000 Ljubljana, Slovenia, registered with company registration number 5895081000 (the “Company”), corresponding to a fully paid-up share capital contribution in the amount of EUR [•][2], representing 100% of the total share capital of the Company, to Slovenia Broadband S.à r.l., a company organised and existing under the laws of Luxembourg, with its registered office situated at 61, rue de Rollingergrund, L-2440 Luxembourg, registered with company registration number B 145882 (the “Buyer”) as buyer of the Company.

In this connection our attorneys are hereby empowered to individually sign and execute all and any documents, especially the Notarial Deed to deliver the Transfer Agreement, as well as to make and receive all declarations and registrations which are necessary and appropriate in connection with the sale and transfer of the share in the Company.

And we declare that all and every receipt, deed, matter and thing which shall be given, made, executed or done by our attorneys for the aforesaid purpose shall be as good valid and effectual to all intents and purposes whatsoever as if the same had been signed, delivered, given or made or done by ourselves.

IN WITNESS WHEREOF, the Principal has executed this Power of Attorney

____________________________________________
2 To be updated to include increase between the Execution Date and Closing in connection with the capitalisation and/or retirement of the Slovenian Intercompany Loan.

CME MEDIA ENTERPRISES B.V. By: _______________ Name: Title: By: _______________ Name: Title: /to be delivered in notarial deed form and apostilled and subsequently translated into Slovenian/

POWER OF ATTORNEY
(TO BE EXECUTED IN THE FORM OF NOTARIAL DEED-
IN ENLISH LANGUAGE IN THE NETHERANDS-
SUBSEQUENTLY TO BE TRANSLATED IN SLOVENIA)

We, SLOVENIA BROADBAND S.À R.L., a company organised and existing under the laws of Luxembourg , with its registered office situated at 61, rue de Rollingergrund, L-2440 Luxembourg, registered with company registration number B 145882 (the “Principal”), hereby appoint the following attorneys-at-law from law office [•]

[•]

[•]

As our attorneys and empower them to act, jointly or severally, on our behalf in relation to:

Our representation before the notary public in order to
(i)
execute and deliver in the form of notarial deed the Transfer Agreement for the transfer of business share in PRODUKCIJA PLUS storitveno podjetje d.o.o. LJUBLJANA, a company organised and existing under the laws of Slovenia, having its registered office at Kranjceva ulica 26, 1000 Ljubljana, Slovenia, registered with company registration number 5895081000 (the “Company”), corresponding to a fully paid-up share capital contribution in the amount of EUR [•][3] To be updated to include increase between the Execution Date and Closing in connection with the capitalisation and/or retirement of the Slovenian Intercompany Loan. representing 100% of the total share capital of the Company from current sole owner of the Company CME Media Enterprises B.V., a company organised and existing under the laws of the Netherlands, with its registered office situated at Piet Heinkade 55, Unit G-J, 1019GM, Amsterdam, the Netherlands, registered with company registration number 33246826, to the Principal as the new sole owner of the 100% business share in the Company, and
(ii)
execute and deliver amendments to the Act of Establishment of the Company to record the Principal as the new sole owner of the 100% business share in the Company following the execution of the Transfer Agreement mentioned above.

In this connection our attorneys are hereby empowered to individually sign and execute all and any documents, especially the Notarial Deed to deliver the Transfer Agreement and amend the Act of Establishment of the Company to record the new owner of the business share, as well as to make and receive all declarations and registrations which are necessary and appropriate in connection with the powers granted above.

And we declare that all and every receipt, deed, matter and thing which shall be given, made, executed or done by our attorneys for the aforesaid purpose shall be as good valid and

____________________________________________
3 To be updated to include increase between the Execution Date and Closing in connection with the capitalisation and/or retirement of the Slovenian Intercompany Loan.

effectual to all intents and purposes whatsoever as if the same had been signed, delivered, given or made or done by ourselves.

IN WITNESS WHEREOF, the Principal has executed this Power of Attorney

SLOVENIA BROADBAND S.À R.L. By:

_______________
Name:
Title:

By:

_______________
Name:
Title:

/to be delivered in notarial deed form and apostilled and subsequently translated into Slovenian /

SCHEDULE 3
WARRANTIES
PART A.     SELLER’S WARRANTIES
For purposes of Clause 9.2 of the Agreement, the Warranties of the Seller under this Part A of Schedule 3 are as follows:
I – IN RELATION TO THE SELLER:

1.1	Incorporation and capacity of Seller; Validity

1.1.1	The Seller is duly organised and validly existing under the laws of the Netherlands.

1.1.2
The Seller has full power and authority to execute this Agreement and other Transaction Documents, to perform its obligations hereunder and under each of the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby including, without limitation, to sell and transfer (pursuant to this Agreement) the Target Companies’ Shares. This Agreement and each Transaction Document to which the Seller is a party has been, or when the relevant document is executed will be, duly and validly executed by Seller and constitutes a legal, valid, binding obligation of Seller, enforceable against it in accordance with their respective terms.

1.2	No Conflict

1.2.1
The execution, delivery and performance of this Agreement or the other Transaction Documents to which the Seller is a party and the consummation of the Transaction will not violate any provision of and will not result in the breach or in the acceleration of the terms of:

(a)	any applicable law, rule or regulation of any court or Governmental Authority applicable to which the Seller is subject or any provision of its constitutional documents; and

(b)	any contract, indenture, agreement or commitment to which the Seller is a party or is bound or by which any of its material assets are affected.

1.3	Filings and Consents

1.3.1
The execution, delivery and performance of this Agreement and the other Transaction Documents to which the Seller is a party and the consummation of the Transaction will not require the Seller to obtain the consent of any Governmental Authority.

1.4	No Insolvency of Seller

1.4.1
There is no bankruptcy, liquidation, moratorium, insolvency or similar proceeding pending against the Seller, nor to the Seller’s Knowledge is any such proceeding threatened against the Seller, that would affect its ability to perform its obligations under this Agreement and/or Transaction Documents.

II – IN RELATION TO THE TARGET COMPANIES:

1.5	Incorporation of the Target Companies, and Constitutive Documents

1.5.1	Each of the Target Companies is a company validly existing under the laws of the country of its incorporation with full power and authority to conduct its business as at the date of this Agreement.

1.5.2	The current constitutive documents of the Target Companies have been disclosed in Data Room.

1.5.3
Since January 1, 2012, the Target Companies, their shareholders and directors have held any necessary meetings or other corporate actions of or by the Target Companies as may be required by applicable law, except where such failure would not have a Material Adverse Effect. All matters requiring registration in respect of the Target Companies have been registered in the competent companies register in Slovenia or Croatia, as the case may be.

1.6	Ownership of the Shares and the Target Companies

1.6.1	The Croatian Target Shares constitute the whole of the paid-up share capital of the Croatian Target and are fully paid up. The Seller owns 100% of such share capital.

1.6.2	The Slovenian Target Share constitutes the whole of the paid-up stock capital of the Slovenian Target and is fully paid up. The Seller owns 100% of such stock capital.

1.6.3	There are no Encumbrances over the Croatian Target Shares or the Slovenian Target Share, or shares of POP TV and Kanal A.

1.6.4	The Slovenian Target owns the whole of the paid-up stock capital of POP TV and the whole of the paid-up stock capital of Kanal A, and each are fully paid up.

1.6.5
The Seller is entitled to transfer or procure the transfer of full legal and beneficial ownership in the Target Companies’ Shares to the Purchaser on the terms and subject to the conditions set out in this Agreement.

1.6.6
Except as contemplated by Clause 4.12, there exists no option, right of conversion or other issue of shares or securities, which could increase or reduce the number of the shares of the Target Companies or the Target Companies’ nominal share capital. Each of the Croatian Target Shares, the Slovenian Target Share and the shares of POP TV and Kanal A are validly issued and allotted and there is no liability to pay any additional or unpaid contributions on the issued shares in each Target Company.

1.7	Subsidiaries and associates

1.7.1
Other than the Slovenian Target’s ownership of 100% of the paid-up share capital of POP TV and Kanal A, no Target Company is the owner of any Ownership Interest in any other legal entity. No Target Company controls the management of any other company, partnership or other entity.

1.8	Statutory Accounts / Management Accounts

1.8.1	The Statutory Accounts:

(a)
have been prepared in accordance with IFRS with respect to the Croatian Target on a basis consistent, in all material respects, with the basis employed in such accounts for the immediately preceding financial period;

(b)
with respect the Slovenian Target as at the Slovenian Closing Date: (1) have been prepared in accordance with IFRS and, (2) other than changes resulting from preparation under IFRS instead of Slovenian Accounting Standards, which include the form and presentation of data in the accounts as is customary under IFRS (such as the level of disclosures in the accounts under IFRS compared with Slovenian Accounting Standards): (x) have been prepared using data and financial information, and applying accounting policies and practices on a basis consistent in all material respects with the data and financial information, accounting policies and practices, employed in the Statutory Accounts (Slovenia) Unaudited and (y) are not materially different from the Statutory Accounts (Slovenia) Unaudited; and (3) when filed with the relevant authority under applicable Law, will not contain a qualified audit opinion.

The Statutory Accounts (Slovenia) Unaudited have been prepared in accordance with Slovenian Accounting Standards on a basis consistent, in all material respects, with the basis employed in such accounts for the immediately preceding financial period.

1.8.2
Since the Accounts Date, the Target Companies have been carried on in the ordinary and usual course and as a going concern and there has been no material adverse change in the cash flow, operations or assets of any Target Company.

1.8.3
The Statutory Accounts and the Statutory Accounts (Slovenia) Unaudited present a true and fair view of the financial condition of the Target Companies (on an individual and consolidated basis, as the case may be) as of the respective dates thereof, and their results of operations and cash flows for the periods then ended.

1.8.4
The Management Accounts, having regard for the purpose for which they were prepared, do not materially misstate the financial position of the Target Companies (on an individual and consolidated basis, as the case may be) as of the respective dates thereof, and their results of operations and cash flows for the period then ended. The Management Accounts have been prepared in accordance with US GAAP and on a basis consistent, in all material respects, with the basis employed in unaudited, individual management accounts for periods prior to the Accounts Date.

1.9	Corporate Records

1.9.1
Each Target Company keeps and maintains books and records that fairly reflect the conduct and operation of its business. The corporate books of each of the Target Companies accurately reflect corporate action taken by such Target Company as may be required by applicable law.

1.10	Operating Licences

1.10.1	The Target Companies have all Target Companies’ Authorisations required under applicable law to operate their businesses in Croatia and Slovenia, respectively, and, to the Seller’s Knowledge, all such Target Companies’ Authorisations are being complied with by such Target Companies in all material respects. To the Seller’s Knowledge, no written notice has been received by any Target Company indicating that any Target Companies’ Authorisation has, will or is likely to be revoked, suspended, cancelled, terminated, adversely modified or not renewed.

1.10.2	All fees, charges, royalties and any other payments due under the Target Companies’ Authorisations have been timely paid by the Target Companies when due.

1.11	Compliance with laws

1.11.1
The Target Companies have complied and are in compliance, with all applicable laws, ordinances and regulations, including all terms and conditions set in any authorisations and approvals, in all material respects. The Target Companies have complied in all material respects with any conditions, orders and requirements imposed by any Governmental Authority and have complied with and have performed all provisions and judgements, settlements, decrees, decisions, agreements or provisions of any authority, court or arbitration panel.

1.12	Real Properties

1.12.1
The Target Companies have valid legal title to or valid leasehold interests in the real property used in the Target Companies’ Businesses. Where the Target Company purports to hold legal title to such real property, such title or interest is validly effected and registered and is not subject to any Encumbrances. To the Seller’s Knowledge, there are no disputes affecting any of such properties and no landlord has alleged any breach of contract by the Target Companies with respect to such real properties.

1.12.2
To the Seller’s Knowledge, none of the Target Companies is in material breach of any leasehold interest, or any statutory, municipal or other requirement (including zoning requirements, planning consents and building permits) in connection with the use of such real properties.

1.12.3
The Target Companies are in physical possession and actual occupation of the whole of the properties owned or leased by the Target Companies as of the Original Execution Date on an exclusive basis and no third party has been granted any right of occupation or enjoyment in respect of such properties.

1.12.4
No court or administrative proceedings in respect of any of the real properties of the Target Companies, or with respect to their utilisation and usability, are ongoing, pending or, to the Seller’s Knowledge, threatened.

1.13	Assets

1.13.1
Together with the benefit of the services to be provided under the Transition Services Agreement and the Trademark License Agreement, the property, rights and assets owned or leased by the Target Companies comprise the property, rights and assets sufficient for the carrying on of the Target Companies’ Businesses substantially in the manner in, and to extent to, which they are conducted on the Original Execution Date or the Closing Date, as the case may be.

1.14	Intellectual Property Rights

1.14.1
Each of the Target Companies owns or uses pursuant to a valid contract all material Intellectual Property Rights sufficient to conduct the Target Companies’ Businesses as they are conducted on the Original Execution Date or the Closing Date, as the case may be. All material fees, charges, royalties and any other payments due under such contracts are duly and timely paid by the Target Companies. The Target Companies have complied, in all material respects, with all such contracts and licences and, to the Seller’s Knowledge, the applicable counter parties have complied prior to Closing in all material respects with all such contracts and licences and there are no grounds on which such contracts can be suspended, terminated or revoked in consequence of any non-compliance of the Target Companies.

1.14.2
To the Seller’s Knowledge, there is no violation or infringement by a third party of any Intellectual Property Rights of the Target Companies other than violations or infringements stemming from piracy activities which affect other businesses operating in the same sector in the Territory in a like manner.

1.14.3
The Disclosure Letter contains an accurate list of all Intellectual Property Rights which the Target Companies have registered or applied to register. All such registered trademarks and domain names are legally and beneficially owned by the Target Companies. All relevant fees payable to the competent intellectual property offices have been paid in respect of such registered Intellectual Property Rights and applications therefor. Such Intellectual Property Rights and applications therefor are free from Encumbrances.

1.14.4
There are no pending or, to the Seller’s Knowledge, threatened claims or oppositions against the Target Companies alleging that any of the Intellectual Property Rights owned or used by the Target Companies is invalid or unenforceable, or infringes or conflicts with the rights of others under any Intellectual Property Rights and, to the Seller’s Knowledge, there is no bona fide reason for any such claim or opposition to be brought.

1.14.5
The Target Companies have not received any written communications alleging that they have violated any Intellectual Property Rights within the five years before Closing and, to the Seller’s Knowledge, the Target Companies have not violated any Intellectual Property Rights.

1.14.6
To the Seller's Knowledge, all works created by the Target Companies’ employees and contractors are the original work of those employees in the course of their employment or of those contractors engaged by the Target Companies who have fully assigned all their Intellectual Property Rights to such works to the Target Companies, and the Intellectual Property Rights in such works belong to the Target Companies by operation of law or pursuant to the contracts under which the works were created. No such employee or contractor has alleged a claim against the Target Companies for ownership of Intellectual Property Rights created by such employee or contractor for the Target Companies.

1.14.7
The Target Companies document the creation of material works embodying their Intellectual Property Rights such that they can demonstrate their ownership of such works in accordance with standard industry practice for businesses operating in the same sector in the same jurisdictions as the Target Companies’ Businesses.

1.14.8
All programming works in production, development or contemplation which the Target Companies have not yet released to the public, and all details and contents of the Target Companies’ databases of customers and suppliers are protected by reasonable measures to protect confidentiality. To the Seller’s Knowledge, there has been no disclosure of such information save on under suitable obligations of confidentiality.

1.15	Litigation

1.15.1
Except as claimant in the collection of debts arising in the ordinary course of business, none of the Target Companies is engaged in any litigation, arbitration or administrative proceeding which is in progress and which is material in relation to the Target Companies’ Businesses (including in relation to current or former employees, directors or officers) nor, to the Seller’s Knowledge, has any such proceeding been expressly threatened in writing.

1.16	Insurance

1.16.1	The Target Companies have taken out insurance on the bases and in respect of the risks referred to in the list of insurance cover set out in the Disclosure Letter.

1.16.2
The Target Companies have all mandatory insurance coverage in accordance with applicable laws. All such policies are in full force and effect and nothing has been done or omitted to be done by the Target Companies that would make any such policy void or voidable. The Target Companies are in compliance in all material respects with all provisions contained in any such insurance policy.

1.16.3
To the Seller’s Knowledge, all claims raised and payments collected under any such insurance policy were raised or collected only to an extent justified by the terms and conditions of the insurance policies and with respect to actual occurrences which have materialised in relation to insured assets and risks.

1.17	No Insolvency of Target Companies

1.17.1	No administrator, receiver or administrative receiver has been appointed in respect of the whole or any part of the assets or undertakings of the Target Companies.

1.17.2	No order has been made and no resolution has been passed for the winding‑up of the Target Companies and, to the Seller’s Knowledge, no petition has been presented for that purpose.

1.17.3	No Target Company is unable to pay its debts as they fall due and no such party has stopped paying its debts as they fall due.

1.17.4	No voluntary arrangement, compromise or similar arrangement with creditors has been proposed, agreed or sanctioned in respect of the Target Companies.

1.18	Employees

1.18.1	The Seller has disclosed to the Purchaser in respect of the Target Companies:

(i)
the current employment, management and/or service agreements relating to the Senior Employees of the Target Companies that show remuneration payable and other principal benefits provided to such Senior Employees; and

(ii)
details of the number of other employees, consultants, freelancers and workers engaged by the Target Companies. Such other employees, consultants, freelancers and workers engaged by the Target Companies are employed or engaged under standard terms and conditions of employment customary in the relevant jurisdiction as have been disclosed to the Purchaser, with no unduly onerous obligations for the Target Companies under such terms and conditions of employment or engagement.

1.18.2
There is not in existence any written or unwritten contract of employment between a Target Company and a Senior Employee thereof which cannot be terminated by twelve (12) months’ notice or less. The current employment, management and/or service agreements in place between the Target Companies and their Senior Employees contain the entire agreements between the respective persons and are complete in all material respects.

1.18.3
There is not outstanding any agreement or arrangement to which a Target Company is a party for profit‑sharing or other similar matters and there are no other material payments from the Target Companies to Senior Employees which have not been disclosed.

1.18.4	True and accurate details of all bonus plans and schemes of the Target Companies applicable to the Senior Employees are set out in the Disclosure Letter.

1.18.5	No Senior Employee has given or been given notice to terminate his or her employment.

1.18.6
To the Seller’s Knowledge, no dispute has arisen between a Target Company, on the one hand, and a material number of its employees, on the other hand. There are no strikes, lockouts or other labour disruptions pending or, to the Seller’s Knowledge, threatened against any of the Target Companies.

1.18.7	There are no applicable collective agreements, shop agreements, union agreements, generally applicable labour contracts or working rules to or by which the Target Companies are currently bound.

1.18.8
All payments in relation to employment, whether standard remuneration, bonuses, premiums or payments of any other nature, including all Taxes under any applicable law in relation to employment, due and payable by the Target Companies have been made as and when due.

1.18.9	No Target Company has received any claims in the last five (5) years from any freelancer or consultant claiming to be an employee of a Target Company.

1.19	Pensions, Sickness, Work Safety

1.19.1
The Target Companies have no pension or sickness fund (save for mandatory pension or sickness provision under applicable law (for example, insurances funded by compulsory social security contributions) and there are no obligations of the Target Companies under early retirement schemes (save for mandatory retirement payment provision under applicable law). The liabilities and any associated costs of the Target Companies relating to mandatory pension or sickness provision under applicable law are fully funded and fully provided for in the Statutory Accounts.

1.20	[intentionally left blank]

1.21	[intentionally left blank]

1.22	[intentionally left blank]

1.23	[intentionally left blank]

1.24	[intentionally left blank]

1.25	Financing

1.25.1
Set forth on the Disclosure Letter is a true, accurate and complete list of all third party contracts (i.e. not being a contract with the Seller or an Affiliate of the Seller) relating to the indebtedness, capital leases and credit facilities of the Target Companies, including: (A) the terms of payment, including interest and repayment details; (B) the maturity date; (C) the financial indebtedness thereunder as of the Original Execution Date and (D) the collateral securing the financing, if any. No event of default or any other event or circumstance which would entitle any person to call for early repayment under any such financing agreements or to enforce any security thereunder has occurred or may occur by reason of the Parties entering into this Agreement and the other Transaction Documents and consummating the transactions contemplated thereby. To the Seller’s Knowledge, no counterparty to any such third party contract has provided written notice that it intends to terminate, unilaterally alter or request any amendments to the terms and conditions of any such financing arrangements.

1.26	[intentionally left blank]

1.27	Contracts and Programming

1.27.1
The Target Companies hold and are party to agreements sufficient to conduct the Target Companies’ Businesses in the ordinary course of business such business is conducted on the date this Warranty is given. Copies of all Material Agreements have been included in the Data Room. The use by any Target Companies of content acquired under a CME Programming Contract has been properly documented in writing and has been executed as a sublicencing contract between such Target Company and the relevant member of the CME Group.

1.27.2
Save as Fairly Disclosed by the terms of the relevant Material Agreements set forth in Folders 4.1.3.1.1, 4.1.3.1.2 and 5.1.3.1.1 of the Data Room, neither execution of this Agreement nor Closing will constitute a breach or default by the Target Companies and/or the Seller in relation to the Target Companies’ Businesses under any agreement described in limbs (x)(a) to (d) or (y) of the definition of Material Agreement, or entitle any entity to: (A) terminate or rescind any such agreement; (B) amend or change any of the terms and conditions of any such agreement or; (C) be entitled to damages or penalties payable by the Target Companies.

1.27.3	The Target Companies have not entered into any derivative instruments, forward contracts, option agreements or similar instruments or agreements.

1.27.4	The Target Companies have not entered into any consortium, joint venture, partnership, agency or franchise agreements.

1.27.5
No Material Agreement has been terminated (other than for expiry of its term) or materially modified and during the twelve (12) months prior to the Original Execution Date and, to the Seller’s Knowledge, no Target Company has received a written notice of termination or of a material breach which would give the counterparty a right to terminate such agreement (other than for expiry of its term). To the Seller’s Knowledge, no Target Company is in material breach of any terms of any such agreement.

1.27.6
The Target Companies have concluded written agreements with collecting societies necessary to conduct the Target Companies’ Businesses as conducted as of the Original Execution Date. All fees and royalties due under such agreements with collecting societies have been timely paid by the Target Companies when due.

1.27.7
The Target Companies (i) legally and beneficially own free from any Encumbrance the Local Programme Rights to Local Programmes which have been produced (ii) in respect of Local Programmes which are in production, have free from any Encumbrance, or have the right to acquire, Local Programme Rights and (iii) in each of (i) and (ii) no Target Company has disposed or assigned, or has agreed to dispose or assign, any such rights. Set forth in the Disclosure Letter is a list of licences in respect of Local Programmes that have been granted by the Target Companies to third parties (including Seller’s Affiliates) as of the Original Execution Date, together with reasonable details of those licences. “Local Programme Rights” means, in respect of a Local Programme, all rights including Intellectual Property Rights which are necessary to permit the Target Companies to broadcast such Local Programme in the Territory or necessary to permit the exploitation of such Local Programme (including disposal, licencing or assignment of them in any manner and in any jurisdiction), in the conduct of the Target Companies’ Businesses as at the date this warranty is given.

1.28	Transactions with Affiliates

1.28.1
There are no loans, guarantees, sureties, collateral undertakings, leases or other agreements between a Target Company, on one hand, and the Seller and its Affiliates, on the other hand, save for the sub-licences relating to the CME Programming Contracts, the Intra Group Agreements and those listed in the Disclosure Letter. Schedule 11 contains a full list of those agreements between a Target Company on one hand and the Seller and its Affiliates, on the other hand, which should be terminated no later than Closing (other than the sublicenses to the CME Programming Contracts).

1.28.2	[intentionally left blank]

1.29	Employment

1.29.1	[intentionally left blank]

1.29.2	Set forth on the Disclosure Letter are details of any share schemes, share option plans and any other employee incentive schemes operated by a Target Company.

1.30	[intentionally left blank]

1.31	[intentionally left blank]

1.32	[intentionally left blank]

1.33	Computer Equipment and Software

1.33.1
Each Target Company has the right and authority to use the Information Technology. Together with the benefit of the Information Technology services to be provided under the Transition Services Agreement for the duration of the term thereof, the Target Companies will continue to enjoy the use of the Information Technology used in the Target Companies’ Businesses as at the Original Execution Date and the Closing Date.

1.33.2
The Information Technology used by the Target Companies in the conduct of the Target Companies’ Businesses are free from Encumbrances, and are fit and sufficient for the purposes for which they are being used.

1.33.3
All agreements in connection with the Information Technology used by the Target Companies are in place and to the Seller’s Knowledge have been complied with in all material respects. Such agreements are sufficient for the computer systems’ required use and do not materially restrict the current conduct of the Target Companies’ Businesses.

1.34	Subsidies

1.34.1	The Target Companies have not received, applied for or used any material public grants, allowances, aids or other subsidies in whatever form.

1.35	Anti-Bribery

1.35.1
None of the Target Companies nor any of the officers or directors, and, to the Seller’s knowledge, employees or agents of any of the Target Companies (in each case, acting on behalf of, or for the benefit of the Target Companies), has made, offered, promised to make, or caused to be made, in each case in the five (5) years prior to the Original Execution Date, in connection with the Target Companies’ Businesses, any unlawful payments of money, property, or anything else of value (i) to or for the use or benefit of any Government Official, (ii) to any other person while knowing or having reason to know that all or a portion of such payment is an unlawful advance or reimbursement to such person for payments to a Government Official; or (iii) to any other person, in each case to obtain or retain business or to secure some other improper advantage for the Target Companies’ Businesses, the payment of which would violate applicable Anti-Corruption Laws.

1.35.2
None of the Target Companies nor any of the officers or directors, and, to the Seller’s Knowledge, employees and agents of the Target Companies, are Restricted Parties or otherwise the target of International Trade Control Laws. The Target Companies and the officers, directors or employees of the Target Companies, have been in the five (5) years before the Original Execution Date and are currently in compliance with all applicable International Trade Control Laws. Neither the Target Companies nor, to the Seller’s Knowledge, any of the officers, directors or employees of the Target Companies are the subject of any pending investigation, by any Governmental Authority with respect to applicable Anti-Corruption Laws or International Trade Control Laws.

1.36
The CME Group maintain internal controls to provide reasonable assurance that violations of applicable Anti-Corruption Laws and International Trade Control Laws will be prevented, detected and deterred.

1.37	Dividends

1.37.1	No dividend or other distribution has been declared, made or paid within the last three (3) years in relation to any of the Target Companies.

1.38	Guarantees

1.38.1
No Target Company has granted or issued any suretyships, guarantees or any other similar instrument in favour of person’s and/or entities’ obligations, including, without limitation, obligations of CME, the Seller or its Affiliates (other than the obligations of another Target Company).

1.39	No Finders’ Fees

1.39.1	None of the Target Companies or the Seller has an obligation or liability to pay any fees or commissions to any broker, finder or agent with respect to this Agreement or the Transaction.

1.40	Tax
Tax liabilities

1.40.1
All Tax for which a Target Company has been liable or is liable to account for has, on or before Closing, either been duly paid (insofar as such Tax ought to have been paid) to the appropriate Tax Authority within the relevant statutory time limits or is fully and properly provided for or disclosed in the Statutory Accounts. No Target Company has any liability to make a payment or repayment in respect of Tax, or an amount equal to any Tax, to any person in respect of, or in consequence of, any covenant or indemnity entered into by a Target Company on or before Closing.

1.40.2
The provisions for Taxes in the Statutory Accounts are sufficient for the payment of any accrued and unpaid Taxes of any nature of the Target Companies and since the date of the Statutory Accounts, the Target Companies have incurred no Taxes other than in the ordinary course of business.

1.40.3	Each Target Company has made and submitted each claim, election, notice and consent assumed to have been made for the purposes of the Statutory Accounts.

1.40.4	No Target Company is involved in any material current dispute with any Tax Authority and, so far as the Seller is aware, no such dispute is contemplated.

1.40.5	There are no liens for Taxes upon any property or assets of a Target Company.
Tax returns

1.40.6	All notices, computations and returns which ought to have been submitted to a Taxation Authority by any of the Target Companies have been properly and duly so submitted within any relevant time limits and all information, notices, computations and returns submitted to a Taxation Authority are true, accurate and complete in all material respects.

1.40.7	All material records which any of the Target Companies is required to keep for Tax purposes have been duly kept and are available for inspection at the premises of the relevant company.

1.40.8	None of the Target Companies has asked for any extensions of time for the filing of any currently outstanding Tax returns or other documents relating to Taxes.
Penalties and interest

1.40.9
None of the Target Companies has since 1 January 2010 paid or been notified by the relevant Taxation Authority that it has become liable to pay any interest, penalty, surcharge or fine relating to Taxes.

Investigations

1.40.10	None of the members of the Target Companies, has since 1 January 2010 been subject to or is currently subject to any non‑routine investigation, audit or visit by any Taxation Authority.
Tax residence

1.40.11
No Target Company is treated for any Tax purpose as resident in a country other than the country of its incorporation and no Target Company, has, or has had a branch, agency or permanent establishment in a country other than the country of its incorporation.

Withholding and deduction

1.40.12	Each Target Company has deducted Tax from all payments where it has been required to do so and has accounted to the relevant Tax Authority for all deductions for which it has been required to account.
Transactions with Affiliates

1.40.13
All transactions and agreements between each member of the Target Companies, on one hand, and the Seller and its Affiliates (and their directors, officers or employees), on the other hand, have been made on arms’ length terms, and the processes by which prices and terms have been arrived at have, in each case, been documented as required by law.

Employment taxes

1.40.14
Each Target Company has properly operated the requisite payroll tax systems and has within the prescribed time limits duly made all such payments, deductions, withholdings or reductions as are required by law in respect of any remuneration or benefits of any kind paid or provided, or deemed to be paid or provided or treated as paid or provided by it or on its behalf (including social security contributions) for the benefit of any person who is or might be regarded by any Tax Authority as an employee, ex-employee, officer or ex-officer of a Target Company, and has duly accounted to the relevant Tax Authority for all amounts so paid, deducted, withheld or reduced by it. Complete and accurate records have been maintained by each Target Company in respect of such matters.
Stamp taxes

1.40.15
All documents in the enforcement of which a Target Company may be interested have been duly stamped and all transfer taxes paid as required by law (including all registration duties, contribution or conversion fees, stamp duty or real estate registration taxes).

Value added taxes

1.40.16
Each Target Company is registered for the purposes of value added tax or an equivalent tax in its country of incorporation so far as it is required to be so registered. Each Target Company has complied in all material respects with all provisions relating to value added tax and equivalent taxes.

Anti-avoidance

1.40.17
No Target Company has been engaged in or been a party to any transaction, scheme or arrangement which, or which included a step or steps which, served no purpose other than the saving of Tax or a reduction in, deferral or re-characterisation of a liability to Tax or the creation, acceleration or increase of a Tax relief.

Part B.     Purchaser’s Warranties
For purposes of Clause 9.3 of the Agreement, the Warranties of the Purchaser under this Part B of Schedule 3 are as follows:

1.41	Incorporation and capacity of Purchaser

1.41.1	The Purchaser is duly organised and validly existing under the laws of the Luxembourg.

1.41.2
The Purchaser has full power and authority to execute this Agreement and other Transaction Documents, to perform its obligations hereunder and under each of the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby including, without limitation, to own, hold, purchase (pursuant to this Agreement) the Target Companies’ Shares. This Agreement and each Transaction Document to which the Purchaser is a party has been, or when the relevant document is executed will be, duly and validly executed by the Purchaser and constitutes a legal, valid, binding obligation of the Purchaser, enforceable against it in accordance with their respective terms.

1.42	No Conflict

1.42.1
The execution, delivery and performance of this Agreement or the other Transaction Documents to which the Purchaser is a party and the consummation of the Transaction will not violate any provision of and will not result in the breach or in the acceleration of the terms of:

(a)	any applicable law, rule or regulation of any court or Governmental Authority applicable to which the Purchaser is subject or any provision of its constitutional documents; and

(b)	any contract, indenture, agreement or commitment to which the Purchaser is a party or is bound or by which any of its material assets are affected.

1.43	Filings and Consents

1.43.1
Other than the Croatian Closing Competition Approval and the Purchaser Regulatory Approvals, the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the consummation of the Transaction will not require the consent of any Governmental Authority.

1.44	No Insolvency

1.44.1	No administrator, receiver or administrative receiver has been appointed in respect of the whole or any part of the assets or undertaking of the Purchaser.

1.44.2	No order has been made and no resolution has been passed for the winding‑up of the Purchaser and, so far as the Purchaser is aware, no petition has been presented for that purpose.

1.44.3	The Purchaser is not unable to pay its debts as they fall due and the Purchaser has not stopped paying its debts as they fall due.

1.44.4	No voluntary arrangement, compromise or similar arrangement with creditors has been proposed, agreed or sanctioned in respect the Purchaser.

1.45	Payment of the Purchase Price

1.45.1
The Purchaser will have at Closing immediately available on an unconditional basis (subject only to Closing) the necessary cash resources to meet its obligations under this Agreement (including the payment of the Purchase Price at Closing), and each of the other Transaction Documents to which it is or will be a party.

SCHEDULE 4
WARRANTY CLAIMS AND INDEMNITY CLAIMS

1.	Acknowledgement
The Purchaser acknowledges and agrees that:

(a)
the only warranties, indemnities and other assurances of any kind given by or on behalf of the Seller or any other member of the CME Group and on which the Purchaser may rely in entering into this Agreement are those set out in this Agreement, including the Warranties and the Indemnities; and

(b)
no other statement, promise or forecast made by or on behalf of the Seller or any other member of the CME Group may form the basis of, or be pleaded in connection with, any Claim by the Purchaser under or in connection with this Agreement.

2.	Notice
If the Purchaser becomes aware of a matter or circumstance which may give rise to a Warranty Claim or an Indemnity Claim (other than a Tax Claim) the Purchaser shall give notice to the Seller specifying that matter or circumstance in reasonable detail (including, without limitation, the Purchaser’s estimate, on a without prejudice basis, of the amount of such claim) as soon as reasonably practicable after it becomes aware of that matter or circumstance, provided that no Warranty Claim or an Indemnity Claim (other than a Tax Claim) shall be limited or prejudiced by the above except that the Seller shall not be liable for any losses in respect of a Warranty Claim to the extent that they are increased, or are not reduced, as a result of any failure by the Purchaser to give notice as contemplated by this paragraph 2 of Schedule 4.

3.	Exclusions

3.1	The Seller shall not be liable in respect of a Warranty Claim (other than a Tax Warranty Claim) to the extent that the matter or circumstance giving rise to that claim:

(a)
was specifically taken into account in the calculation of the Croatian Closing Adjustment Amount or the Slovenian Closing Adjustment Amount (as applicable) or the Croatian Final Adjustment Amount or the Slovenian Final Adjustment Amount (as applicable); or

(b)	has been or is made good or is otherwise compensated for without cost to the Purchaser or the Target Companies; or

(c)
relates to any obligation owed to or by the Croatian Target which is settled in full at Croatian Closing in accordance with this Agreement or relates to any obligation owed to or by any Slovenian Target Company which is settled in full at Slovenian Closing in accordance with this Agreement; or

(d)
is contingent or otherwise incapable of being quantified and relates to any claim at the time of notifying the claim to the Seller and the Seller shall not be liable to make any payment in respect of such claim unless and until the liability becomes an actual liability or (as the case may be) becomes capable of being quantified.

3.2
The Seller shall not be liable in respect of a Warranty Claim (other than a Tax Warranty Claim) to the extent the relevant liability would not have arisen but for any act or omission of the Croatian Target on or before Croatian Closing or of any Slovenian Target Company on or before Slovenian Closing carried out at the written request or with the written consent of the Purchaser, or any act of the Purchaser (in respect of the Croatian Target) or the Croatian Target after Croatian Closing or any act of the Purchaser (in respect of the Slovenian Target Companies) or any Slovenian Target Company after Slovenian Closing, other than any acts or omissions (i) which were undertaken pursuant to a legally binding obligation entered into by the Croatian Target on or before Croatian Closing or by any Slovenian Target Company on or before Slovenian Closing, (ii) carried out or effected by the Croatian Target or any Slovenian Target Company pursuant to any law, regulation, directive or published practice of any Governmental Authority coming into force at any time, or (iii) for the purpose of avoiding or mitigating a penalty imposable by such legislation, or (iv) if carried out with the written approval of, or at the written request of the Seller.

4.	Financial limits
The liability of the Seller for breach of the Warranties and the Indemnities (to the extent expressed to be applicable) shall be limited as follows:

(a)
the Seller shall not be liable in respect of any Warranty Claim (other than Claims in respect of the Fundamental Warranties) unless the amount of the damages to which the Purchaser would, but for this subparagraph, be entitled as a result of that Warranty Claim exceeds EUR 100,000 in which case the Purchaser shall be entitled to claim the whole amount and not the excess only and in this case the Warranty Claims with respect of the same subject matter or otherwise substantially connected shall be treated as one and the same Warranty Claim;

(b)
the Seller shall not be liable in respect of any Warranty Claim (other than Claims in respect of the Fundamental Warranties) except to the extent that the amount of damages resulting from any and all Warranty Claims exceed in aggregate EUR 750,000 (provided that if the Slovenian Transaction does not occur and Clause 13.6 applies this figure will be reduced to EUR 277,000), in which case the Purchaser shall be entitled to claim the whole amount and not the excess only;

(c)
the maximum aggregate liability of the Seller (excluding Seller’s costs and Costs of Recovery) in respect of any and all Warranty Claims (other than Claims in respect of the Fundamental Warranties), DD Specific Indemnity Claims and Tax Indemnity Claims (other than Secondary Tax Indemnity Claims) combined (other than the indemnity under paragraph 8.1(a) of this Schedule 4 and the indemnity under paragraph 9.5(a) of Schedule 5) shall not exceed EUR 11,087,000 (provided that, if the Slovenian Transaction occurs, then as from the Slovenian Closing this figure will be increased to EUR 30,000,000); and

(d)
the maximum aggregate liability of the Seller (excluding Seller’s costs and Costs of Recovery) in respect of Claims in respect of the Warranties, DD Specific Indemnity Claims and Tax Indemnity Claims (other than Secondary Tax Indemnity Claims) combined (other than the indemnity under paragraph 8.1(a) of this Schedule 4 and the indemnity under paragraph 9.5(a) of Schedule 5) shall not exceed an amount equal to the aggregate of the Croatian Purchase Price (provided that, if the Slovenian Transaction occurs, then as from the Slovenian Closing this figure will be increased so as to thereafter equal an amount equal to the Croatian Purchase Price plus the Slovenian Purchase Price).

5.	Time limits
The liability of the Seller in respect of the Warranties (other than the Fundamental Warranties), Tax Indemnity Claims (other than Secondary Tax Indemnity Claims) and the DD Specific Indemnities shall terminate on:

(a)
in respect of Warranty Claims (other than Claims in respect of the Fundamental Warranties or Tax Warranty Claims): (i) in respect of the Croatian Target, Croatian Target Shares, the Croatian Target Company’s Businesses, or the Croatian Transaction, on the date that is eighteen (18) months after the Croatian Closing Date; or (ii) in respect of any Slovenian Target Company, the Slovenian Target Share, the Slovenian Target Companies’ Businesses, or the Slovenian Transaction, on the date that is eighteen (18) months after the Slovenian Closing Date (or, if earlier, where Clause 13.6 applies, on the date the rights and obligations of the Parties with respect to the Slovenian Transaction terminate); and

(b)
in respect of DD Specific Indemnity Claims and Tax Claims (other than Secondary Tax Indemnity Claims): (i) in respect of the Croatian Target or the Croatian Transaction on the date that is seven (7) years after the Croatian Closing Date; and (ii) in respect of the Slovenian Target Company or the Slovenian Transaction on the date that is seven (7) years after the Slovenian Closing Date (or, if earlier, where Clause 13.6 applies, on the date the rights and obligations of the Parties with respect to the Slovenian Transaction terminate), except in respect of any Warranty Claim or Indemnity Claim of which notice is given to the Seller before such date. The liability of the Seller in respect of any Warranty Claim (other than a Claim in respect of the Fundamental Warranties or a Tax Warranty Claim) shall in any event terminate if proceedings in respect of it have not been initiated by the Purchaser within six (6) months after the giving of notice of that Warranty Claim (or, if the Warranty Claim is based on a liability which is contingent only, within six (6) months after such contingent liability gives rise to an obligation to make a payment or if the threshold in paragraph 4(b) above is not reached, within six (6) months from the date on which it is reached or if it relates to any Slovenian Target Company or the Slovenian Transaction within six (6) months after the Slovenian Closing Date). For the avoidance of doubt, (i) all liabilities of the Seller in respect of the Warranties, Tax Indemnity Claims and the DD Specific Indemnities in respect of the Croatian Target Company, the Croatian Target Shares, the Croatian Target Companies’ Businesses, or the Croatian Transaction, shall terminate upon termination of the rights and obligations of the Parties under this Agreement in respect of the Croatian Transaction under Clause 13.1 or Clause 13.2; and

(ii) all liabilities of the Seller in respect of the Warranties, Tax Indemnity Claims and the DD Specific Indemnities in respect of any Slovenian Target Company, the Slovenian Target Share, the Slovenian Target Companies’ Businesses, or the Slovenian Transaction, shall terminate upon termination of the rights and obligations of the Parties under this Agreement in respect of the Slovenian Transaction under Clause 13.4 or Clause 13.5.

6.	Fair disclosure

6.1
Any matter, fact or circumstance Fairly Disclosed by the information set out in the Disclosure Letter (together with: (i) in respect of the Warranties given at Croatian Closing only, the Croatian Closing Supplementary Disclosure Letter (if any) and (ii) in respect of the Warranties given at Slovenian Closing only, the Slovenian Closing Supplementary Disclosure Letter (if any)) or any of the documents and information Fairly Disclosed in the Data Room shall be deemed to be a disclosure for the purposes of the Warranty to which it corresponds in number and each other Warranty, to the extent Fairly Disclosed with regard to such other Warranty, except:

(a)
in relation to the Warranties set out in paragraphs 1.8 (Management/Statutory Accounts) and 1.35 (Anti-Bribery) of Schedule 3 and, notwithstanding paragraph 16 below, the Fundamental Warranties, where disclosure must be specific and correspond expressly against the relevant Warranty;

(b)
the Tax Warranties are only qualified by matters, facts and circumstances Fairly Disclosed (i) in Folder 4.3 (Croatia) in the section entitled ‘Tax’ and Folder 5.3 (Slovenia) in the section entitled ‘Tax’, in each case in the Data Room (the “Tax Folders”); or (ii) specifically disclosed in section 1.40 of the specific disclosures in the Disclosure Letter (and in respect of the Tax Warranties given at Croatian Closing only, the corresponding Tax section of the Croatian Closing Supplementary Disclosure Letter (if any) and in respect of the Tax Warranties given at Slovenian Closing only, the corresponding Tax section of the Slovenian Closing Supplementary Disclosure Letter (if any)) and those matters shall not qualify and shall not be Fairly Disclosed against a Warranty that is not a Tax Warranty; and

(c)
the matters (i) in the Tax Folders and (ii) in section 1.40 of the specific disclosures in the Disclosure Letter shall not qualify or be Fairly Disclosed against any Warranty that is not a Tax Warranty but, for the avoidance of doubt, shall qualify and shall be Fairly Disclosed against a Warranty that is Tax Warranty.

6.2
The disclosure of any matter in the Disclosure Letter (together with: (i) in respect of the Warranties given at Croatian Closing only, the Croatian Closing Supplementary Disclosure Letter (if any) and (ii) in respect of the Warranties given at Slovenian Closing only, the Slovenian Closing Supplementary Disclosure Letter (if any)) shall not be deemed to constitute an admission by any party, or to otherwise imply, that any such matter is material for the purposes of this Agreement, could reasonably be expected to have a Material Adverse Effect or is required to be disclosed under this Agreement. No warranty, representation or other assurance is given by the Seller with respect to the accuracy of, or the absence of any omission from, the information set out in the Disclosure Letter (together with: (i) in respect of the Warranties given at Croatian Closing only, the Croatian Closing Supplementary Disclosure Letter (if any) and (ii) in respect of the

Warranties given at Slovenian Closing only, the Slovenian Closing Supplementary Disclosure Letter (if any)) or any of the documents and information included in the Data Room, except as expressly provided for in this Agreement.

7.	Payment of damages
Any payment made by the Seller in respect of a Warranty Claim or Indemnity Claim shall, to the maximum extent possible, be deemed to be a reduction in the Croatian Purchase Price or the Slovenian Purchase Price (as applicable).

8.	Third party claims

8.1
If a Warranty Claim (other than a Tax Warranty Claim) or an Indemnity Claim (other than a Tax Indemnity Claim) arises as a result of, or in connection with, a liability or alleged liability of the Target Companies to a third party other than an Affiliate of the Seller, Time Warner Inc. or an Affiliate of Time Warner Inc. (a “Third Party Claim”), then the Purchaser shall notify the Seller of the existence of the Third Party Claim and the Seller may, at any time before any final compromise, agreement, expert determination or non-appealable decision of a court or tribunal of competent jurisdiction is made in respect of the Third Party Claim or the Third Party Claim is otherwise disposed of, give notice to the Purchaser that the Seller elects to assume the conduct of any dispute, compromise, defence or appeal of the Third Party Claim and of any incidental negotiations on the following terms:

(a)
the Seller shall indemnify the Purchaser and each of the Target Companies (as the case may be) against all liabilities, charges, costs and expenses which they may incur in taking any such additional action as the Seller may request pursuant to subparagraphs (b) and (c) below (beyond such liabilities, charges, costs and expenses as the Purchaser and each of the Target Companies would have incurred had they retained sole control of the Third Party Claims);

(b)
the Purchaser shall procure that each of the Target Companies (as the case may be) makes available to the Seller such persons and all such information as the Seller may request for assessing, contesting, disputing, defending, appealing or compromising the Third Party Claim;

(c)
the Purchaser shall procure that each of the Target Companies (as the case may be) takes such action to assess, contest, dispute, defend, appeal or compromise the Third Party Claim as the Seller may request and does not make any admission of liability, agreement, settlement or compromise in relation to the Third Party Claim without the prior written approval of the Seller which will not be unreasonably withheld, conditioned or delayed; and

(d)
the Seller shall keep the Purchaser informed of the progress of the Third Party Claim and provide the Purchaser with copies of all relevant documents and such other information in its possession as may be reasonably requested by the Purchaser (acting reasonably).

8.2	If a Warranty Claim (other than a Tax Warranty Claim) or an Indemnity Claim (other than a Tax Indemnity Claim) arises as a result of, or in connection with, a Third Party

Claim, the Purchaser shall, until the earlier of such time as the Seller shall give any notice as contemplated by subparagraph 8.1 and such time as any final compromise, agreement, expert determination or non-appealable decision of a court or tribunal of competent jurisdiction is made in respect of the Third Party Claim or the Third Party Claim is otherwise finally disposed of:

(a)
procure that each of the Target Companies (as the case may be) consults with the Seller, and takes account of the reasonable requirements of the Seller, in relation to the conduct of any dispute, defence, compromise or appeal of the Third Party Claim;

(b)
keep, or procure that each of the Target Companies (as the case may be) keeps the Seller promptly informed of the progress of the Third Party Claim and provide, or procure that each of the Target Companies (as the case may be) provides the Seller with copies of all relevant documents and such other information in the Purchaser’s or the relevant company’s possession as may be reasonably requested by the Seller; and

(c)
procure that none of the Target Companies (as the case may be) shall cease to defend the Third Party Claim or make any admission of liability, agreement or compromise in relation to the Third Party Claim without the prior written consent of the Seller which will not be unreasonably withheld, conditioned or delayed.

8.3
Nothing in this paragraph 8 shall require the provision by any person of any information to the extent such provision would contravene any applicable law or regulation or would breach any duty of confidentiality owed to any third party or to the extent the information concerns advice to the Purchaser on its rights under this Agreement or any Transaction Document or any claim against the Seller or a Seller Affiliate. If any information is provided by any person (the “Provider”) to any other person (the “Recipient”) pursuant to this paragraph 8:

(a)
that information shall only be used by the Recipient in connection with the Third Party Claim and this Agreement provide that the terms of this Agreement shall in all respects apply to that information; and

(b)	to the extent that information is privileged:

(i)	no privilege shall be waived by reason of or as a result of its being provided to the Recipient; and

(ii)
if a third party requests disclosure by the Recipient in relation to that information, if the Recipient is the Seller or the Purchaser, the Recipient shall promptly notify the Provider and, to the extent it can do so, itself assert privilege in opposition to that disclosure request.

8.4	The obligation of the Purchaser in this paragraph 8 with respect to the Slovenian Target Companies shall only apply with effect from the Slovenian Closing Date.

9.	Mitigation

Nothing in this Agreement shall be deemed to relieve the Purchaser from any common law duty to mitigate any loss or damage incurred by it as a result of any of the Warranties being untrue or inaccurate.

10.	Recovery from third parties
If:

(a)	any Seller makes a payment in respect of a Warranty Claim or Indemnity Claim (other than Tax Claims) in accordance with this Schedule 4 (the “Damages Payment”);

(b)
at any time after the making of such reduction or payment (and, in the case of the Slovenian Target Companies, after the Slovenian Closing Date) any of the Target Companies (as the case may be) or the Purchaser receives any sum other than from the Seller which would not have been received but for the matter or circumstance giving rise to that Warranty Claim or Indemnity Claim (the “Third Party Sum”);

(c)	the receipt of the Third Party Sum was not taken into account in calculating the Damages Payment; and

(d)
the aggregate of the Third Party Sum and the Damages Payment exceeds the amount required to compensate the Purchaser and the relevant Target Company in full for the loss or liability which gave rise to the Warranty Claim or Indemnity Claim in question (such excess being the “Excess Recovery”), the Purchaser shall, promptly following receipt of the Third Party Sum by it or by the relevant Target Company (as the case may be), repay to the Seller an amount equal to (a) the lower of (i) the Excess Recovery and (ii) the Damages Payment, minus (b) any costs and expenses reasonably incurred by the Purchaser and the relevant Target Company in recovering the Damages Payment and the Third Party Sum (to the extent the costs are not otherwise included in those amounts).

11.	Insurance
If in respect of any matter which would otherwise give rise to a Warranty Claim or Indemnity Claim (other than Tax Claims), any of the Target Companies is entitled to claim under any policy of insurance the amount of insurance monies recovered by any of the Target Companies shall reduce, to such extent, that Warranty Claim or Indemnity Claim (provided that if a Target Company (in the case of a Slovenian Target Company at any time after the Slovenian Closing Date) fails to exercise its interests (if any) under any Insurance Policies the subject of Clause 7, then the Target Company shall be deemed to have surrendered and transferred such interest to the Seller who shall be entitled to make recovery under the such Insurance Policy and retain the amounts so recovered for its own benefit).

12.	Set off
The Purchaser waives any and all rights of set off, counterclaim, deduction or retention against or in respect of any of its payment obligations under this Agreement or any of the other Transaction Documents which it might otherwise have by virtue of any Warranty Claim.

13.	Remedy of breaches
If the matter or circumstance giving rise to a Warranty Claim is capable of remedy, the Purchaser shall procure that the Seller is given the opportunity in a thirty (30) day period to commence after the Seller is given notice thereof to remedy the relevant matter or circumstance and shall, without prejudice to paragraph 8 of this Schedule 4, provide, and shall procure that each of the Target Companies (as the case may be) (in the case of a Slovenian Target Company at any time after the Slovenian Closing Date) shall provide, all reasonable assistance to the Seller (at the Seller’s cost) to remedy the relevant matter or circumstance. To the extent that the matter or circumstance giving rise to a Warranty Claim is fully remedied to the satisfaction of the Purchaser, the Seller shall not be liable for such Warranty Claim.

14.	Consequential loss
The Seller shall have no liability for any punitive or aggravated damages or damages for indirect or consequential loss for breach of the Warranties.

15.	No double recovery
The Purchaser shall not be entitled to recover damages under this Agreement or any other Transaction Document or otherwise obtain reimbursement or restitution under this Agreement or any other Transaction Document more than once in respect of the same loss.

16.	Non Applicability of Limitations

16.1
Notwithstanding other provisions of this Schedule 4, the liability of the Seller in respect of the Fundamental Warranties shall not be limited in any respect and none of paragraphs 1 to 15 of this Schedule 4 shall apply to any Claim for breach of the Fundamental Warranties (save for paragraph 4(d) of this Schedule 4, which shall apply).

SCHEDULE 5
TAX INDEMNITY

1.	Definitions And Interpretation

1.1
The definitions and rules of interpretation in this paragraph apply in this Schedule. In the event of any conflict between Clause 1 of this Agreement and paragraph 1 of this Schedule the provisions of paragraph 1 shall prevail with regards to the interpretation of this Schedule (and the provisions of Clause 1 shall prevail with regards to the interpretation of this Agreement other than this Schedule).

“Accounts Relief” means any Relief that has been taken into account in the calculation of the Final Adjustment Amount pursuant to Schedule 10;
“Event” includes (without limitation), the expiry of a period of time, any Target Company becoming or ceasing to be associated with any other person for any Tax purpose or ceasing to be or becoming resident in any country for any Tax purpose, the death or the winding up or dissolution of any person, the earning, receipt or accrual for any Tax purpose of any income, profit or gains, the incurring of any loss or expenditure, and any transaction (including the execution and completion of all provisions of this Agreement), event, act or omission or change in circumstances of whatever nature, and any reference to an Event occurring on or before a particular date shall include Events which, for Tax purposes, are deemed to have, or are treated or regarded as having, occurred on or before that date;
“Liability for Taxation” means:

(a)
any liability of any Target Company to make a payment of or in respect of Tax, whether or not the same is primarily payable by such Target Company and whether or not such Target Company has or may have any right of reimbursement against any other person or persons, in which case the amount of the Liability for Taxation shall be the amount of the actual payment;

(b)
the Tax Loss of any Accounts Relief in which case the amount of the Liability for Taxation will be the amount of Tax which would (on the basis of Tax rates current at the date of such Tax Loss) have been saved but for such Tax Loss or where the Relief is the right to repayment of Tax, the amount of the repayment;

(c)
the use or setting off of any Purchaser’s Relief in circumstances where, but for such set off or use, the Target Company would have had a liability to make a payment of or in respect of Tax for which the Purchaser would have been able to make a claim against the Seller under this Tax Indemnity, in which case, the amount of the Liability for Taxation shall be the amount of Tax for which the Seller would have been liable under this Tax Indemnity but for such set off or utilisation;

“Purchaser’s Relief” means:

(a)	any Accounts Relief;

(b)	any Relief which arises in connection with any Event occurring after Closing; and

(c)	any Relief, whenever arising, of the Purchaser or any member of the Purchaser’s Tax Group other than the Target Companies;
“Purchaser’s Tax Group” means the Purchaser and any other company or companies which are from time to time treated as members of the same group as, or otherwise connected or associated in any way with, the Purchaser for any Tax purpose;

“Relief” includes any loss, relief, allowance, credit, exemption or set off in respect of Tax or any deduction in computing income, profits or gains for the purposes of Tax and any right to a repayment of Tax;
“Saving” means the reduction or elimination of any liability of any Target Company to make an actual payment of corporation tax in respect of which the Seller would not have been liable under paragraph 2 of this Schedule 5, by the use of any Relief arising wholly as a result of a Liability for Taxation in respect of which the Seller has made a payment under paragraph 2 of this Schedule 5;
“Seller’s Tax Group” means the Seller and any other company or companies which are from time to time treated as members of the same group as, or otherwise connected or associated in any way with, the Seller for any Tax purpose;
“Straddle Period” is defined in paragraph 2.1(A) of this Schedule 5;
“Tax Demand” means any assessment, notice, demand, letter or other document issued or action taken by or on behalf of any Taxation Authority, self-assessment or other occurrence from which it appears that the Purchaser or any Target Company is or may be subject to a Liability for Taxation or other liability in respect of which the Seller is or may be liable under this Tax Indemnity and/or in respect of any claim arising out of or in connection with the Tax Warranties;
“Tax Demand Dispute” means any dispute, appeal, negotiations or other proceedings in connection with a Tax Demand;
“Tax Indemnity” means the terms of this Schedule 5 of the Agreement;
“Tax Loss” means any reduction, modification, loss, counteraction, nullification, failure to obtain, utilisation, disallowance or clawback, unavailability or non-existence for whatever reason; and
“Tax Warranties” means the Warranties set out at paragraph 1.40 of Schedule 3.

1.2
References to gross receipts, income, profits or gains earned, accrued or received shall include any gross receipts, income, profits or gains deemed pursuant to the relevant Tax Law to have been or treated or regarded as earned, accrued or received.

1.3	References to a repayment of Tax shall include any repayment supplement or interest in respect of it.

1.4	Any reference to something occurring in the ordinary course of business shall not include:

(a)
anything that involves, or leads directly or indirectly to, any liability of any Target Company to Tax that is, or but for an election would have been, the primary liability of, or properly attributable to, or due from another person (other than a member of the Purchaser’s Tax Group); or

(b)
anything that relates to or involves the acquisition or disposal of an asset or the supply of services (including the lending of money, or the hiring or licensing of tangible or intangible property) in a transaction which is not entered into on arm’s length terms; or

(c)
anything that relates to or involves the making of a distribution for Tax purposes, the creation, cancellation or re-organisation of share or loan capital, the creation, cancellation or repayment of any connected-party debt or any Target Company becoming or ceasing to be or being treated as ceasing to be a member of a group of companies or becoming or ceasing to be associated or connected with any other company for any Tax purposes; or

(d)
anything which relates to any scheme, transaction or arrangement designed partly or wholly or containing steps or stages partly or wholly for the purpose of avoiding or reducing or deferring a Liability for Taxation; or

(e)	anything that gives rise to a Liability for Taxation on deemed (as opposed to actual) profits; or

(f)	anything that involves, or leads directly or indirectly to, a change of residence of any Target Company for Tax purposes.

1.5
Unless the contrary intention appears, words and expressions defined in this Agreement have the same meaning in this Schedule and any provisions in this Agreement concerning matters of construction or interpretation also apply in this Tax Indemnity.

1.6
The provisions of this Schedule 5 shall be construed separately in respect of: (i) the Croatian Target and the Croatian Transaction; and (ii) the Slovenian Target Companies and the Slovenian Transaction, so that (including for the purposes of construing any defined term used herein):

(a)
with respect to the Croatian Target and the Croatian Transaction: all references to “Closing” shall be to “Croatian Closing”, all references to “Target Company” or “Target Companies” shall be to “Croatian Target” and all references to “Closing Accounts” shall be to “Croatian Closing Accounts”; and

(b)
with respect to the Slovenian Target Companies and the Slovenian Transaction all references to “Closing” shall be to “Slovenian Closing”, all references to “Target Company” or “Target Companies” shall be to any “Slovenian Target Company” or “Slovenian Target Companies” and all references to “Closing Accounts” shall be to “Slovenian Closing Accounts”.

2.	Covenant

2.1	The Seller covenants with the Purchaser that, the Seller shall be liable to pay to the Purchaser an amount equal to any:

(a)
Liability for Taxation in relation to any period commencing before Closing resulting from or by reference to any Event occurring (or treated for tax purposes as occurring) on or before Closing or in respect of any gross receipts, income, profits or gains earned, accrued or received by any Target Company on or before Closing, and in the case of any taxable period that includes but does not end on Closing (a “Straddle Period”), the amount of Tax allocable to the portion of the Straddle Period ending on Closing shall be determined as if such taxable period ended at Closing;

(b)
Liability for Taxation, including liability for payments in respect of Taxation, which arises solely as a result of the relationship for Tax purposes of any Target Company with any person other than a member of the Purchaser’s Tax Group at any time prior to Closing and which is payable by any Target Company by reason of such other person failing to discharge a liability for Taxation provided that, for the avoidance of doubt, this paragraph 2.1(b) should not apply to any reclassification of any consultant or other independent contractor of any Target Company as an employee

(c)	Liability for Taxation which arises at any time (being a liability for any Target Company to account for income tax or social security contributions) as a result of, or in respect of:

(i)
the grant, exercise, surrender, exchange or other disposal of an option or other right to acquire securities or in respect of any acquisition, holding or disposal of employment-related securities where the acquisition of the security or the grant of the option or other right to acquire the security occurred on or before Closing; and

(ii)
any person being treated as a subcontracted worker or freelancer by a Target Company in respect of any payments or benefits provided on or before Closing to any person who is or is deemed to be an employee or officer of a Target Company for Tax purposes or otherwise; and

(d)
any reasonable third party costs properly incurred by the Purchaser, any Target Company or any member of the Purchaser’s Tax Group in connection with any liability as is mentioned in this paragraph 2.1 for which the Seller is liable or in successfully taking or defending any action under this Schedule 5.

2.2
For the purposes of this Tax Indemnity, in determining whether a charge on the Target Companies’ Shares (or any part of them) or assets of any Target Company arises at any time, the fact that any Tax may be paid in instalments shall be disregarded and such Tax shall be treated for the purposes of this Tax Indemnity as becoming due or to have become due and a charge as arising or having arisen on the date of the transfer of value or other date or Event on or in respect of which it becomes payable or arises.

2.3
If the Purchaser or any Target Company becomes aware of a Tax Demand which may result in a liability arising under paragraph 2 of this Schedule 5 the Purchaser shall serve a written notice on the Seller (setting out with reasonable specificity the nature and quantum of the relevant Liability for Taxation in respect of which a Tax Indemnity Claim may arise) (a “Tax Indemnity Claim Notice”).

3.	Payment date and interest

3.1	Payment timetable
Payment by the Seller in respect of any liability under this Schedule shall be made on the following days:

(a)
in the case of a Liability for Taxation that involves an actual payment of or in respect of Tax, the later of five (5) Business Days before the due date for payment and ten (10) Business Days after the date on which the Purchaser serves notice on the Seller requesting payment; or

(b)
in a case that involves the loss of a Relief (other than a right to repayment of Tax), the last date upon which the Tax is or would have been required to be paid to the relevant Taxation Authority in respect of the earlier of:

(i)	the period in which the Tax Loss of the Relief gives rise to an actual liability to pay Tax; or

(ii)	the period in which the Tax Loss of the Relief occurs (assuming for this purpose that the Target had sufficient profits or was otherwise in a position to use the Relief); or

(c)
in a case that falls within paragraph (c) of the definition of Liability for Taxation, the date upon which the Tax saved by the relevant Target Company is or would have been required to be paid to the relevant Taxation Authority.

Any sum not paid by the Seller on the due date for payment as specified in paragraph 3.1 of this Schedule 5 shall bear interest (which shall accrue from day to day after as well as before any judgment for the same) from the due date to and including the day of actual payment at a rate of 2% above the Bank of England base lending rate for the time being or (in the absence of that) at any similar rate as the Purchaser shall, acting reasonably, select.

3.2	Disputed Tax matters

(a)
If, within twenty (20) Business Days of its receipt of a Tax Indemnity Claim Notice the Seller serves a written counter notice on the Purchaser objecting to the proposed Tax Indemnity Claim (a “Tax Claim Objection Notice”), then the Seller and the Purchaser, each acting reasonably, shall enter into discussions and endeavour to agree whether or not a Liability for Taxation has arisen and whether the Purchaser is entitled to indemnification in respect of such Liability for Taxation under this Tax Indemnity and, if so agreed, the amount so payable by the Seller to the Purchaser (the “Disputed Tax Matters”). If the Seller and the Purchaser fail to agree the Disputed Tax Matters within twenty (20) Business Days of the service of the Tax Claim Objection Notice, then either the Seller or the Purchaser may thereafter refer the Disputed Tax Matters (or such part thereof on which the Seller and the Purchaser have not agreed) to such independent firm of accountants as they agree, or should they fail to reach such agreement on an independent firm of accountants within fourteen (14) days, the relevant Disputed Tax Matters shall be referred to such independent firm of chartered accountants (being a reputable ‘big four’ accountancy firm with experience of providing tax and accountancy services to companies whose business and geographic scope are similar to that of the Target Company) nominated by such third party as the Seller and the Purchaser may agree (or, in the absence of agreement, nominated (acting reasonably) by the then president of the Institute of Chartered Accountants in England and Wales on application of either the Seller or the Purchaser). The independent firm of accountants, as so determined, (the “Independent Tax Accountants”) shall decide the relevant Disputed Tax Matters as experts and not as arbitrators and their decision shall be final and binding upon the Parties (save in the case of fraud or manifest material error).

(b)
The Independent Tax Accountants shall be instructed by the Seller and the Purchaser the terms of engagement of the Independent Tax Accountants shall conform with such basis and shall otherwise be on such terms as they shall agree or, in the absence of such agreement, as may be determined by the Independent Tax Accountants, and:

(i)
the sole duty of the Independent Tax Accountants will be to determine the Dispute Tax Matter(s) referred to them, which may include any dispute concerning the interpretation of this Agreement or any dispute as to the jurisdiction of the Independent Tax Accountants to decide the dispute or the content or interpretation of their terms of reference;

(ii)
the Seller and the Purchaser shall (and the Purchaser shall procure that the Target Companies shall) each provide the Independent Tax Accountants with all information within the possession or under their control and which the Independent Tax Accountants may reasonably require;

(iii)	the fees and expenses of the Independent Tax Accountants shall be divided equally between the Seller and the Purchaser;

(iv)	the Independent Tax Accountants shall determine their own procedure but shall:

(1)	give each of the Seller and the Purchaser a reasonable opportunity to make written and, if agreed by the Independent Tax Accountants, oral representations to them;

(2)
require that the Seller and the Purchaser supply each other with copies of their written representations at the same time as they are submitted to the Independent Tax Accountants and allow the other to respond in writing to any such written representation; and

(3)
where reasonably practicable, permit the Seller and the Purchaser to be present when the other of them is making oral submissions to the Independent Tax Accountants and to make oral submissions in reply;

(v)	the Independent Tax Accountants may, if they reasonably consider this necessary to reach their determination, instruct valuers, solicitors and other professional advisers;

(vi)
subject to the Independent Tax Accountants having promptly upon request received all information referred to in sub-paragraph (ii) above, and the procedure referred to in sub-paragraph (iv) above having been concluded, the Independent Tax Accountants shall make their determination as soon as is reasonably practicable but no later than sixty (60) days after the dispute is referred to them;

(vii)
the Independent Tax Accountants shall make their determination of the Disputed Tax Matters (including, if so determined, the amount of any amount payable by the Seller to the Purchaser under this Tax Indemnity) and the determination of the Independent Tax Accountants shall, in the absence of fraud or manifest error, be final and binding on all Parties. For the avoidance of doubt, where the quantum of a Liability for Taxation (or other matter) remains subject to the determination of a Taxation Authority the Independent Tax Accountant may determine that the quantum of the liability of the Seller under the Tax Indemnity be deferred pending such Taxation Authority final determination; and

(viii)
the determination of the Independent Tax Accounts shall not be construed as Tax advice to either party nor any assurance that the determination will prove to be correct. The Independent Tax Accountants shall have no liability to any Party with respect to its determination.

(c)	For the avoidance of doubt the provisions of paragraph 8 of this Schedule 5 shall take precedence over the provisions of paragraph 3.2.

4.	Exclusions

4.1	No claim shall be made under the Tax Warranties, and the covenant contained in paragraph 2 of this Schedule 5 shall not cover any Liability for Taxation, to the extent that:

(a)	the amount of such Liability for Taxation was provided for or otherwise taken into account in the calculation of Final Adjustment Amount pursuant to Schedule 10; or

(b)	such Liability for Taxation was discharged on or before Closing; or

(c)
it arises or is increased as a result only of any change in the law (other than a change targeted specifically at countering a tax avoidance scheme) announced and coming into force after Closing (whether relating to rates of Tax or otherwise) or any amendment to or the withdrawal of any extra-statutory concession previously published by a Taxation Authority (whether or not the change purports to be effective retrospectively in whole or in part); or

(d)
it would not have arisen but for a change after Closing in the accounting policies and practices of any Target Company (other than a change legally required and made in order to comply with applicable law in force at Closing); or

(e)	the Purchaser is actually compensated for any such matter under any other provision of this Agreement; or

(f)	there is available to the relevant Target Company a Relief which is not a Purchaser’s Relief to set against or otherwise mitigate the Liability for Taxation; or

(g)
it would not have arisen but for a voluntary act, transaction or omission of the Target, the Purchaser, any member of the Purchaser’s Tax Group or their respective directors, employees, agents or successors in title after Closing (including, without limitation, any breach of the obligations under paragraph 9 of this Schedule); or

(h)
it arises by reason of a voluntary disclaimer, withdrawal of a claim, claim or election made or notice or consent given by any Target Company after Closing or by reason of the revocation by any Target Company after Closing of any claim for Relief made (whether provisionally or otherwise) by it prior to Closing where such claim for Relief was taken into account in, or in computing a provision for Taxation in the calculation of Final Adjustment Amount pursuant to Schedule 10; or

(i)
it would not have arisen but for or has been increased by a failure or omission by any Target Company to make any claim, election, surrender, withdrawal or disclaimer or give any notice or consent or do any other thing after Closing the making, giving or doing of which was taken into account or assumed in computing a provision for Taxation in the calculation of Final Adjustment Amount pursuant to Schedule 10 where the need for such claim, election, surrender, disclaimer, notice, consent or action has been notified in writing to the Purchaser by the Seller at least thirty (30) Business Days prior to the applicable time limit for the making, giving or doing of the same; or

(j)	it has been made good by insurers or otherwise compensated for without cost to the Purchaser or any Target Company; or

(k)
the liability comprises penalties, charges, surcharges, fines or interest which arise as a consequence of any failure by the Purchaser or any Target Company after Closing to comply with any of its respective obligations under this Schedule 5.

4.2
For the purposes of paragraph 4.1(g) of this Schedule 5, an act will not be regarded as voluntary if undertaken pursuant to a legally binding obligation entered into by any Target Company on or before Closing or carried out or effected by on any Target Company pursuant to any law, regulation, directive or published practice of any Tax Authority whether coming into force before, on or after

Closing, or for the purpose of avoiding or mitigating a penalty imposable by such legislation, or if carried out with the written approval of, or at the written request of the Seller.

5.	Limitation of liability

5.1	Time Limits
The limitations of liability set out in paragraphs 5(c) and (d) of Schedule 4 shall apply to Tax Claims (to the extent expressed to be applicable, and other than in respect of Secondary Tax Indemnity Claims).

5.2	Financial Limits
The limitations of liability set out on paragraphs 4(c) and (d) of Schedule 4 shall apply to Tax Claims (to the extent expressed to be applicable, and other than in respect of Secondary Tax Indemnity Claims).

6.	Savings

6.1
If any Target Company or the Purchaser discovers (whether following a request by the Seller or otherwise) that any Target Company has obtained a Saving the Purchaser shall as soon as reasonably practicable thereafter notify the Seller in writing of such Saving giving full details thereof and supplying to the Seller such information as the Seller may reasonably require to verify the amount of such Saving.

6.2	The amount of the Saving referred to in paragraph 6.1 of this Schedule 5 shall be:

(a)	set off against any payment then due from the Seller under this Schedule or the Tax Warranties; and

(b)	to the extent that it is not so set off, paid to the Seller.

6.3
If any Target Company or the Purchaser has been requested by the Seller to consider whether there has been a Saving the Purchaser shall, or shall procure that the relevant Target Company shall, at the Seller’s expense, duly consider whether there has been such a Saving and provide full details of its findings to the Seller supplying such information as the Seller may reasonably require to verify the amount of such a Saving if any.

7.	Recovery from third parties

7.1
Where the Seller has paid or is liable to pay an amount in full discharge of a liability under paragraph 2 of this Schedule 5 in respect of any Liability for Taxation and any Target Company or the Purchaser is or becomes entitled to recover from some other person (not being a Taxation Authority (save in respect of a Tax refund (including a refund of withholding taxes)), the Purchaser, any Target Company or any other company within the Purchaser’s Tax Group), any amount in respect of such Liability for Taxation, the Purchaser shall or procure that the relevant Target Company shall:

(a)	notify the Seller of its entitlement as soon as reasonably practicable; and

(b)
if required by the Seller and, subject to the Purchaser or the relevant Target Company being indemnified by the Seller against any Tax that may be suffered on receipt of that amount and any costs and expenses reasonably incurred in recovering that amount, take or procure that the relevant Target Company takes all commercially reasonable steps to enforce that recovery against the person in question (keeping the Seller reasonably informed of the progress of any action taken) provided that the Purchaser shall not be required to take any action pursuant to this paragraph 7.1 of this Schedule 5, which, in the Purchaser’s reasonable opinion, is likely to harm its or the relevant Target Company’s commercial, business or employment relationship (potential or actual) with that or any other person.

7.2	If the Purchaser or any Target Company recovers from any relevant person any amount referred to in paragraph 7.1 of this Schedule 5, the Purchaser shall account to the Seller for the lesser of:

(a)
any amount so recovered (including any related interest or related repayment supplement) less any Tax suffered in respect of that amount and any costs and expenses reasonably incurred in recovering that amount (save to the extent that amount has already been made good by the Seller under any indemnity given pursuant to paragraph 7.1(b) of this Schedule 5; and

(b)	the amount paid by the Seller under paragraph 2 of this Schedule 5 in respect of the Liability for Taxation in question.

8.	Corporation tax returns

8.1	The Purchaser will have conduct of all Taxation affairs of the Target Companies after Closing.

8.2
The Purchaser will not submit any substantive correspondence or submit, agree, amend or withdraw any return or computation for any accounting period beginning prior to Closing to any Taxation Authority without giving the Seller at least twenty (20) Business Days to comment and incorporating the Seller’s reasonable comments.

8.3
The Purchaser shall promptly provide the Seller with copies of all relevant information, documents and evidence in its possession or the possession of the relevant Target Company or their respective agents as the Seller may reasonably request for the purposes of exercising its rights under paragraph 8.2 of this Schedule 5.

8.4
All documents referred to in paragraph 8.2 of this Schedule 5 shall be prepared in a manner substantially consistent with past practices and without any change of accounting method (except to the extent necessary to comply with applicable law and generally accepted accounting principles).

8.5
The Purchaser shall procure that the conduct of matters by it, the Target Companies or their respective agents in respect of all accounting periods beginning prior to Closing shall be completed prior to the expiry of any applicable filing or submission deadlines in so far as reasonably practicable.

8.6	For the avoidance of doubt:

(a)	where any matter relating to Tax gives rise to a Tax Demand, the provisions of paragraph 9 shall take precedence over the provisions of this paragraph 8; and

(b)	the provisions of this paragraph 8 shall not prejudice the rights of the Purchaser to make a Tax Indemnity Claim under this Tax Indemnity in respect of any Liability for Taxation.

9.	Conduct of Tax Demands

9.1
Subject to paragraph 9.2 of this Schedule 5, if the Purchaser or any Target Company becomes aware of a Tax Demand, the Purchaser shall give or procure that notice in writing is given to the Seller as soon as is reasonably practicable, provided always that the giving of such notice shall not be a condition precedent to the Seller’s liability under this Tax Indemnity.

9.2
If the Seller becomes aware of a Tax Demand, it shall notify the Purchaser in writing as soon as reasonably practicable, and, on receipt of such notice, the Purchaser shall be deemed to have given the Seller notice of the Tax Demand in accordance with the provisions of paragraph 9 of this Schedule 5.

9.3
Subject to paragraph 9.4 of this Schedule 5, provided the Seller agrees to indemnify the Purchaser’s Tax Group and the Target Companies (to the Purchaser’s reasonable satisfaction) against all liabilities, costs, damages or reasonable expenses which may be incurred thereby including any additional Liability for Taxation, the Purchaser shall:

(a)
take and shall procure that the Target Companies shall take such action as the Seller may reasonably request by notice in writing given to the Purchaser to avoid, dispute, defend, resist, appeal, request an internal review by the Tax Authorities or compromise any Tax Demand;

(b)
keep the Seller informed of all relevant matters relating to any Tax Demand and promptly forward to the Seller copies of all relevant correspondence with any Taxation Authority and any other relevant information and documentation;

(c)
submit all written communications relating to the Tax Demand which are to be transmitted to a Taxation Authority first to the Seller for approval and shall only finally transmit such communications if such approval is given and with the incorporation of such reasonable comments as the Seller may require; and

(d)
subject to paragraph 9.5 of this Schedule 5, not settle or otherwise compromise the Tax Demand or otherwise agree any matter in the conduct of such Tax Demand which will or is likely to increase the liability of the Seller under this Tax Indemnity without the prior approval of the Seller.

9.4
Neither the Purchaser nor the Target Companies shall be obliged to appeal or procure an appeal against any assessment to Tax if the Purchaser, having given the Seller written notice of such assessment, does not receive written instructions from the Seller within twenty (20) Business Days to do so, or, if the appeal is from a court or tribunal of first instance, unless leading Tax counsel of at least ten (10) years’ experience appointed by agreement between the Seller and the Purchaser advises in writing that the appeal or defence has a reasonable prospect of success taking into account all circumstances.

9.5	Notwithstanding paragraph 9.3 of this Schedule 5, if:

(a)
the Seller does not request the Purchaser to take any action under paragraph 9.3 of this Schedule 5 or the Seller fails to agree to indemnify the Purchaser and the Target Companies to the Purchaser’s reasonable satisfaction within a period of time (commencing with the date of the notice given to the Seller) that is reasonable, having regard to the nature of the Tax Demand and the existence of any time limit in relation to avoiding, disputing, defending, resisting, appealing, requesting a review or compromising such Tax Demand, and which period shall not in any event exceed a period of fourteen (14) days provided that Purchaser has sent written notice to the Seller that it intends to take conduct of the Tax Demand by virtue of this paragraph 9.5(a) of this Schedule 5 and the Seller has failed to agree to indemnify the Purchaser under paragraph 9.2 of this Schedule 5 or request Purchaser or the Company to take any action under paragraph 9.3 of this Schedule 5 within twenty (20) Business Days or receipt of such written notice; or

(b)
it is a requirement for an appeal against an assessment or demand for Tax that the Tax be paid and payment has not been made by the Seller to the Purchaser of an amount equal to such Tax and in respect of it; or

(c)
the Seller takes action, or other steps are taken or legal proceedings started, for a Seller’s bankruptcy, or the Seller becomes bankrupt or the Seller is unable to pay its debts as they fall due, starts negotiations with a creditor with a view to the general readjustment or rescheduling of its indebtedness or makes a general assignment for the benefit of, or a composition with, its creditors; or

(d)
a Taxation Authority alleges in writing that the Seller (or any Target Company before Closing) has engaged in fraudulent conduct or deliberate default in respect of the Liability for Taxation which is the subject matter of the Tax Demand Dispute, the Purchaser or the relevant Target Company shall have the right to reasonably conduct of the Tax Demand Dispute (without prejudice to its rights under this Tax Indemnity) and shall be free to pay or settle the Tax Demand on such terms as the Purchaser, or such Target Company, may in its reasonable discretion consider fit.

9.6
The Purchaser shall provide and shall procure that the Target Companies provide to the Seller and the Seller’s professional advisors reasonable access to personnel and relevant documents and records of the Target Companies and within their power, possession or control for the purpose of investigating the matter and enabling the Seller to take such action as is referred to in this paragraph 9 of this Schedule 5.

9.7
Neither the Purchaser, nor the Target Companies shall be subject to any claim by or liability to any of the Seller for any non-compliance with any of the above provisions of this paragraph 9 of this Schedule 5 if the Purchaser or the relevant Target Company has bona fide acted in accordance with the instructions of the Seller.

10.	Grossing up

10.1
All sums payable under this Schedule shall be paid free and clear of all deductions or withholdings whatsoever unless the deduction or withholding is required by law. If any deductions or withholdings are required by law to be made in respect of any of the sums payable under this Schedule, the payor shall pay to the recipient such sum as will, after the deduction or withholding has been made, leave the recipient with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

10.2
If the recipient of a payment incurs a Tax liability which results from, or is calculated by reference to, any sum paid under this Schedule, the amount so payable shall be increased by such amount as will ensure that, after payment of the Tax liability, the recipient is left with a net sum equal to the sum it would have received had no such Tax liability arisen.

10.3
If the Purchaser would, but for the availability of a Purchaser’s Relief, incur a Tax liability falling within paragraph 10.2 of this Schedule 5, the Purchaser shall be deemed for the purposes of that paragraph to have incurred and paid that liability.

11.	Purchaser’s covenant

11.1	The Purchaser shall pay to the Seller an amount equal to any liability to Tax of any member of the Seller’s Tax Group which arises as a result of or in connection with:

(a)
any Target Company or any member of the Purchaser’s Tax Group failing to pay any amount of Tax to which it is primarily liable to the extent that such liability to Tax arises in circumstances where the Purchaser would not have been entitled to make a claim against the Seller under paragraph 2 of this Schedule 5 had such liability for Tax been paid by the relevant Target Company or the relevant member of the Purchaser’s Tax Group;

(b)	the Croatian Target ceasing to be resident in Croatia for tax purposes (but only to the extent that the Seller is not liable for such Tax under paragraph 2 of this Schedule 5); or

(c)	the Slovenian Target ceasing to be resident in Slovenia for tax purposes (but only to the extent that the Seller is not liable for such Tax under paragraph 2 of this Schedule 5); or

(d)	any member of the Purchaser’s Tax Group ceasing to be resident in the Netherlands for tax purposes.

11.2
Any payment to be made by the Purchaser under paragraph 10.1 of this Schedule 5 shall be made five (5) Business Days before the last day on which the relevant payment of tax is due to be made to the Taxation Authority without incurring any liability to interest or penalties.

12.	General

12.1	All payments made by the Seller to the Purchaser or by the Purchaser to the Seller in accordance with this Schedule will be treated, to the extent possible, as an adjustment to the Purchase Price.

12.2
The Parties shall cooperate fully, as and to the extent reasonably requested by the other, with respect to any matters pertinent to any Taxes of the Target Companies or any Taxes arising from this Agreement. Such cooperation shall include the retention and, upon the other Party’s request, the provision of records and information that are reasonably relevant to any such Tax related matter.

AGREED FORM

SCHEDULE 6
FORM OF TRADEMARK LICENSE AGREEMENT
TRADEMARK LICENSE AGREEMENT
This Trademark License Agreement (this “Agreement”) is made this [INSERT] day of [INSERT] 2017 (the “Effective Date”) between:
CME MEDIA ENTERPRISES B.V., a company organized under the law of the Netherlands with an address at Piet Heinkade 55, Unit G-J, 1019GM Amsterdam, the Netherlands (“Licensor”), and
SLOVENIA BROADBAND S.À.R.L., a company organized under the law of Luxembourg with an address at 61, rue de Rollingergrund L-2440 Luxembourg (“Licensee”)
Hereinafter, Licensor and Licensee may also be individually referred to as a “Party” and are collectively referred to as the “Parties.”
Recitals

A.
WHEREAS, Licensor and Licensee have entered into that certain Framework Agreement dated [INSERT DATE] (the “Framework Agreement”), pursuant to which Licensor has agreed to sell to Slovenia Broadband S. À R.L. (the “Purchaser”), and the Purchaser has agreed to purchase and acquire from Licensor, one hundred percent (100%) of shares of the Target Companies on the terms and conditions of the Framework Agreement.

B.	WHEREAS, the Framework Agreement provides that Licensor and Licensee shall enter into this Agreement as a condition to the Closing of the transactions under the Framework Agreement.

C.
WHEREAS Licensor's and its Affiliates’ businesses consist (among other things) of producing, broadcasting, communicating and distributing cinematographic films and television content through various media platforms.

D.
WHEREAS, Licensee's and its Affiliates' businesses consist (among other things) of producing, broadcasting, communicating and distributing film, video and television content through television and online platforms.

E.	WHEREAS, Licensor is the sole and exclusive owner of the entire right, title and interest in and to the Licensed Marks (as defined below) and all registrations, applications and renewals thereof.

F.
WHEREAS, pursuant to the terms and conditions provided herein Licensee desires to acquire from Licensor, and Licensor desires to grant to Licensee, an exclusive, royalty-free license to use the Licensed Marks within the Territory during the Term (as defined below), in connection with the Licensee Services (as defined below) so as to allow the Licensee to phase out the use of the Licensed Marks in the Territory in a prompt and orderly manner.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    Definitions.

1.1	"Licensed Marks" shall mean the trademark registrations and domain names set forth on Schedule A attached hereto.

1.2
"Licensee Services" shall mean (a) the broadcasting and communication of film, video and television content services including through television platforms and video-on-demand services called (i) “OYO” and/or the Logo (as that term is defined in Schedule A) through the website http://oyo.dnevnik.hr and/ or redirected from the website oyo.hr in Croatia and (ii) “VOYO” and/or the Logo through or redirected from the website http://voyo.si/ in Slovenia, and (b) for such other goods and services as the Target Companies provided under the Licensed Marks in the relevant part of the Territory at the Closing and (c) the promotion of such services by the Licensee and its Affiliates. For the avoidance of doubt the Licensee Services shall not include any other services.

1.3	“Term” has the meaning given to it in Section 3.1.

1.4
“Territory” shall mean (i) in respect of EUTM 1075456 and voyo.si, Slovenia, and (ii) in respect of Z20111606A, Z-20141113, Z-20141114 and oyo.hr, Croatia, and (iii) in respect of EUTM W1140971, both Slovenia and Croatia.

1.5	Any other capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings ascribed thereto in the Framework Agreement.
2.    License; obligations of the Seller.
2.1    Grant of License. Licensor hereby grants to Licensee an exclusive, non-transferable, royalty-free license to use the Licensed Marks solely in connection with the Licensee Services and solely in the Territory for the duration of the Term.
2.2    No Assignment or Sublicense. Licensee may sublicense any of its rights under this Agreement to any entity who is an Affiliate of Licensee without the prior written approval of the Licensor. Licensee shall not assign, transfer or sublicense any of its rights under this Agreement to any other person or entity who is not an Affiliate of Licensee without the prior written approval of the Licensor, not to be unreasonably withheld or delayed. Any attempted assignment, transfer or sublicense entered into in breach of this clause without the prior approval of the Licensor shall be null and void. The Licensor approves:
(a)    sublicences to third parties who were sub-licensed or licensed by the Licensee, the Licensor or any of the Licensor's Affiliates, prior to the Effective Date, to use the Licensed Marks in connection with the Licensee Services provided that the scope of such licence is limited to the scope of such licence prior to the Effective Date; and
(b)    the use of the Licensed Marks by the Licensee's agents and subcontractors for the purpose of operating the platform used to provide the Licensed Services.
For clarity, the assignment, transfer or granting of a sub-license under this Agreement shall not relieve the Licensee of its responsibilities for performance under this Agreement.

2.3    Reservation of Rights. No rights or licenses, express or implied, other than those granted in Section 2, are granted by this Agreement. The rights granted pursuant to this Agreement are subject to all pre-existing contracts and to all rights of Licensor and/or third parties related to the Licensed Marks, including the right to license the Licensed Marks in other territories other than the Territory.
3.    Term and Termination.
3.1    Term. Unless terminated in accordance with Section 3.2, this Agreement shall expire nine months after the Effective Date (the “Term”). For clarity, on termination or expiry of this Agreement, all licences hereunder shall immediately terminate.
3.2    Termination for Breach. Either party shall have the right to terminate this Agreement immediately on written notice: (i) if the other party materially breaches a material term or condition of this Agreement and fails to remedy such breach within thirty (30) days after receipt of notice of such breach setting out the breach in reasonable detail (and a breach shall be considered remedied if the relevant provisions have been complied with in all material respects, other than time of performance, prior to the end of the thirty (30) days’ notice period); and/or (ii) if proceedings are instituted by or against the other party under applicable bankruptcy or insolvency laws or an assignment or receivership is established for the benefit of the creditors of the other party; and/or (iii) by mutual agreement with the other party in writing. Licensor shall have the right to terminate this Agreement on thirty (30) days' written notice if majority ownership, or effective control, of the Licensee is transferred to an unrelated third party.
3.3    Effect of Termination. Upon expiration or termination of this Agreement for any reason, Licensee shall immediately discontinue all use of the Licensed Marks, including as part of its corporate, assumed or trade name, and shall immediately stop all use of the Licensed Marks, whether on products or services including videos, discs and films, on marketing and promotional materials, or in any other manner. Upon request from Licensor, an officer of Licensee shall promptly confirm in writing to Licensor that it has discontinued such use.
4.    Limitations on License.
4.1    Usage. Except as provided in Section 2, (a) the Licensee shall not after the Term (i) knowingly make use of the Licensed Marks as a trademark, trade name, domain name, or some indicator of the Licensee Services, (ii) use the Licensed Marks in connection with any product or service that would imply sponsorship by, affiliation with, or endorsement by Licensor of such product or service, (b) the Licensee shall not during or after the Term use the Licensed Marks in any territory other than the Territory or in connection with any business activities other than for the Licensee Services. For clarity, the Licensee is granted no rights under this Agreement to use the Licensed Marks after the Term. The Parties acknowledges and agrees that the access by persons outside of the Territory of their own volition of content distributed outside the Territory by the Licensee in the ordinary course of the business of the Target Companies as conducted as at the Effective Date shall not of itself constitute a breach of this Section 4.1.
4.2    Ownership of Marks. Any and all rights, title or interest in and to the Licensed Marks that may accrue to the benefit of, or be acquired by, Licensee shall inure to the exclusive benefit of Licensor and, to the extent to which such rights do not automatically vest in the Licensor by operation of law or this Agreement, Licensee hereby assigns to Licensor any and all such right, title and interest and agrees, at Licensor's expense, to execute such documents as Licensor may reasonably request to evidence such assignment.

4.3    Additional Covenants. The Licensee shall not, during or after the Term of this Agreement (i) assert any claim of ownership of, or any claim to, any goodwill or reputation associated with the Licensed Marks; (ii) knowingly take or, to the extent reasonably within its power to control, permit any action or omission in derogation of any rights of Licensor in the Licensed Marks; (iii) use, seek to register, or register or authorize others to use, seek to register or register any marks, domain name or business name comprising the words VOYO or OYO or which are confusingly similar to the Licensed Marks or which otherwise could give rise to consumer confusion in the Territory save for any use of http://oyo.dnevnik.hr during the Term pursuant to this Agreement; or (iv) engage in any acts of unfair competition or any acts which would cause its goods and services to be mistaken for or confused with, substituted for, or passed off as the Licensor’s goods and services in the Territory.
4.4     Service Name and Logo Change. Licensee shall cease using the Licensed Marks for the Licensee Services as soon as practicable following the Effective Date, but in any event no later than nine (9) months after the Effective Date and take all steps necessary to rebrand the Licensee Services with service names or logos that do not include the Licensed Marks; such words and such other service names or logos shall be materially different to the Licensed Marks with the aim to avoid causing any potential consumer confusion in the Territory. Without prejudice to the generality of the foregoing, Licensee shall promptly inform all sublicensees, carriers, contractors and other entities which are involved in the provision of the Licensed Services that each such entities must cease using the Licensed Marks no later than nine (9) months after the Effective Date. All costs associated with the change of names and logos, including any applications, registrations and/or permits required by any regulatory body shall be solely borne by the Licensee.
4.5    Except as provided under this Agreement or the Framework Agreement, the Licensee shall not during or after the Term knowingly in respect of the Licensed Marks (i) make use of the Licensed Marks as a trademark, trade name, domain name, or some indicator of the Licensee Services, (ii) imply sponsorship by, affiliation with, or endorsement by Licensor of the Licensee Services, (iii) assert any claim of ownership of, or any claim to, any goodwill or reputation associated with the Licensed Marks, (iv) in the Territory use, seek to register, or register or authorize others to use, seek to register or register any marks, domain name or business name comprising any of the Licensed Marks or words which are confusingly similar to any of them or which otherwise could give rise to consumer confusion; or (v) engage in any acts of unfair competition or any acts which would cause its goods and services to be mistaken for or confused with, substituted for, or passed off as the Licensor’s goods and services.
4.6    Neither the Licensor nor its Affiliates will, during or after the Term, use, seek to register, or register or authorize others to use, seek to register or register, in each case in the territory of Croatia, any marks, domain names, or business name comprising or containing the word NOVA or words which are confusingly similar to it. Licensee will not, during or after the Term, use, seek to register, or register or authorize others to use, seek to register or register, in each case in the territory of Slovakia or Czech Republic, any marks, domain names, or business name comprising or containing the word NOVA or words which are confusingly similar to it.
4.7    Licensee shall procure that its Affiliates from time to time comply with the obligations on the Licensee in this Section 4, and references to Licensee shall be deemed to include the Licensee's Affiliates, mutatis mutandi.

5.    Quality Control.
5.1    Licensee shall maintain quality standards for all of its uses of the Licensed Marks substantially equivalent to or stricter than those standards to which the Target Companies were operating under in connection with their businesses in the respective territories of Slovenia and Croatia prior to the Effective Date. Licensee shall not knowingly use and neither party shall permit the Licensed Marks to be used in any manner which might subject either party to unfavorable regulatory action, violate any law, violate the rights of any person or entity.
5.2      Licensee agrees that the nature, manner and quality of any promotion and use of the Licensed Marks in connection with the Licensee Services by the Licensee shall strictly conform to the standards and Licensed Marks guidelines to which the Target Companies were operating under prior to the Effective Date.
5.3    In exploiting the Licensed Marks in connection with the Licensed Services, Licensee shall, where reasonably practicable, duly include all notices and legends as may be required by Licensor and/or under applicable laws including any copyright and trademark notice that Licensor shall reasonably request from time to time. Each Party shall comply in all respects with all applicable laws regarding the performance of their obligations and exercise of their rights under this Agreement.
5.4.     Licensee shall not knowingly (i) use the Licensed Marks in any manner which will or may weaken, damage, tarnish, disparage, degrade, injure or be detrimental to the reputation of Licensor or its affiliated companies or the Licensed Marks; or (ii) use any content in connection with the Licensed Marks which (x) fails to comply with applicable broadcast and video on demand regulatory codes in the Territory and (y) is derogatory or materially damaging to the Licensed Marks or the reputation of the Licensor or its affiliated companies. Licensee shall not alter the Licensed Marks without the prior written approval of Licensor.
5.5     Licensee shall, upon reasonable request by Licensor and at Licensee’s cost, recall any material distributed by or on behalf of the Licensee which is unsafe and/or in breach of legal requirements and Licensee shall cease all distribution of such materials.
6.    Registration and Enforcement.
6.1    Registration. Licensor shall during the Term maintain the registration and any other form of protection of the Licensed Marks at its expense during the Term.
6.2    Enforcement. Licensee shall, at Licensor's expense, take all reasonable steps and provide such materials, cooperation and assistance as Licensor may reasonably request to assist in registering, maintaining and enforcing the Licensed Marks. Licensee shall promptly upon becoming aware of the same notify Licensor of any actual or suspected infringement or misuse of Licensor's Licensed Marks by third parties. Licensor shall have the sole right to take, and shall timely take, action against such infringers or misusers to stop their infringement and misuse, and any and all recoveries resulting from such actions initiated by Licensor shall be retained by Licensor. Licensee shall not take any action to enforce rights in the Licensed Marks against a third party. If the Licensor fails to do so, the parties shall discuss the situation in good faith to agree whether the Licensee may be entitled, but not obliged, to take such actions, in which case and any and all recoveries resulting from such actions initiated by Licensee shall be retained by Licensee.

7.    Remedies.
7.1    Licensee acknowledges that its breach of its obligations hereunder would cause immediate and irreparable harm to Licensor, for which money damages would be inadequate compensation. Therefore, Licensor shall be entitled to injunctive relief for Licensee's material breach of such obligations without proof of actual damages and without the posting of bond or other security, except as required by law. Such remedy shall be in addition to all other remedies available at law or in equity.
8.    Representations.
8.1    Licensor warrants that it has the right to grant to the Licensee the rights granted under this Agreement.
8.2 Other than is set out in this Agreement or under the Framework Agreement, LICENSOR EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT AND THE LICENSED MARKS, INCLUDING BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF TITLE, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.
9.    General.
9.1    Survival. The obligations and rights set forth in Sections 3.3, 4, 8 and 9 shall survive the expiration or termination of this Agreement for any reason.
9.2    Entire Agreement; Waiver. This Agreement by and among the parties hereto, and all exhibits and schedules attached hereto and thereto incorporated herein and therein by this reference, contain the entire agreement between the parties hereto with respect to the subject matter hereof and supersede any previous understandings or agreements, whether written or oral, in respect of such subject matter. No agreement amending, superseding or terminating this Agreement or any provisions hereof shall be valid unless in writing and signed by both Parties. No waiver of any breach of this Agreement shall be construed as a continuing waiver or consent to any subsequent breach hereof.
9.3    Required Approvals. Each party shall, at its own expense, obtain all necessary licenses, permits and approvals of this Agreement required by any government or governmental agency under applicable laws for the use of the Licensed Marks in the Territory which are needed by it in connection with the Licensee Services. Performance of this Agreement shall be subject to Licensee obtaining all such necessary licenses, permits and approvals pursuant to this Section 9.3.
9.4     Confidentiality. This Agreement and its terms and conditions shall remain strictly confidential and shall not be disclosed or alluded to by either Party to any third party without the prior written agreement of the other Party; provided, however, that nothing contained herein shall prevent (A) either Party from disclosing this Agreement and its terms for purposes of asserting and enforcing its rights or (B) either Party from disclosing the terms of this Agreement or the manner by which agreement was reached to: (1) the Parties’ attorneys and accountants who have a need to know in connection with their performance of duties to a Party, (2) under appropriate further confidentiality restrictions, to employees of the Parties and their affiliates, (3) as required by law or regulation, pursuant to a court order, or pursuant to any requirement or rules of a governmental agency, stock exchange or other competent body or authority, or (4) in response to a discovery request provided that the other Party is given prior written notice before such disclosure. The restrictions contained in this Section 9.4 shall continue to apply for a period of two (2) years following the expiration or termination of this Agreement.

9.5    Compliance with Laws. Each of the parties shall comply with all applicable laws, rules, regulations, directives (including any E.U. directives) all other relevant jurisdictions and any agency or court thereof of competent jurisdiction.
9.6    Binding Agreement. This Agreement shall be effective upon execution by the Parties and shall inure to the benefit of and shall be binding upon the Parties, their officers, directors, shareholders, partners, agents, representatives, servants, employees, licensees, franchisees, attorneys, parent companies, subsidiaries, related and affiliated companies, successors and assigns (including, without limitation, any assigns of the Licensor) and all entities operated and/or controlled by any of them or in active concert or participation with them. Without limitation to the foregoing, each party acknowledges and agrees any Affiliate of a party and/or any permitted assignee of any of the Licensed Marks is a third-party beneficiary of this Agreement, and will have the direct right to enforce the terms of this Agreement.
9.7    No Waiver. The failure of either party to enforce any provision of this Agreement shall not be construed to be a waiver of such provision or the right of such party thereafter to enforce such provision or any other provision of this Agreement.
9.8    Relationship of Parties. Except as specifically provided herein, none of the parties shall act or represent or hold itself out as having authority to act as an agent or partner of the other party, or in any way bind or commit the other party to any obligations. Any such act will create a separate liability in the party so acting to any and all third parties affected thereby. The rights, duties, obligations and liabilities of the parties hereunder shall be several and not joint or collective, and nothing contained in this Agreement shall be construed as creating a partnership, joint venture, agency, trust or other association of any kind, each party instead being individually responsible only for its obligations as set forth in this Agreement.
9.9    Severability. The illegality, invalidity or unenforceability of any part of this Agreement shall not affect the legality, validity or enforceability of the remainder of this Agreement. If any part of this Agreement shall be found to be illegal, invalid or unenforceable, then this Agreement shall be given such meaning as would make this Agreement legal, valid and enforceable in order to give effect to the intent of the parties.
9.10    Further Assurances. Each party agrees to execute such other documents and take such actions as the other party may reasonably request to effect the terms of this Agreement.
9.11    Governing Law. This Agreement and all disputes arising hereunder shall be governed by, the laws of England and Wales.
9.12     Dispute Resolution. Any dispute, claim or controversy arising out of or in connection with this Agreement (including any question as to its formation, validity, interpretation or termination, and including both contractual and non-contractual issues) shall be governed and construed in accordance with Clauses 27 and 28 of the Framework Agreement.
9.13    Notices.
9.13.1    All notices and the entire correspondence between the Parties under this Agreement will be made in writing in English language and will be deemed as transmitted if handed in person or sent by registered mail or courier (with acknowledgement of receipt) or by fax (confirmed electronically as regards the sending of the text and its receipt).
9.13.2    For the purposes of this Section 9.13, the authorized address and facsimile details of the Parties shall be as follows:

For the Licensee: With a copy to be sent at the same time to:
Slovenia Broadband S.À.R.L.
61, rue de Rollingergrund
L-2440 Luxembourg
Attention : Wolfgang Zettel
Email: Wolfgang.Zettel@Slovenia-BB.lu

Slovenia Broadband S.À.R.L.
61, rue de Rollingergrund
L-2440 Luxembourg
Attention : Jan Koenighaus
Email: Jan.Koenighaus@Slovenia-BB.lu

For the Licensor: With a copy to:
CME Media Enterprises B.V.
Piet Heinkade 55, Unit G-J
1019GM Amsterdam
The Netherlands
Attn: The Managing Directors
Fax: +31 20 42 31 404

Central European Media Enterprises Ltd.
c/o CME Media Services Limited
Kříženeckého náměstí 1078/5
152 00 Prague 5 - Barrandov
Czech Republic
Attention: Legal Counsel
Fax: +420 242 464 483

or such other address as such Party may notify to the other Party in writing from time to time in accordance with the requirements of this Clause, such notice to be effective (a) two (2) Business Days after the date of such notice when sent by mail or courier, (b) upon delivery when sent by facsimile during normal business hours, or (c) following such longer period as may be set out in such notice.
9.14    Headings. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.
9.15    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.
[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.
CME Media Enterprises B.V

By:	__________________________

Name:	Alphons Van Spaendonck

Title:	Managing Director

By:	__________________________

Name:	Pan-Invest B.V., represented by …………………………

Title:	Managing Director
Slovenia Broadband S.À R.L.

By:	__________________________

Name:	[Details to be inserted]

Title:	[Details to be inserted]

By:	__________________________

Name:	[Details to be inserted]

Title:	[Details to be inserted]

SCHEDULE A- LICENSED MARKS

TRADEMARK	MARK/DESIGN	COUNTRY	REG. NO	REG. DATE
Oyo	WORD	Croatia	Z20111606A	10/2/2012
Voyo	WORD	Slovenia	1075456 (EUTM)	11/01/2010
“Logo”		Croatia and Slovenia	W1140971 (EUTM)	9/17/2012
OYO (fig.)		Croatia	Z-20141114	4/28/2015
OYO (fig.)		Croatia	Z-20141113	4/28/2015

DOMAIN NAME	COUNTRY	EXPIRY DATE
oyo.hr	Croatia	03/06/2018
voyo.si	Slovenia	23/09/2019

AGREED FORM

SCHEDULE 7
FORM OF TRANSITION SERVICES AGREEMENT
TRANSITION SERVICES AGREEMENT
This TRANSITION SERVICES AGREEMENT (this “Agreement”) is made and entered into as of [INSERT DATE] 2017 (the “Effective Date”) by and between:
CME MEDIA SERVICES LIMITED, a company incorporated and existing under the laws of England and Wales with its registered office at 5 Fleet Place, London EC4M 7RD, United Kingdom with registered number 6847543 (the “Seller”); and
SLOVENIA BROADBAND S.À R.L., company organised and existing under the laws of Luxembourg, with its registered office situated at 5, rue Guillaume Kroll, L-1882, Luxembourg, registered with the Trade and Companies Registry of Luxembourg under number B 145882 (the “Purchaser”), together with the Seller, the “Parties,” and each individually, a “Party”.
RECITALS

a.
WHEREAS, the Seller and the Purchaser have entered into that certain Framework Agreement dated [INSERT DATE] 2017 (the “Framework Agreement”), pursuant to which the Seller has agreed to sell to the Purchaser, and the Purchaser has agreed to purchase and acquire from the Seller, one hundred percent (100%) of the Target Companies on the terms and conditions of the Framework Agreement.

A.	WHEREAS, the Framework Agreement provides that the Seller and the Purchaser shall enter into this Agreement as a condition to the Closing of the transactions under the Framework Agreement.

B.
WHEREAS, pursuant to this Agreement, the Seller wishes to cause its Affiliates to provide to Purchaser, and the Purchaser wishes to provide Seller, with certain transition services on the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1    Definitions. As used in this Agreement, the following terms have the meaning set forth below. Any other capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings ascribed thereto in the Framework Agreement.
“Fully-Burdened Cost” in respect of any Personnel, means the pro rata portion of such Personnel’s salary, including applicable employment-related contributions by the Party supplying the Personnel, which shall be provided by a Party to another Party hereunder and agreed between the Parties in writing prior to the provision of the underlying Service, calculated based on the actual time spent by such Personnel in providing the Services hereunder, assuming a forty (40)-hour work week.

“Nominated Contact of the Seller” means Stefan Costel or such other individual nominated by the Seller whose details are communicated to the Purchaser from time to time.
“Nominated Contact of the Purchaser” means [●]1 or such other individual nominated by the Purchaser whose details are communicated to the Seller from time to time.
“Personnel” mean the employees, officers, agents, independent contractors and consultants of a Party, its Affiliates and any Third-Party Servicer, as applicable.

Section 1.2	Interpretation. In construing this Agreement, unless otherwise specified:

(a)	references to Articles, Sections and Schedules are to Articles, Sections of, and Schedules to, this Agreement;

(b)
references to a “person” shall be construed so as to include any physical or legal person, firm, company or other body corporate, government, state or agency of a Governmental Authority or any joint venture, association or partnership (whether or not having separate legal personality);

(c)	words in the singular include the plural and in the plural include the singular, and a reference to one gender includes a reference to the other gender;

(d)	a reference to any law, regulation, statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted;

(e)
a reference to any other document referred to in this Agreement is a reference to that other document as amended, varied, novated or supplemented (other than in breach of the provisions of this Agreement) from time to time;

(f)	headings, sub-headings, recitals and titles are for convenience only and do not affect the interpretation of this Agreement;

(g)	general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words;

(h)	the words “include”, “includes”, “including”, and “in particular” shall be deemed in each case to be followed by the words “without limitation”; and

(i)	references to a “Party” or the “Parties” shall be construed as to include each of its permitted successors and permitted assignees.
Section 1.3    The Schedules form an integral part of this Agreement and any reference to this Agreement shall include the Schedules.

____________________________________________
1 Purchaser to provide

ARTICLE II
SERVICES; FEES; TERM
Section 2.1    Transition Services to be Provided by the Seller
(i)    From and after the Effective Date, on the terms and subject to the conditions contained herein, the Seller shall provide, and shall cause its Affiliates to provide (together with the Seller, collectively, the “Seller Parties” and each, individually, a “Seller Party”), to the Purchaser certain transition services (the “Seller Services”) that are summarized in Schedule A hereto (the “Seller Services Schedule”) and further detailed below (provided that in the event of any inconsistency between the Seller Services Schedule and the Seller Services detailed in this Section 2.1, the provisions of this Section 2.1 shall prevail). The Seller may designate one or more of its Affiliates to provide the Seller Services and / or to receive the Purchaser Services (as defined below), in which event all applicable references herein to the Seller will be deemed to be references to such Affiliates, as appropriate, in respect of such Services, provided however, that no such designation will in any event limit or affect the obligations of the Seller under this Agreement, to the extent not performed by such Seller’s Affiliate.
(ii)    From and after the Effective Date, if the Purchaser identifies a need for services not set forth in Schedule A herein that the Seller Parties provided to the Target Companies’ Businesses prior to the Effective Date and the Purchaser reasonably determines such services are required for the operation of the Target Companies’ Businesses in the ordinary course of business, the Seller agrees, subject to the Seller’s ability to provide any such service under applicable law or contract, to negotiate in good faith with the Purchaser to, if so agreed, cause its Affiliates to provide such services for such periods as may be reasonably agreed upon between the Parties. The consideration payable by the Purchaser for the services so provided shall be EUR 1. From and after the Effective Date, in the event that the Seller identifies any service that is being provided to the Purchaser (or service cost being incurred by the Purchaser) that is being provided with respect to the activities of the Target Companies’ Businesses (in whole or part), but such service is not included within the Seller Services contemplated by this Agreement, the Seller shall propose such service to the Purchaser for inclusion within the Seller Services, and the Purchaser and the Seller shall work in good faith to determine whether: (i) to include such service as a new Seller Service for purposes of this Agreement for such periods as may be reasonably agreed upon and at a consideration of EUR 1 for the term; or (ii) if the Purchaser so determines (in its sole discretion) or in the event that the Parties are unable to reasonably agree within fifteen (15) days on the addition of such service as a new Seller Service after its proposal by the Seller to the Purchaser, the provision of such service by the Seller will terminate and the Seller shall have no further obligation with respect thereto under this Agreement.
(iii)    To the extent any of the Seller Services are as of the Effective Date provided by any third party provider, such Services are deemed to be provided by the Seller Parties and the Seller is not required to obtain Purchaser’s prior written consent under this Agreement. To the extent any of the assets that the Seller Parties require in order to provide any Seller Services are owned by the Purchaser, the Purchaser shall grant the relevant Seller Parties, free of charges or fees, a non-exclusive license to use such assets for so long as such Seller Services are provided pursuant to the terms hereof, solely for the purpose of providing such Seller Services on the terms and subject to the conditions of this Agreement, provided that upon termination for whatever reasons of the Seller Services or any portion thereof, such license shall automatically terminate with respect to such Seller Services.

(iv)    The Seller may, subject to the Purchaser’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, from time to time engage, or cause one of the Seller Parties to engage, one or more third party service providers (each, a “Third-Party Servicer”) to perform on its behalf any of the Seller Services, but only if such Third Party Servicer is capable of, and agrees to perform, such Seller Services on substantially the same terms (including at the same level of service, but other than relating to pricing) as required to be performed by the Seller Party hereunder. Notwithstanding the engagement of any Third-Party Servicer, the Seller shall be responsible for the full performance or non-performance of any Seller Services by any such Third-Party Servicer, except to the extent that the Purchaser and any such Third-Party Servicer agree that such Third-Party Servicer shall be directly responsible to the Purchaser for the performance or non-performance of any such Seller Services. In the event that the Purchaser withholds consent to the respective Seller’s engagement of such Third-Party Servicer in accordance with the foregoing, the Purchaser shall provide prompt written notice thereof to the Seller. If such consent has been reasonably withheld, the Seller and Purchaser shall thereupon cooperate in good faith with a view towards engaging a third party service provider that is acceptable to the Purchaser, to provide the Purchaser with substantially equivalent services (including with respect to the level of service and pricing therefor) as required to be performed by the Seller Party hereunder. If such consent has been unreasonably withheld, the Seller shall have no further obligation to provide such Seller Services hereunder as of the date such consent was withheld, and such relevant Seller Services are deemed to be terminated for the purposes of this Agreement.
(v)    Upon request of the Purchaser and in relation to the subject matter of this Agreement, the Seller or its Affiliates shall provide the Purchaser with such reasonable co-operation and information which is necessary for the continuation of the activities of the Target Companies’ Businesses and shall provide such reasonable co-operation and information to the Purchaser as are necessary for the continuation of the activities of the Target Companies’ Businesses as they may reasonably require for the purposes of enabling the Purchaser to create and maintain interfaces or interoperability functions that are necessary for the continuation of the activities of the Target Companies’ Businesses (all such cooperation, at the sole cost and expense of the Purchaser).
Section 2.2    Transition Services to be Provided by the Purchaser.
(i)    From and after the Effective Date, on the terms and subject to the conditions contained herein (including the limitations provided under Schedule B), the Purchaser shall provide to the Seller certain transition services (the “Purchaser Services” and together with the Seller Services, the “Services”) set forth on Schedule B hereto (the “Purchaser Services Schedule”). To the extent any of the assets that the Purchaser requires in order to provide any Purchaser Services are owned by the Seller, the Seller shall grant the Purchaser, free of charges or fees, a non-exclusive license to use such assets for so long as such Purchaser Services are provided pursuant to the terms hereof, solely for the purpose of providing such Purchaser Services on the terms and subject to the conditions of this Agreement, provided that upon termination for whatever reasons of the Purchaser Services or any portion thereof, such license shall automatically terminate with respect to such Purchaser Services. The Purchaser may designate one or more of its Affiliates to provide the Purchaser Services and / or to receive the Seller Services, in which event all applicable references herein to the Purchaser will be deemed to be references to such Affiliates, as appropriate, in respect of such Services, provided however, that no such designation will in any event limit or affect the obligations of the Purchaser under this Agreement, to the extent not performed by such Purchaser’s Affiliate.

(ii)    From and after the Effective Date, if the Seller identifies a need for services not set forth in Schedule B herein that the Target Companies’ Businesses provided to the Seller prior to the Execution Date and the Seller reasonably determines such services are required for the operation of any businesses of the Seller or its Affiliates in the ordinary course of business, the Seller agrees, subject to the Purchaser’s ability to provide any such service under applicable Law or contract, to negotiate in good faith with the Purchaser to potentially provide such services to the Seller for such periods as may be reasonably agreed upon between the Parties. The consideration payable by the Seller for the services so provided shall be determined in the same manner as the Purchaser Services Costs (as defined below). From and after the Effective Date, in the event that the Purchaser identifies any service that is being provided to the Seller (or service cost being incurred by the Seller) that is being provided with respect to the activities of any businesses of the Seller of its Affiliates (in whole or part), but such service is not included within the Purchaser Services contemplated by this Agreement, the Purchaser shall propose such service to the Seller for inclusion within the Purchaser Services, and the Purchaser and the Seller shall work in good faith to determine whether: (i) to include such service as a new Purchaser Service for purposes of this Agreement for such periods as may be reasonably agreed upon and at a consideration determined in the same manner as the Purchaser Services Costs; or (ii) if the Seller so determines (in its sole discretion) or in the event that the Parties are unable to reasonably agree within fifteen (15) days on the addition of such service as a new Purchaser Service after its proposal by the Purchaser to the Seller, the provision of such service by the Purchaser will terminate and the Purchaser shall have no further obligation with respect thereto under this Agreement.
(iii)    The Purchaser may, subject to the Seller’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, from time to time engage one or more Third-Party Servicers to perform on its behalf any of the Purchaser Services, but only if such Third Party Servicer is capable of, and agrees to perform, such Purchaser Services on substantially the same terms (including at the same level of service and pricing) as required to be performed by the Purchaser hereunder. Notwithstanding the engagement of a Third-Party Servicer, the Purchaser shall be responsible for the full performance or non-performance of any Purchaser Service by any such Third-Party Servicer, except to the extent that the Seller and any such Third-Party Servicer agree that such Third-Party Servicer shall be directly responsible to the Seller for the performance or non-performance of such Purchaser Service. In the event that the Seller withholds consent to the Purchaser’s engagement of such Third-Party Servicer in accordance with the foregoing, the Seller shall provide prompt written notice thereof to the Purchaser. If such consent has been reasonably withheld, the Purchaser and the Seller shall thereupon cooperate in good faith with a view towards engaging a third party service provider that is acceptable to the Seller, to provide the Seller with substantially equivalent services (including with respect to the level of service and pricing therefor) as required to be performed by the Purchaser hereunder . If such consent has been unreasonably withheld, the Purchaser shall have no further obligation to provide such Purchaser Services hereunder as of the date such consent was withheld, and such relevant Purchaser Services are deemed to be terminated for the purposes of this Agreement.
Section 2.3    Term of Services;. The Seller shall provide, and shall cause its Affiliates to provide, the Seller Services and the Purchaser shall provide the Purchaser Services, respectively, for such period after the Effective Date as is contemplated by this Agreement and its Schedules for each such Seller Service or Purchaser Service (each, the “Service Term”), provided that the Party receiving a Service may terminate such Service prior to the end of the applicable Service Term in accordance with Article VIII.

Section 2.4     Service Coordinators. Each Party shall nominate a representative to act as the primary contact person with respect to the performance of the Services and the receipt of Services by each Party (each, a “Service Coordinator”). Unless otherwise agreed upon by the Parties hereto, all communications relating to this Agreement and to the Services provided hereunder shall be directed to the relevant Service Coordinator. The initial Service Coordinators for the Purchaser and the Seller are set forth on Schedule C hereto, as may be unilaterally modified by any Party from time to time by providing written notice thereof in accordance with Section 9.1 of this Agreement.
Section 2.5     Standard of Performance. Unless expressly provided otherwise herein, (i) the Seller shall provide, and shall cause any other Seller Party or Third Party Servicer performing Seller Services on its behalf to provide, the Seller Services in a manner and using efforts and a degree of skill, care and prudence substantially consistent with the past practice of the Seller in the operation of the Target Companies’ Businesses by the Seller during the six (6) months immediately prior to the date of the Framework Agreement and (ii) the Purchaser shall provide, and shall cause any Third Party Servicer performing Purchaser Services on its behalf to provide, the Purchaser Services in a manner and using efforts and a degree of skill, care and prudence substantially consistent with the past practice of the Target Companies’ Businesses as operated by the Seller during the six (6) months immediately prior to the date of the Framework Agreement.
Section 2.6     Compliance with Laws. Neither any Seller Party nor the Purchaser or its Affiliates shall be obligated to provide, or cause to be provided, any Service to the extent that the provision of such Service would require the Seller Party or the Purchaser, any of their Affiliates, or any of their respective officers, directors, employees, agents or representatives, to violate any law or agreement to which any of them is a party; provided, however, that in such event, the Seller and the Purchaser shall cooperate in good faith with a view towards reaching alternative arrangements pursuant to which the Party to receive the affected Service would receive substantially equivalent services (including with respect to the level of service and pricing therefor) to any affected Services (which may include, for the avoidance of doubt, engaging a Third Party Servicer to perform the same or substantially equivalent Services). Additionally, either Party may, from time to time (but, to the extent practicable, upon the prior written notice to the other Party) change the Services in order to comply with any applicable regulatory or statutory requirements, provided that such changed Services shall fulfill the performance standards contemplated by Section 2.5 hereunder.
Section 2.7     Payment of Seller Services Costs to the Seller.
(i)    Seller Services Costs. Notwithstanding anything contained in this Agreement, the Purchaser shall not be obliged to pay more than EUR 2 in connection with the provision of the Seller Services Taxes (including the use of any Third-Party Servicers or the procuring of any consents or sub-licences). Any third party costs incurred in connection with the provision of the Seller Services shall be for the sole account of the Seller, including any costs associated with providing licence rights to the Purchaser.

(ii)    Purchaser Billing and Payment Terms. The Purchaser shall pay invoices in full within 30 days of receipt in cleared funds to the bank account nominated in writing by the Seller. In lieu of making full payments in respect of Seller Services by wire transfer as set forth above, the Purchaser shall be entitled to set off, upon providing prior notice thereof to the Seller, against amounts required to be paid by it pursuant to this Section 2.7(ii), amounts required to be paid to it by the Seller pursuant to Section 2.8(ii) below, such that payments made under this Section 2.7(ii) and Section 2.8(ii) are on a “net-basis”; provided, however, that the Purchaser shall in no event “net off” any amounts due or payable with respect to the Framework Agreement or any other Transaction Document. Interest shall accrue starting as of twentieth (20th) Business Day from receipt of the related invoice on any amounts due but not paid in full or any overdue amounts not otherwise offset pursuant to the preceding sentence at an annual rate equal to six percent (6%). Such interest shall accrue on a daily basis from the due date until actual payment of the overdue amount and shall be payable together with any such overdue amounts. Unless otherwise specifically agreed to in writing by the Parties hereto, the Seller shall be responsible for the payment of all invoices due to Third Party Servicers in connection with the provision of the Seller Services.
(iii)    Seller Services Taxes. The Seller Parties, in providing the Seller Services under this Agreement, shall invoice the Purchaser for any value added tax, use tax or similar “gross receipts” based Taxes imposed against or upon the Seller Services (“Seller Services Taxes”). In addition to any amounts otherwise payable pursuant to this Agreement, the Purchaser shall be responsible for any such Seller Services Taxes and shall either (i) remit such Seller Sales Taxes to the Seller (and Seller shall remit the amount so received from the recipient of such Seller Services to the applicable Taxing authority) or (ii) provide the Seller with a certificate or other acceptable proof evidencing an exemption from liability for such Seller Services Taxes.
Section 2.8    Payment of Purchaser Services Costs to the Purchaser.
(i)    Purchaser Services Costs. In consideration for the Purchaser Services, the Seller shall pay to the Purchaser the Purchaser Services Costs (as defined below) actually incurred by the Purchaser in providing the Purchaser Services, without mark-up. For purposes of this Agreement, “Purchaser Services Costs” shall mean, unless otherwise agreed between the Parties in respect of any Service, the total costs of providing the Purchaser Services, which shall be an amount equal to the sum of the Fully-Burdened Cost of Personnel, pre-agreed cost of all materials used to provide the Purchaser Services, and all reasonable pre-agreed out-of-pocket expenses incurred in providing the Purchaser Services, including without limitation fees and expenses of Third Party Servicers engaged in accordance with Section 2.2(iii) or who were providing such services prior to the date hereof. The Seller shall be entitled to require the Purchaser to provide all such evidence as may be reasonably necessary to verify the Purchaser Services Costs set out in an invoice.

(ii)    Seller Billing and Payment Terms. Unless otherwise set forth on the Purchaser Services Schedule or specifically agreed to in writing by the Parties hereto with respect to a particular Purchaser Service, any amounts due under this Agreement shall be billed and paid for in EURO in arrears in the following manner: (i) the Purchaser shall invoice the Seller on a monthly basis for all Purchaser Services delivered during the preceding month; (ii) each such invoice shall be payable by the Seller within twenty (20) Business Days of receipt of the invoice; and (iii) payment of all invoices in respect of the Purchaser Services provided hereunder shall be made in EURO payable by wire transfer of immediately available funds, without any offset or deduction of any nature whatsoever, except for any offset or deduction for Taxes required to be withheld under relevant Laws and except with respect to any netting as permitted under this Section 2.8(ii). To the extent that the Purchaser incurs any Purchaser Services Costs in a currency other than EURO, the Purchaser shall calculate and bill the amount in EURO to the Seller in the invoice based on the prevailing foreign exchange rate published by the European Central Bank for the Business Day immediately prior to the date of invoice. The Purchaser shall provide the Seller sufficient instructions for wire transfers and shall notify the Seller of any updates to such information, as appropriate. In lieu of making full payments in respect of Purchaser Services by wire transfer as set forth above, the Seller shall be entitled to set off, upon providing prior written notice thereof to the Purchaser, against amounts required to be paid by it pursuant to this Section 2.8(ii), amounts required to be paid to it by the Seller pursuant to Section 2.7(ii) above, such that payments made under this Section 2.8(ii) and Section 2.7(ii) are on a “net-basis”; provided, however, that the Seller shall in no event “net off” any amounts due or payable with respect to the Framework Agreement or any other Transaction Document. Interest shall accrue starting as of twentieth (20th) Business Day from receipt of the related invoice on any amounts due but not paid in full or any overdue amounts not otherwise offset pursuant to the preceding sentence at an annual rate equal to six percent (6%). Such interest shall accrue on a daily basis from the due date until actual payment of the overdue amount and shall be payable together with any such overdue amounts. Unless otherwise specifically agreed to in writing by the Parties hereto, the Purchaser shall be responsible for the payment of all invoices due to Third Party Servicers in connection with the provision of the Purchaser Services.
(iii)    Purchaser Services Taxes. The Purchaser, in providing the Purchaser Services under this Agreement, shall invoice the Seller for any value added tax, use tax or similar “gross receipts” based Taxes imposed against or upon the Purchaser Services (“Purchaser Services Taxes”). In addition to any amounts otherwise payable pursuant to this Agreement, the Seller shall be responsible for any such Purchaser Services Taxes and shall either (i) remit such Purchaser Sales Taxes to the Purchaser (and Purchaser shall remit the amount so received from the recipient of such Purchaser Services to the applicable Taxing authority) or (ii) provide the Purchaser with a certificate or other acceptable proof evidencing an exemption from liability for such Purchaser Services Taxes.

ARTICLE III
ADDITIONAL PROVISIONS ON SERVICES
Section 3.1    Cooperation. Each Party shall use its commercially reasonable efforts to cooperate with the other Party in all matters relating to the provision and receipt of the Services, and shall perform all obligations hereunder in good faith, including (a) the execution and delivery of such further instruments or documents as may be reasonably requested by the other Party to enable the full performance of each Party’s obligations hereunder and (b) taking such other actions reasonably necessary for the other Parties to perform their respective Services hereunder or cause their respective Affiliates to provide such Services, including providing information data, documentation and cooperating. A failure of a Party to act in accordance with this Section 3.1 that prevents another Party or its Affiliates or its permitted assigns from providing a Service hereunder shall relieve the Party providing such Service of its obligation to provide such Service until such time as the failure has been cured; provided that the Party providing such Services had promptly notified the Party receiving such Service in writing of such failure and such failure has not been cured within 5 (five) Business Days thereafter.
Section 3.2    Escalation. If a dispute arises out of or in connection with the performance of the Services under this Agreement (a “TSA Dispute”), the Parties shall follow the procedure set out in this Section 3.2.
(i)     Either Party shall give to the other Party written notice (which may be by email) of the TSA Dispute, setting out its nature and full particulars (the “TSA Dispute Notice”), together with relevant supporting documents. On service of the TSA Dispute Notice, the Service Coordinators shall attempt in good faith to resolve the TSA Dispute.
(ii)    If the Service Coordinators are for any reason unable to resolve the TSA Dispute within ten (10) Business Days of service of the TSA Dispute Notice, the Dispute shall be referred to the Nominated Contact of the Seller and the Nominated Contact of the Purchaser who shall attempt in good faith to resolve it.
(iii)    If the Nominated Contact of the Seller and the Nominated Contact of the Purchaser are for any reason unable to resolve the Dispute within thirty (30) Business Days of it being referred to them, then either Party may refer the TSA Dispute to arbitration in accordance with Section 9.8.
Section 3.3    Interim Basis Only. Each Party acknowledges that the purpose of this Agreement is to provide the Services on an interim basis. Accordingly, at all times from and after the Closing, the Parties shall use their commercially reasonable efforts (which, for the avoidance of doubt, shall not require that any Party expend any material sums of money or grant by financial or other accommodation) to (a) maintain, make or obtain any approvals, permits or licenses, implement any systems and (b) take, or cause to be taken, any and all other actions necessary or advisable for the Parties to provide (or secure from a third party) the Services as contemplated by this Agreement.

Section 3.4    Third-Party Limitations. The Parties acknowledge and agree that the Services provided by a Third Party Servicer, or the assets licensed from a third party used in connection with providing the Services, shall be used and exploited by the Party receiving the Service in accordance with the terms and conditions of any applicable agreements with the providers of such Services or licensors of such assets as in effect on the date hereof. A Party shall notify the other Party in writing if such Party determines that any other Party is not adhering to the terms or conditions of any such agreements and, upon such notification, the non-adhering Party shall, to the extent reasonably practicable, cure such breach forthwith. Notwithstanding anything to the contrary, the non-adhering Party shall be solely responsible for all such breaches, from and after the date the non-adhering Party receives such notification or was otherwise aware of such breach. Any party that engages a Third-Party Servicer to provide the Services to the other Party on its behalf shall require such Third-Party Servicer to abide by the terms and conditions of this Agreement as a provider of Services hereunder.
Section 3.5    Force Majeure. In the event that any Party is wholly or substantially prevented from, or delayed in, providing one or more Services, or one or more Services are interrupted or suspended, by reason of events beyond its reasonable control (including acts of God, fire, explosion, accident, floods, embargoes, epidemics, war, acts of terrorism, nuclear disaster, severe technical disorder or riot) (each, a “Force Majeure Event”), such Party shall not be obligated to deliver the affected Services during such period, and the receiving Party shall not be obligated to pay for any such Services not delivered. Upon the occurrence of a Force Majeure Event, the affected providing Party shall promptly give written notice to each receiving Party of the Force Majeure Event upon which it intends to rely to excuse its performance and of the expected duration of such Force Majeure Event. During the duration of the Force Majeure Event, the providing Party so affected shall use its commercially reasonable efforts to avoid or remove such Force Majeure Event and shall use its commercially reasonable efforts to resume its performance under this Agreement as promptly as practicable. From and during the occurrence of a Force Majeure Event, the Party supplying a Service will use commercially reasonable efforts to replace the affected Services with alternative internal resources or by engaging a third party to provide such Services. If such replacement is not possible, the Parties will cooperate to identify alternative means in order to ensure that the continuity of the business and activity of the Target Companies’ Businesses is not affected.
Section 3.6    Confidentiality. All documents and information furnished, used or delivered by the Parties in connection with the Services shall be confidential information of the Parties for the purposes of the Framework Agreement and shall not be disclosed to any third party except as set forth in Clause [20] of the Framework Agreement.

Section 3.7    The Parties’ intellectual property. Any intellectual property of the Seller and its Affiliates made available to the Purchaser in connection with the Services (except for the intellectual property that is part of the Target Companies’ Businesses subject of the Transaction under the Framework Agreement or any other Transaction Document), and any derivative works, additions, modifications or enhancements thereof created by the Purchaser pursuant to this Agreement, are and shall remain the sole property of the Seller. Any intellectual property of the Purchaser made available to the Seller in connection with the Services, and any derivative works, additions, modifications or enhancements thereof created by the Seller and/or its Affiliates pursuant to this Agreement, are and shall remain the sole property of the Purchaser. To the extent that the Seller or its Affiliates uses its own or third party intellectual property in connection with providing the Services, such intellectual property, and any derivative works, additions, modifications or enhancements thereof created during the term hereof shall remain the sole property of the Seller, Affiliate or such third party, as the case may be, provided that the Seller or Affiliate (as the case may be) shall grant (solely to the extent permitted by law and contract) a non-exclusive, free of charge license to the Purchaser to any relevant intellectual property rights necessary for the provision or receipt of the Services during the applicable Service Term and provided further that upon termination for whatever reasons of the applicable Services or any portion thereof, such license shall automatically terminate with respect to such Services. To the extent that the Purchaser uses its own or third party intellectual property in connection with providing the Services, such intellectual property, and any derivative works, additions, modifications or enhancements thereof created during the term hereof shall remain the sole property of the Purchaser or such third party, as the case may be, provided that the Purchaser shall grant (solely to the extent permitted by law and contract) a non-exclusive, free of charge license to the Seller to any relevant intellectual property rights necessary for the provision or receipt of the Services during the applicable Service Term and provided further that upon termination for whatever reasons of the applicable Services or any portion thereof, such license shall automatically terminate with respect to such Services.

ARTICLE IV
ACCESS
Section 4.1    Access; Work Policy. Upon the reasonable request of any Party and where required, the other Parties shall provide such requesting Party and its Personnel reasonable access to its data, records, systems, equipment, facilities and Personnel, for the purposes of the delivery of the Services hereunder and the transition from the performance of the Services by a providing Party to the performance of such Services (or their equivalent substitute services) by the receiving Party or its designees (which shall include, in connection with the early termination of any Service as contemplated hereunder, providing to the requesting Party both access to, and reasonable use for purposes of transitioning and performing for itself such Service of, the servers, applications and infrastructure required in the provision of such terminated Service), consultation regarding ongoing management of the assets employed in the Target Companies’ Businesses, the performance of obligations required by this Agreement, and access to a Party’s assets located on the premises of another Party. The Parties shall cause their Personnel to comply with this Agreement and the safety, confidentiality and security policies and regulations applicable to each specific system, equipment, site or facility while at such site or facility or working on or accessing such system or equipment. Except as otherwise agreed to by the Parties hereto, the Parties’ Personnel shall observe the working hours, working rules, directions and holiday schedules of the other Party when requesting access to the equipment, site, systems, facilities or Personnel of such other Party. Notwithstanding the above, each Party reserves the right, acting in good faith, to refuse, withhold, restrict or delay access by the other Party, its representatives or its Personnel to data, records, systems, equipment, facilities and Personnel located outside of Slovenia or Croatia in circumstances where: (i) such access is not reasonably required by the Party providing the Services in question; (ii) the data, records and systems sought by the Party seeking to provide the Services through such access are not reasonably connected to the Target Companies’ Business or the Services in question; (iii) such access presents a possible security risk to the Parties’ operations related to business activities and services other than the Target Companies’ Businesses; or (iv) such access is prohibited by law or contract in the reasonable determination of the Party receiving the Services.
ARTICLE V
RESERVATION OF RIGHTS
Section 5.1    Reservation of Rights. Except as expressly provided in this Agreement or the Framework Agreement or any other Transaction Document, no receiving Party shall have any rights or licenses with respect to any hardware, facilities or any intellectual property of the other Party providing the Services. This Section 5.1 is without prejudice to the rights of the Target Companies that shall be transferred to the Purchaser under the Framework Agreement or any other Transaction Document. All rights and licenses not expressly granted in this Agreement, the Framework Agreement or any other Transaction Document are expressly reserved by the relevant Party.
ARTICLE VI
WARRANTIES, REPRESENTATION AND UNDERTAKINGS
Section 6.1    Consents. Each Party represents and warrants to the other Party that it has obtained any required consent from third parties for the performance of its Services under this Agreement.

Section 6.2    Responsibility for the Seller Personnel. All Personnel employed, engaged or otherwise furnished by the Seller in connection with its rendering of the Services will be the Seller’s employees, agents or subcontractors, as the case may be (collectively, “Seller Personnel”). The Seller will have the sole and exclusive responsibility for Seller Personnel, will supervise the Seller Personnel, will cause the Seller Personnel to cooperate with the Purchaser in performing the Services in accordance with the terms and conditions of this Agreement and will be responsible for the payment of all employee benefits, compensation insurance, employment taxes and all other employer liabilities relating to such Seller Personnel. Seller Personnel shall not be deemed to be employees or agents of the Purchaser or any of its Affiliates.
Section 6.3    Responsibility for the Purchaser Personnel. All Personnel employed, engaged or otherwise furnished by the Purchaser in connection with its rendering of the Services will be the Purchaser employees, agents or subcontractors, as the case may be (collectively, “Purchaser Personnel”). The Purchaser will have the sole and exclusive responsibility for Purchaser Personnel, will supervise the Purchaser Personnel and will cause the Purchaser Personnel to cooperate with the Seller in performing the Services in accordance with the terms and conditions of this Agreement and will be responsible for the payment of all employee benefits, compensation insurance, employment taxes and all other employer liabilities relating to such Purchaser Personnel. Purchaser Personnel shall not be deemed to be employees or agents of the Seller or any of its Affiliates.
Section 6.4     DISCLAIMER OF WARRANTIES. Without prejudice to the other provisions of this Agreement or any other Transaction Document, the Parties make no other, and expressly disclaim any and all, representations or warranties whatsoever, whether express, implied or statutory, with respect to the Services to be provided under this Agreement, including (a) warranties with respect to merchantability, or suitability or fitness for a particular purpose, title and non-infringement, (b) any warranties that the services or any software or hardware provided hereunder will be suitable, accurate, complete, consistent with industry practice or standards, useful, error-free in compliance with any law, rule, regulation or standards of any governmental body, or free of viruses, worms, trojan horses, or malware, or (c) warranties with respect to uptime, connectivity, latency or compatibility.
ARTICLE VII
LIABILITY; LIMITATION ON LIABILITY
Section 7.1    Payment of Costs during Breach. Notwithstanding anything set forth herein to the contrary, if a Party fails to fulfill any of its obligations under this Agreement in providing one or more of the Services as required to be provided by it under this Agreement, the other Party shall not be required to pay any Seller Services Cost or Purchaser Services Cost related to those particular unperformed Service(s), as the case may be, until those unperformed Service(s) have been performed in accordance with this Agreement.
Section 7.2    Liability for Services Performed by Third Parties. Save as otherwise set out in this Agreement, should any of the Services be provided by a Third Party, the delegating Party will remain fully responsible for the performance of its obligations under this Agreement in accordance with its terms, including any obligations it performs through its Affiliates or third parties, and the delegating Party will be solely responsible for payments due by any such Affiliates or Third Parties.

Section 7.3    Obligation to re-perform. In the event of any breach of this Agreement by a Party resulting from any error or defect in the performance of any Service (which breach such breaching Party can reasonably be expected to cure by re-performance in a commercially reasonable manner), the breaching Party shall use its commercially reasonable efforts to correct in all material respects such error, defect or breach or re-perform in all material respects such Service upon receipt of the written request of the other Party.
Section 7.4    Indemnity. Except as otherwise provided in this Agreement and subject to the limitations of Section 7.5 below, each Party (the “Indemnifying Party”) shall indemnify, defend and hold harmless the other Party, its Affiliates and each of its and their respective officers, directors, employees, agents and representatives (the “Indemnified Party”) from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred (collectively, “Losses”) as a result of a third party claim against the Indemnified Party in connection with the provision of the Services by the Indemnified Party or performance by the Indemnified Party of the obligations under this Agreement, if and to the extent that such Losses are attributable to the fraud, gross negligence or willful misconduct of such Indemnifying Party.
Section 7.5    Limitation on Liability.
(i)    Nothing in this Section 7.5 shall be deemed to eliminate or limit, in any respect: (a) the Purchaser’s express obligation to pay the Seller Services Cost (including in relation to any additional services in accordance with Section 2.1(ii)) or the Seller’s express obligation to pay the Purchaser Services Cost (including in relation to any additional services in accordance with Section 2.2(ii)); (b) liability for losses, damages, or claims arising as a result of a breach of Section 3.6, which shall be governed by the provisions of the Framework Agreement; (c) liability arising from a Party’s breach of any third-party agreement in connection with the Services, which shall be governed by the applicable third party agreement; or (d) a claim pursuant to Section 7.4.
(ii)    Subject to Section 7.5(i), no Party, nor any of its Affiliates nor any of its and their respective officers, directors, employees, agents and representatives shall have any liability in contract, tort or otherwise for, or in connection with, any Services to be provided by it pursuant to this Agreement, except in the event of fraud, gross negligence or willful misconduct.
(iii)    In no event shall any Party, its Affiliates or any of its and their respective officers, directors, employees, agents and representatives be liable for any remote, speculative, not reasonably foreseeable, special or punitive damages, including lost or anticipated revenues or profits or injury to goodwill, in connection with, or related to the performance of this Agreement or arising out of the Services rendered hereunder, whether such liability is asserted on the basis of contract (including, the breach of this Agreement or any termination of this Agreement), tort (including negligence, gross negligence or strict liability), or otherwise.
ARTICLE VIII
TERMINATION
Section 8.1    This Agreement shall automatically terminate upon the expiry of the last Service Terms (the “Term”), unless earlier terminated by the Parties in accordance with this Article VIII.
Section 8.2    Termination by the Parties. This Agreement, or any Services provided hereunder, as applicable, may be terminated in whole or in part by either Party (the “Terminating Party”) upon written notice to the other Party, if:

(a)
the other Party fails to perform or otherwise breaches a material provision under this Agreement and such failure or breach is not cured, to the reasonable satisfaction of the Terminating Party, within thirty (30) days of written notice thereof (it being clarified that the Seller Services may not be terminated for a breach relating to the Purchaser Services, and vice-versa);

(b)
the other Party ceasing to carry on business or having a liquidator appointed over the whole or any part of its assets or undertakings or becoming subject to a resolution or an order calling for a winding-up;

(c)
any amendment to this Agreement is required by any Governmental Authority, upon thirty (30) days’ notice or sooner if necessary; provided, however, that prior to any such notice of termination, the Parties hereto mutually cooperate in good faith to amend the Agreement but conclude that it cannot be amended in a manner that will satisfy such Governmental Authority without materially changing the effect or intent of this Agreement; or

(d)	by either of the Parties, if the Framework Agreement shall have been terminated for any reason.
Section 8.3    Termination by the Seller.
(i)    On thirty (30) days’ written notice to the Purchaser thereof, the Seller may terminate or reduce the amount of any Purchaser Service, may delete any such Purchaser Service from the Purchaser Services Schedule and shall have no obligation to continue to use any such Purchaser Service; provided, however, that the Seller shall pay all of any termination fees payable to any Third-Party Servicer as a result of such termination, and provided, further, that this Agreement shall remain in effect until the earlier of (a) the last day of the Term and (b) the termination of this Agreement pursuant to this Article VIII.
(ii)    The Seller may terminate this Agreement upon written notice to the Purchaser, if performance of this Agreement or any Seller Service provided hereunder (a) is prohibited by applicable law; (b) has been rendered impossible for a period of at least thirty (30) days by reason of the occurrence of any Force Majeure Event other than as a result of a withholding, restricting or delaying of access by the Purchaser in accordance with Clause 4.1; or (c) if any other event occurs that is both (x) outside of the reasonable control of Seller and (y) reasonably determined by the Seller to permanently prevent the performance of this Agreement or any Seller Service provided hereunder; provided, however, that this Agreement may only be terminated under this Section 8.2(ii) with respect to the affected Seller Service(s).
Section 8.4    Termination by the Purchaser.
(i)    On thirty (30) days’ written notice to the Seller thereof, the Purchaser may terminate, or reduce the amount of, any Seller Service, may delete any such Seller Service from the Seller Services Schedule and shall have no obligation to continue to use any such Seller Service; provided, however, that the Purchaser shall pay all of any termination fees payable to any Third-Party Servicer as a result of such termination, and provided, further, that this Agreement shall remain in effect until the earlier of (a) the last day of the Term and (b) the termination of this Agreement pursuant to this Article VIII.

(ii)    The Purchaser may terminate this Agreement upon written notice to the Seller, if performance of this Agreement or any Purchaser Service provided hereunder (a) is prohibited by applicable law; (b) has been rendered impossible for a period of at least thirty (30) days by reason of the occurrence of any Force Majeure Event other than as a result of a withholding, restricting or delaying of access by the Seller in accordance with Clause 4.1, or (c) if any other event occurs that is both (x) outside of the reasonable control of Purchaser and (y) reasonably determined by the Purchaser to permanently prevent the performance of this Agreement or any Purchaser Service provided hereunder; provided, however, that this Agreement may only be terminated under this Section 8.3(ii) with respect to the affected Purchaser Service.
Section 8.5    Termination Notices. Any termination notice delivered by either Party shall specify in detail the Service(s) to be terminated and the effective date of such termination.
Section 8.6    Effect of Termination.
(i)    In the event that this Agreement is terminated in accordance with this Agreement:
(a)    each Party agrees and acknowledges that the obligations of the Parties to provide the Services, or to cause the Services to be provided, hereunder shall immediately cease. Upon cessation of the Parties’ obligation to provide any Service, the receiving Party shall stop using, directly or indirectly, such Service;

(b)
upon request, the Seller or its Affiliates (as the case may be), the Purchaser or their respective permitted assigns, shall return to the other Party all tangible personal property and books, records or files owned by such other Party or its permitted assigns and used exclusively in connection with the provision of Services that are in their possession as of the termination date;

(c)
all payments payable by either Party to each other shall become due immediately on such termination. The Seller Services Costs or the Purchaser Services Costs shall cease to accrue as of the termination date, provided that each Party shall bear its own costs connected with such immediate termination, including any amounts due to the Third-Party Servicer with respect to any notice period, as the case may be;

(d)
each Party shall provide the other Party such assistance as may reasonably be required to effect a full and orderly transfer of the Services to such other Party or to a third party nominated by such other Party (including, where reasonable, assistance with obtaining the assignment or license (if such assignment or license is permissible) of such software licenses or other licenses, intellectual property rights or assets necessary for the continued performance of the Services);

(e)
the following provisions of this Agreement shall survive the termination of this Agreement: Section 3.6, Section 5.1, Article VI, Article VII, this Section 8.5, Article IX and the corresponding definitions of terms used in such provisions; and

(f)
termination or expiry of this Agreement shall not affect any rights, remedies, obligations or liabilities of the Parties that have accrued up to the date of termination or expiry, including the right to claim damages in respect of any breach of the Agreement which existed at or before the date of termination or expiry.

(ii)    In the event that any Services provided hereunder are terminated in accordance with this Agreement, prior to the termination of the Agreement, Sections 8.6(i)(a), (b), (c), (d), and (f) shall apply in respect of that terminated Service. Save as set out in Section 8.1, this Agreement shall survive the termination of any Services hereunder.

ARTICLE IX
MISCELLANEOUS
Section 9.1    Notices. All notices and the entire correspondence between the Parties under this Agreement will be made in writing in English language and will be deemed as transmitted if handed in person or sent by registered mail or courier (with acknowledgment of receipt) or by fax (confirmed electronically as regards the sending of the text and its receipt). For the purposes of this Section 9.1, the authorized address and facsimile details of the Parties shall be as follows:

if to the Seller:
CME Media Enterprises B.V.
Piet Heinkade 55, Unit G-J
1019GM, Amsterdam
The Netherlands
Attn: Managing Directors

Facsimile: +31 (20) 4231404
with a copy to:

CME Media Services Limited
Kříženeckého náměstí 1078/5
152 00  Prague 5 - Barrandov
Czech Republic
Attn: Legal Counsel
Facsimile: +420 242 464 483

if to the Purchaser: [●] [●] Attn: [●] Facsimile: [●]
or such other address as such Party may notify to the other Party in writing from time to time in accordance with the requirements of this Section 9.1, such notice to be effective (a) two (2) Business Days after the date of such notice when sent by mail or courier, (b) upon delivery when sent by facsimile during normal business hours, or (c) following such longer period as may be set out in such notice.
Section 9.2    Entire Agreement. This Agreement (together with the Framework Agreement and any other Transaction Document) constitutes the entire agreement between the Parties and supersedes any arrangements, understanding or previous agreement between them relating to the subject matter to which it relates. Each Party acknowledges that in entering into this Agreement it does not rely on, and shall have no remedy in respect of, any statement, representation, assurance or warranty of any person other than as expressly set out in this Agreement.
Section 9.3    Third Party Rights. Except as provided to the contrary in this Agreement, no person who is not a party to this Agreement shall have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce a term of this Agreement.

Section 9.4    Amendments. This Agreement may be amended or modified only if in writing (including a written document evidenced by a facsimile transmission) and signed by each of the Parties.
Section 9.5    Assignment. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign its rights (or for the avoidance of doubt, its obligations) under this Agreement without the express written consent of the other Party, save that the Purchaser may assign any or all of its rights or obligations under this agreement to a Target Company in respect of any Seller Service by written notice to the Seller.
Section 9.6    Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors, accountants, brokers and lenders, incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party that has expressly commissioned or otherwise incurred such costs and expenses.
Section 9.7    Severability. If any provision of this Agreement (or of any document referred to herein) is held to be illegal, invalid or unenforceable in whole or in part, the legality, validity and enforceability of the remaining provisions of this Agreement (or such other document) shall not in any way be affected or impaired thereby. If any provision or part of this Agreement (or any document referred to herein) is held to be illegal, invalid or unenforceable, then the Parties shall use reasonable endeavors to the fullest extent permitted by law to amend the terms of this Agreement to give effect to the transactions contemplated hereby, and if any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted or modified, the provision shall apply with whatever modification is necessary to give effect to the commercial intention of the Parties.
Section 9.8    Further Assurances. Each Party shall, at the request of the other Party, promptly do or so far as each is able procure the doing, of all such acts and/or execute or procure the execution of all such documents in a form satisfactory to such other Party concerned as they may reasonably consider necessary for giving full effect to this Agreement and securing to such other Party the full benefit of the rights, powers and remedies conferred upon them in this Agreement.
Section 9.9    Waivers. No failure or delay by a Party in exercising any right, power or privilege under this Agreement shall operate as a waiver of that right, power or privilege and no single or partial exercise by a Party of any right, power or privilege shall preclude any further exercise of that right, power or privilege or the exercise of any other right, power or privilege. None of the terms of this Agreement may be waived except by an instrument in writing duly executed by the waiving Party.
Section 9.10    Counterparts. This Agreement may be executed in any number of counterparts, each of which is an original and which together have the same effect as if each Party had signed the same document, provided that each Party executes at least one (1) counterpart. This Agreement may be executed through the use of facsimile transmission or e-mail exchange of PDF copy signatures, and a counterpart of this Agreement that contains the facsimile signature or PDF copy signature of a Party shall constitute an executed counterpart of this Agreement.
Section 9.11    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of England and Wales.

Section 9.12    Dispute Resolution. Any dispute, claim or controversy arising out of or in connection with this Agreement (including any question as to its formation, validity, interpretation or termination, and including both contractual and non-contractual issues) shall be governed and construed in accordance with Clause [28] of the Framework Agreement.
Section 9.13    For the avoidance of any doubt, the Parties agree that all the provisions, terms and conditions set forth in this Agreement:

(a)	were fully negotiated and agreed by the Parties prior to the Effective Date; and

(b)	are fully accepted by the Parties and represent their true and free intentions.
Section 9.14     The Parties confirm that they attended together the negotiation proceedings of all the terms of this Agreement. If any misunderstanding or doubt occurs on its intention or interpretation, this Agreement will be interpreted as if it had been drafted jointly by the Parties and no presumption or reversing of the burden of proof will not be understood as favoring or disfavoring one of the Parties only as a consequence of the fact that such Party would have sustained or initiated a certain contractual provision.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

SLOVENIA BROADBAND S.À R.L.

By:
Name:
Title:

CME MEDIA SERVICES LIMITED

By:
Name: David Sturgeon
Title: Director

Schedule A

Seller Services Schedule

Nr.	Seller Service type
1
1.    Centralized CME IT Systems
Microsoft Axapta 2009 ERP (“Axapta”) – a business system used for purposes of booking, general ledger, financial reporting, tax reporting and other business processes which are used by the Target Companies at the Execution Date.

Seller Services will include:
(i)    Hosting of Axapta on Seller or its Affiliates servers including all reasonable services connected to hosting such as hardware maintenance, system updates and regular data backup.
(ii)    Management of Axapta users and access privileges
(iii)    Maintenance of integrations with local Front Office systems set forth in this Schedule A
(iv)    Changes in the system functionalities due to regulatory requirements
2.    Local Front Office systems
MIS system (see item 5 of Schedule A):
Seller Services will include:
(i)    Delivery of documentation on system architecture
(ii)    Assistance with existing software licenses migration, if required, subject to the terms of any such software license; all license transfer fees to be paid by the Purchaser when the current licence expires on 31 December 2017.
Notwithstanding the above, the Purchaser acknowledges and agrees that access to Axapta is limited by license which expires in June 30, 2018. Purchaser must obtain its own Axapta licenses, at its own cost, for any period beyond June 30, 2018.

2
Support with data migration from Axapta, Xeelo and LDM to Purchaser’s ERP (i.e. SAP). Scope of data to be negotiated in good faith and as reasonably required. Assistance with ‘cutover’ of data to ensure smooth transition to Purchaser’s ERP. Data migration and ‘switch-off’ of Axapta, Xeelo and LDM to the Purchaser’s ERP to be completed no later than 30 June 2018.

Nr.	Seller Service type
3
For Nova TV’s OYO service (which is currently integrated with CME’s core VOYO platform based in Prague):

(i)    Continued access during the transition period to the repository/duplicate version of CME’s core VOYO platform, such repository/duplicate stored locally at Nova TV;
(ii)    Maintenance and support services during the transition period to Nova TV in connection with CME’s core VOYO platform including updates/upgrades of the backend transcoding and encoding;

(iii)    Assistance with unbundling (e.g. development core releases) the OYO local technology and systems from CME’s core Voyo platform, such unbundling to be completed no later than the expiry of the transition period, so that Nova TV’s OYO service is fully disconnected from CME’s core VOYO platform and able to function locally at Nova TV;

(iv)    re-direction, during the Term specified in Section 3.1 of that particular Trademark License Agreement, of the website domain www.oyo.hr to the website domain www.oyo.dnevnik.hr (www.oyo.hr being a subdomain of www.oyo.dnevnik.hr ); and

(v)    assistance with vendor management of Mautilus for OYO mobile app and smart TV apps.

4
For Pro Plus’s VOYO service (which is a distinct platform built by Pro Plus with its own infrastructure, coding and software):
(i)    assistance with vendor management; and
(ii)    re-direction, during the Term specified in Section 3.1 of that particular Trademark License Agreement, from the website domain www.vojo.si to a website domain registered of the Purchaser of its Affiliates.
For the avoidance of doubt, no other services are provided by Seller or its Affiliates to Pro Plus for Pro Plus’s VOYO service as Pro Plus’s VOYO service is a distinct platform to CME’s core VOYO platform, with its own infrastructure, software and coding, built locally and supported by Pro Plus.

Nr.	Seller Service type
5
Access to MIS (traffic, scheduling, ad insertion and sales systems) during the transition period. Purchaser acknowledges and agrees that access to MIS is limited by licenses for (i) Nova TV; and (ii) Pro Plus (both of these licences must be renewed no later than 31 December 2017). Purchaser must obtain, at its own cost, its own MIS licenses for each Target Company, for any access to MIS after 31 December 2017 (unless otherwise agreed in writing by Seller and Purchaser).

6
Access, maintenance and support, during the transition period, in respect of the following CME IT systems currently provided to the Target Companies by or on behalf of Seller:

•    Email gateway and antivirus protection TMM vendor
•    Splunk
•    Access to Symantec, Checkpoint, and Avid
•    Assistance with WAN MPLS network migration
•    IT back office systems (Email, Antivirus, Back-up, authentication, files server).
•    Assistance with migration of mailboxes to United Group Servers
•    Assistance with migration of user accounts to United group Active Directory

7
Maintain IT operations and VOYO and OYO platforms and devices (i.e. iOS, android and existing Smart TV apps) at levels provided by Seller to the Target Companies at Execution Date including:

•    manage the services and uptimes currently provided by Seller to the Target Companies at the Execution Date subject to Seller’s current resources,
•    take reasonable steps to fix bugs
•    assistance with scaling so as to meet the reasonable requirements of Purchaser in respect of user growth
•    assistance with ingestion of video content (if required) to the OYO platform and all devices
•    renewal of all domains, certificates and accounts necessary for the continuation of operation on all deployed platforms (e.g. iOS, Android, Web and Smart TV).

Schedule B

Purchaser Services Schedule

Nr.	Purchaser Service type
1	Execute transactions as designed on Axapta and Xeelo
2	Inform Seller of any processing problems, via the ticketing system, so that Seller can provide an auditable set of balances and historical data at cut-over.
3	General access and co-operation so that seller is able to provide the Seller Services

Schedule C

Service Coordinators

Seller:         [NAME, TITLE, E-MAIL, PHONE]

Purchaser:    [NAME, TITLE, E-MAIL, PHONE]

SCHEDULE 8
POST-CLOSING OBLIGATIONS OF PURCHASER

PART A – POST-CROATIAN CLOSING OBLIGATIONS

Entity	Post-Croatian Closing Action
Purchaser
•    Delivery of Croatian Closing Accounts within thirty (30) days following the Croatian Closing Date
•    The change to the Croatian Target’s shareholding shall be notified to the Court Registry of the Zagreb Commercial Court (Sudski registar Trgovačkog suda u Zagrebu) as soon as possible after Croatian Closing
•    Obtain from the Court Registry of the Zagreb Commercial Court (Sudski registar Trgovačkog suda u Zagrebu) updated original certificates showing that the Purchaser has been duly registered as the holder of the Croatian Target Shares
•    Whereas certain account receivable detailed below are not included as items of Net Working Capital in the Croatian Final Adjustment Amount, if any to the extent the Croatian Target receives any payment in respect of such accounts receivable after Croatian Closing, the Purchaser shall pay to (or shall procure that the Croatian Target pays to) the Seller by way of adjustment to the Croatian Purchase Price, a further sum equal to: (x) the amount so received less (y) the costs and expenses incurred (and any Tax reasonably likely to be payable or the loss of any credit against a Tax Liability reasonably likely to be suffered) and any additional Tax liability incurred by the Croatian Target or the Purchaser after Croatian Closing in investigating and taking steps to recover such sums or otherwise in respect of the recovery and paying them to the Seller. The certain accounts receivables so referred to are the receivables, net of bad debt provision, referenced in paragraph 10 of Part A(2) of Schedule 10.

PART B – POST-SLOVENIAN CLOSING OBLIGATIONS

Entity	Post-Slovenian Closing Action
Purchaser
•    Delivery of Slovenian Closing Accounts within thirty (30) days following the Slovenian Closing Date
•    The change to the Slovenian Target’s shareholding shall be notified to Slovenian Court Register as soon as possible after Slovenian Closing
•    Obtain from the Slovenian Court Register updated original certificates showing that the Purchaser has been duly registered as the holder of the Slovenian Target Share
•    Whereas certain account receivable detailed below are not included as items of Net Working Capital in the Slovenian Final Adjustment Amount, if any to the extent the Slovenian Target receives any payment in respect of such accounts receivable after Slovenian Closing, the Purchaser shall pay to (or shall procure that the Slovenian Target pays to) the Seller by way of adjustment to the Slovenian Purchase Price, a further sum equal to: (x) the amount so received less (y) the costs and expenses incurred (and any Tax reasonably likely to be payable or the loss of any credit against a Tax Liability reasonably likely to be suffered) and any additional Tax liability incurred by the Slovenian Target or the Purchaser after Slovenian Closing in investigating and taking steps to recover such sums or otherwise in respect of the recovery and paying them to the Seller. The certain accounts receivables so referred to are the receivables, net of bad debt provision, referenced in paragraph 10 of Part A(2) of Schedule 10.

SCHEDULE 9
CLOSING ADJUSTMENT AMOUNT

PART A - CROATIAN CLOSING ADJUSTMENT AMOUNT

The Croatian Closing Adjustment Amount shall be calculated by the Seller, acting in good faith with respect to its underlying estimations, based on the following formula:

1.
An amount equal to the amount, if any, by which the Croatian Closing Net Working Capital is greater than the Croatian Target Working Capital as of the Croatian Closing Date; provided that if the Croatian Closing Net Working Capital is less than the Croatian Target Working Capital as of the Croatian Closing Date, the Parties agree that such amount shall instead be represented as zero (0) for the purposes of this subparagraph; minus

2.
An amount equal to the amount, if any, by which the Croatian Closing Net Working Capital is less than the Croatian Target Working Capital as of the Croatian Closing Date; provided that if the Croatian Closing Net Working Capital is greater than the Croatian Target Working Capital as of the Croatian Closing Date, the Parties agree that such amount shall instead be represented as zero (0) for the purposes of this subparagraph; minus

3.
An amount equal to the amount, if any, by which the Croatian Closing Net Debt is greater than zero; provided that if the Croatian Closing Net Debt is less than zero, the Parties agree that such amount shall instead be represented as zero (0) for the purposes of this subparagraph; plus

4.
An amount equal to the amount, if any, by which the Croatian Closing Net Debt is less than zero, stated as a positive number; provided that if the Croatian Closing Net Debt is greater than zero, the Parties agree that such amount shall instead be represented as zero (0) for the purposes of this subparagraph, such calculated amount, as any relevant individual amounts may be converted into EUR utilizing the HRK/EUR foreign exchange rate published by the European Central Bank on the Business Day immediately prior to the Croatian Closing Date, the “Croatian Closing Adjustment Amount”.
PART B - SLOVENIAN CLOSING ADJUSTMENT AMOUNT

The Slovenian Closing Adjustment Amount shall be calculated by the Seller, acting in good faith with respect to its underlying estimations, based on the following formula:

5.
An amount equal to the amount, if any, by which the Slovenian Closing Net Working Capital is greater than the Slovenian Target Working Capital as of the Slovenian Closing Date; provided that if the Slovenian Closing Net Working Capital is less than the Slovenian Target Working Capital as of the Slovenian Closing Date, the Parties agree that such amount shall instead be represented as zero (0) for the purposes of this subparagraph; minus

6.
An amount equal to the amount, if any, by which the Slovenian Closing Net Working Capital is less than the Slovenian Target Working Capital as of the Slovenian Closing Date; provided that if the Slovenian Closing Net Working Capital is greater than the Slovenian Target Working Capital as of the Slovenian Closing Date, the Parties agree that such amount shall instead be represented as zero (0) for the purposes of this subparagraph; minus

7.
An amount equal to the amount, if any, by which the Slovenian Closing Net Debt is greater than zero; provided that if the Slovenian Closing Net Debt is less than zero, the Parties agree that such amount shall instead be represented as zero (0) for the purposes of this subparagraph; plus

8.
An amount equal to the amount, if any, by which the Slovenian Closing Net Debt is less than zero, stated as a positive number; provided that if the Slovenian Closing Net Debt is greater than zero, the Parties agree that such amount shall instead be represented as zero (0) for the purposes of this subparagraph, such calculated amount, the “Slovenian Closing Adjustment Amount”.

PART X Section 1 - Net Working Capital Calculation - Croatian Target
In HRK 000s
US GAAP basis

HFM account	HFM account name
12101	Trade accounts receivable - current, gross (third party)	X
12102	Accrued trade accounts receivable (third party)	X
12104	Trade accounts receivable - current, allowance	X
15131	Income tax receivable	X
15141	VAT recoverable	X
15311	Prepaid expenses & advances - current	X
15991	Other - Other Assets - current	X

14101	Acquired program rights, net - current	X
14101	Acquired program rights, net - current ICO	X
14101	Acquired program rights, net - current ICO margin	X
15411	Prepaid program rights – current	X
15411	Prepaid program rights - current ICO	X
15421	Prepaid production expenses – current	X
14105	Acquired program rights, net - non-current	X
14105	Acquired program rights, net - non-current – ICO	X
14105	Acquired program rights, net - non-current - ICO margin	X
14200	Produced program rights	X
14200	Produced program rights – ICO	X
14400	Produced program rights - CME acquired – ICO	X
14400	Produced program rights - CME acquired - ICO margin	X

22101	Trade accounts payable – current (third party)	(X)
22201	FA accounts payable – current	(X)
22301	Production Freelancer Crew Payables	(X)
23101	Accrued Non-Production Salaries and Staff related cost	(X)
23105	Accrued Production Salaries and Staff related cost	(X)
23151	Accrued Bonuses - current year	(X)
23152	Accrued Bonuses - prior year	(X)

23301	Accrued Services and other supplies – current (third party)	(X)
23501	Accrued Volume Bonuses - current year	(X)
23502	Accrued Volume Bonuses - prior year	(X)
24111	Programming Payables – current	(X)
24111	Programming Payables - current (CME Programing)	(X)
24121	Production payables (excl. payroll) - current	(X)
25000	Duties and other taxes payable	(X)
25211	Income taxes payable	(X)

25311	Authors’ rights – current	(X)
27101	Deferred revenue/income – current	(X)
27611 27615	Legal provisions - current Legal provisions - non-current	(X) (X)
27991	Other - Other Liabilities – current	(X)
Net working capital (HRK 000)

HRK will be converted to EUR according to paragraph 4 of Schedule 9 (for purposes of preparing Croatian Closing Net Working Capital) and in accordance with paragraph 1.3(A)(4) of Part B of Schedule 10 (for purposes of calculating Croatian Actual Net Working Capital)

Net working capital (EUR 000)

Section 2 - Net Working Capital Calculation - Slovenian Target (aggregated)
In EUR 000s
US GAAP basis

HFM account	HFM account name

12101	Trade accounts receivable - current, gross (third party)	X
12102	Accrued trade accounts receivable (third party)	X
12104	Trade accounts receivable - current, allowance	X
15131	Income Tax receivable	X
15141	VAT recoverable	X
15311	Prepaid expenses & advances - current	X
15991	Other - Other Assets – current	X

14101	Acquired program rights, net - current	X
14101	Acquired program rights, net - current ICO	X
14101	Acquired program rights, net - current ICO margin	X
15411	Prepaid program rights - current	X
15411	Prepaid program rights - current ICO	X
15421	Prepaid production expenses – current	X
14105	Acquired program rights, net - non-current	X
14105	Acquired program rights, net - non-current - ICO	X
14105	Acquired program rights, net - non-current - ICO margin	X
14200	Produced program rights	X
14200	Produced program rights - ICO	X
14400	Produced program rights - CME acquired - ICO	X
14400	Produced program rights - CME acquired - ICO margin	X

22101	Trade accounts payable – current (third party)	(X)
22201	FA accounts payable – current	(X)

22301	Production Freelancer Crew Payables	(X)
23101	Accrued Non-Production Salaries and Staff related cost	(X)
23105	Accrued Production Salaries and Staff related cost	(X)
23151	Accrued Bonuses - current year	(X)
23152	Accrued Bonuses - prior year	(X)

23301	Accrued Services and other supplies – current (third party)	(X)
23501	Accrued Volume Bonuses - current year	(X)
23502	Accrued Volume Bonuses - prior year	(X)
24111	Programming Payables – current	(X)
24111	Programming Payables - current (CME Programming)	(X)
24121	Production payables (excl. payroll) - current	(X)
25000	Duties and other taxes payable	(X)
25211	Income taxes payable	(X)
25311	Authors’ rights - current	(X)
27101	Deferred revenue/income – current	(X)
27611 27615	Legal provisions - current Legal provisions - non-current	(X) (X)
27991	Other - Other Liabilities - current	(X)

Net working capital

Section 3 – Net Debt – Croatian Target

US GAAP basis
HFM Account	HFM account name	HRK ‘000s
23231	Accrued interest other	X
23231	Accrued interest other - ICO	X
23991	Accrued Other - current	X
23221	Accrued interest for senior debt	X
26111	BMG facility	X
26201	Capital Leases - current, face value	X
26205	Capital Leases - non-current, face value	X
22121	Management Recharges Payable	X
27621	Restructuring provision – current	X
27685	Other provisions – non-current	X

	Fees payable for transitional services (to the extent above the EUR 1 fee payable under the Croatian Transition Services Agreement)	X
	Underspend in Capex (see paragraph 14 of Part A(2), Schedule 10)	X
26195	Other Loans and Credit Facilities - non-current, face value – ICO	X
11000	Cash and cash equivalents	(X)

	Net Debt	X/(X)

For the Croatian Target, HRK will be converted to EUR according to paragraph 4 of Schedule 9 (for purposes of preparing Croatian Closing Net Debt) and in accordance with paragraph 1.3(A)(4) of Part B of Schedule 10 (for purposes of calculating Croatian Actual Net Debt)

Section 4 – Net Debt – Slovenian Target

US GAAP basis
HFM Account	HFM account name	EUR ‘000s
23231	Accrued interest other	X
23231	Accrued interest other - ICO	X
23991	Accrued Other - current	X
23221	Accrued interest for senior debt	X
26111	BMG facility	X
26201	Capital Leases - current, face value	X
26205	Capital Leases - non-current, face value	X
22121	Management Recharges Payable	X
27621	Restructuring provision – current	X
27685	Other provisions – non-current	X

	Fees payable for transitional services (to the extent above the EUR 1 fee payable under the Slovenian Transition Services Agreement)	X
	Underspend in Capex (see paragraph 14 of Part A(2), Schedule 10)	X
26195	Other Loans and Credit Facilities - non-current, face value – ICO	X
11000	Cash and cash equivalents	(X)

	Net Debt	X/(X)

SCHEDULE 10
FINAL ADJUSTMENT AMOUNT
PART A: ACCOUNTING POLICIES
Part A(1): General
The Croatian Closing Accounts and the Slovenian Closing Accounts (each referred to below as the “Closing Accounts”) shall be prepared in the same format as the Management Accounts disclosed in Folders 4.2.9.2.3 and 5.2.9.2.6 respectively of the Data Room and in accordance with (in order of priority):

(a)	the specific accounting principles, policies, bases, practices, rules and estimation techniques set out in Part A(2) in this Schedule 10;

(b)	subject to (a) and to the extent not covered and not inconsistent with (a), US GAAP as at the Closing Date.
For the avoidance of doubt, paragraph (a) shall take precedence over paragraph (b).

Part A(2): Specific Accounting Policies
The following policies, principles, rules, methodologies and estimation techniques shall be applied in preparing the Closing Accounts:

1.
The Closing Accounts shall be prepared for the Croatian Target and on an aggregated basis for the Slovenian Target by reference to each of the individual legal entity balance sheets of the Target Companies as at immediately prior to Croatian Closing in the case of the Croatian Closing Accounts and the Slovenian Closing in respect of the Slovenian Closing Accounts (the “Effective Time”) applied consistently and in line with the Management Accounts and the balance sheets underlying the Croatian Closing Net Working Capital, the Slovenian Closing Net Working Capital, the Croatian Closing Net Debt and the Slovenian Closing Net Debt calculations, including, in respect of the Slovenian Closing Accounts, the elimination on aggregation of any intercompany balances among the Slovenian Target Companies. Intercompany balances between the Croatian Target and a Slovenian Target Company shall be treated as if they were balances between external third parties.

2.
No item shall be included as an asset more than once in the Closing Accounts, no item shall be included as a liability more than once in the Closing Accounts, and no item shall be included or excluded from the Closing Accounts solely on the grounds of materiality.

3.
No items that were classified as fixed assets (whether tangible or intangible) or other non-current assets in the Management Accounts shall be reclassified to current assets in the Closing Accounts and no items classified as current assets in the Management Accounts or are otherwise in the nature of current assets shall be reclassified to fixed assets or other non-current assets in the Closing Accounts. Fixed assets are specified as Investments (HFM accounts 16105), Property, Plant, and Equipment (HFM account range 17115-17229), Broadcast Licenses (HFM accounts 19115, 19125 and 19129), and Trademarks (HFM accounts 19215, 19225 and 19229). Other non-current assets are specified as HFM accounts 18115, 15155 and 15995.

4.
The Closing Accounts shall take into account information in respect of Recognized Subsequent Events (as defined by the guidance related to subsequent events in US GAAP, as included in the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 855 ‘Subsequent events’) after the Effective Time up until the time the Purchaser delivers the first draft of the Closing Accounts to the Seller. Per Topic 855-10-55-1, subsequent events affecting the realization of assets, such as receivables and inventories (programming assets) or the settlement of estimated liabilities, should be recognized in the financial statements when those events represent the culmination of conditions that existed over a relatively long period of time.

5.
The Closing Accounts shall be prepared on the basis that each of the Target Companies is a going concern in accordance with those specific procedures that would be adopted at a financial year end, including detailed analysis of prepayments, accruals, and cut-off procedures.

6.
Where the transactional currency differs from the functional currency, amounts in currencies other than Euros as it relates to the Slovenian Target shall be exchanged into Euros using the same method of currency exchange currently applied with respect to the Management Accounts, and any amounts in currencies other than HRK as it relates to the Croatian Target shall be exchanged into HRK using the same method of currency exchange currently applied with respect to the Management Accounts.

7.	Tax:

(a)
The provision for Tax shall incorporate full provision for all Tax of the Target Companies as if the Effective Time were at the end of a Tax reporting period and cut-off procedures consistent with paragraph 5 of this Schedule 10 are applied.

(b)
No asset shall be recognized in the Closing Accounts with respect to deferred tax, research and development-related Tax relief, or other Tax losses or reliefs (other than Tax losses or relief taken into account in determining a current tax liability).

8.
Any newly-formed trial balance accounts (or HFM accounts) or trial balance accounts (or HFM accounts) that have zero balance at the time the Croatian Target Working Capital or Slovenian Target Working Capital was calculated but have either negative or positive balance at Closing shall be treated either as Net Debt, or Net Working Capital, or should be excluded from the calculation, in accordance with their substance.

9.
Receivables, net of bad debt provision, overdue by more than 90 days (except those receivables from affiliates of the Purchaser required to be included in paragraph 11 below) shall not be taken into account when calculating Net Working Capital.

10.
Any receivables, net of bad debt provision, due from (1) any member of the Agrokor Group (companies defined in the Agrokor – Management of Subsidiaries section of Agrokor’s latest available annual accounts “Agrokor – upravljanje ovisnim društvima”) and Unex Media in Croatia or (2) any company undergoing pre-bankruptcy or bankruptcy proceedings (to the extent not already captured under the “more than 90 days overdue” category in paragraph 9) under the Bankruptcy Act of the Republic of Croatia (OG No. 71/15) or (3) any company undergoing a preventive restructuring procedure or insolvency proceedings (to the extent not already captured under the “more than 90 days overdue” category in paragraph 9) under the Financial Operations, Insolvency Proceedings and Compulsory Dissolution Act (ZFPPIPP) in Slovenia shall not be taken into account when calculating Net Working Capital. Any recovery of such receivables shall be paid to the Seller in accordance with Schedule 8.

11.	All receivables from affiliates of the Purchaser in the nature of trade debtors shall be included when calculating Net Working Capital.

12.	Carriage fee receivables, except for carriage fee receivables from affiliates of the Purchaser, for Slovenia shall not be taken into account when calculating Net Working Capital.

13.
Any fees payable by the Target Companies (including by the Purchaser for services received by the Target Companies) under the Croatian Transition Services Agreement or the Slovenian Transition Services Agreement in excess of EUR 2 shall be included when calculating Net Debt.

14.
Where there is an underspend of FY 2017 capital cash expenditure which was budgeted in FY 2017 to be made by a Target Company during FY 2017 and where such underspend as compared to the budget is more than (i) EUR 500,000 for such Target Company, the amount of underspend above EUR 500,000 as applicable, shall be included in Net Debt.

PART B: PROCEDURE FOR DETERMINATION

1.1
Within thirty (30) days after the Croatian Closing Date in respect of the Croatian Closing Accounts or the Slovenian Closing Date in respect of the Slovenian Closing Accounts, the Purchaser shall procure that the Closing Accounts are prepared in accordance with this Schedule 10 and provided to the Seller. The Purchaser shall provide the Seller with all information that the Seller may reasonably request with respect to the Seller’s review of the Closing Accounts.

1.2
Within ten (10) days after its delivery of the Closing Accounts to the Seller, the Purchaser shall prepare and deliver to the Seller a statement (the “Draft Final Adjustment Statement”) setting forth the proposed amounts of: (i) the Croatian Actual Net Working Capital or (or as the case may be) the Slovenian Actual Net Working Capital as of the Closing Date; and (ii) Croatian Actual Net Debt or (or as the case may be) the Slovenian Actual Net Debt as of the Closing Date, each derived from the Closing Accounts, together with the resulting calculation of the Final Adjustment Amount (as defined below) prepared and agreed or determined in accordance with this Schedule 10. The Seller shall provide the Purchaser with all information that the Purchaser may reasonably request with respect to the Purchaser’s preparation of the Draft Final Adjustment Statement.

1.3
(A) The Final Adjustment Amount in the Draft Final Adjustment Statement for the Croatian Target shall be calculated by the Purchaser, acting in good faith with respect to the underlying calculation, based on the following formula:

1.
An amount equal to the amount, if any, by which the Croatian Actual Net Working Capital is greater than the Croatian Target Working Capital as of the Croatian Closing Date; provided that if the Croatian Actual Net Working Capital is less than the Croatian Target Working Capital as of the Croatian Closing Date, the Parties agree that such amount shall instead be represented as zero (0) for the purposes of this subparagraph; minus

2.
An amount equal to the amount, if any, by which the Croatian Actual Net Working Capital is less than the Croatian Target Working Capital as of the Croatian Closing Date; provided that if the Croatian Actual Net Working Capital is greater than the Croatian Target Working Capital as of the Croatian Closing Date, the Parties agree that such amount shall instead be represented as zero (0) for the purposes of this subparagraph; minus

3.
An amount equal to the amount, if any, by which the Croatian Actual Net Debt is greater than zero as of the Croatian Closing Date; provided that if the Croatian Actual Net Debt is less than zero as of the Croatian Closing Date, the Parties agree that such amount shall instead be represented as zero (0) for the purposes of this subparagraph; plus

4.
An amount equal to the amount, if any, by which the Croatian Actual Net Debt is less than zero as of the Croatian Closing Date, stated as a positive number; provided that if the Croatian Actual Net Debt is greater than zero as of the Croatian Closing Date, the Parties agree that such amount shall instead be represented as zero (0) for the purposes of this subparagraph, such calculated amount, as any relevant individual amounts may be converted into EUR utilizing the HRK/EUR foreign exchange rate published by the European Central Bank on the Croatian Closing Date, the proposed “Croatian Final Adjustment Amount”.
(B) The Final Adjustment Amount in the Draft Final Adjustment Statement for the Slovenian Target shall be calculated by the Purchaser, acting in good faith with respect to the underlying calculation, based on the following formula:

1.
An amount equal to the amount, if any, by which the Slovenian Actual Net Working Capital is greater than the Slovenian Target Working Capital as of the Slovenian Closing Date; provided that if the Slovenian Actual Net Working Capital is less than the Slovenian Target Working Capital as of the Slovenian Closing Date, the Parties agree that such amount shall instead be represented as zero (0) for the purposes of this subparagraph; minus

2.
An amount equal to the amount, if any, by which the Slovenian Actual Net Working Capital is less than the Slovenian Target Working Capital as of the Slovenian Closing Date; provided that if the Slovenian Actual Net Working Capital is greater than the Slovenian Target Working Capital as of the Slovenian Closing Date, the Parties agree that such amount shall instead be represented as zero (0) for the purposes of this subparagraph; minus

3.
An amount equal to the amount, if any, by which the Slovenian Actual Net Debt is greater than zero as of the Slovenian Closing Date; provided that if the Slovenian Actual Net Debt is less than zero as of the Slovenian Closing Date, the Parties agree that such amount shall instead be represented as zero (0) for the purposes of this subparagraph; plus

4.
An amount equal to the amount, if any, by which the Slovenian Actual Net Debt is less than zero as of the Slovenian Closing Date, stated as a positive number; provided that if the Slovenian Actual Net Debt is greater than zero as of the Slovenian Closing Date, the Parties agree that such amount shall instead be represented as zero (0) for the purposes of this subparagraph, such calculated amount, the proposed “Slovenian Final Adjustment Amount”).

1.4
Within ten (10) days of the delivery of the Draft Final Adjustment Statement to the Seller, the Seller may (but is not obliged to) deliver to the Purchaser a statement setting forth the Seller’s objections to the Closing Accounts, Draft Final Adjustment Statement and the proposed Croatian Final Adjustment Amount for the Croatian Target and the Slovenian Final Adjustment Amount for the Slovenian Target Companies (the relevant amount being the “Final Adjustment Amount” below) as calculated and delivered by the Purchaser (a “Seller’s Objection Notice”). In the event no Seller’s Objection Notice is timely provided by the Seller, the Draft Final Adjustment Statement shall be final and binding as to the Parties for purposes of this Agreement, and the Final Adjustment Amount shall be deemed to be final. The Purchaser agrees to promptly provide, and to procure that the Target Companies shall promptly provide to the Seller, any information that the Seller may reasonably request with respect to the Seller’s review of the Draft Final Adjustment Statement and the Seller’s determination as to whether to deliver a Seller’s Objection Notice in connection therewith.

1.5
With respect to any matters set forth in a Seller’s Objection Notice, the Seller and the Purchaser shall attempt in good faith to agree on a resolution of any such matters and calculations. In the event that the Seller and the Purchaser reach agreement on the resolution of such matters as are set forth in a Seller’s Objection Notice, the Seller and the Purchaser shall jointly modify the Draft Final Adjustment Statement in accordance with such agreement. The proposed Final Adjustment Amount set forth in the Draft Final Adjustment Statement as finally modified in accordance with this Schedule, as applicable, shall be the Final Adjustment Amount.

1.6
Should the Seller and the Purchaser fail to resolve any matters set forth in a Seller’s Objection Notice according to the immediately preceding subparagraph within thirty (30) days of the delivery date of the Seller’s Objection Notice to the Seller, and a Final Adjustment Amount has not been otherwise agreed or determined by the Parties, the Parties shall (as soon as reasonably practicable) refer all remaining disputes concerning the Seller’s Objection Notice to an Independent Accounting Firm.

1.7
Subject to paragraph 1.6, the Final Adjustment Amount shall be deemed to be final and binding as to the Parties for purposes of this Agreement and shall establish the final adjustment to the Purchase Price in all respects. Notwithstanding the mechanism set forth above, the Seller and the Purchaser may at any time agree in writing as to the Final Adjustment Amount or any other final adjustments to the Purchase Price. Any Draft Final Adjustment Statement deemed to be final or agreed to be final or determined by the Independent Accounting Firm shall, in respect of the Croatian Target, be the “Croatian Final Adjustment Statement” and, in respect of the Slovenian Target, be the “Slovenian Final Adjustment Statement”.

1.8
The Purchaser and the Target Companies shall provide to the Seller and the CME Group, and their respective advisers, all information, assistance and access to books and records of account, documents, files, papers and information stored electronically that the Seller and the CME Group may reasonably require for the purposes of this Schedule 10.

1.9	Any period of time specified in this Schedule 10 may be extended by agreement in writing between the Purchaser and the Seller.

SCHEDULE 11
LIST OF INTRA-GROUP AGREEMENTS

The Croatian Target:

1.	The Croatian Loan Agreement, together with the applicable security documents over certain collateral of the Croatian Target relating thereto.

2.	Amended and restated consultancy agreement, by and between CME Media Services Limited and the Croatian Target, dated 1 January 2017.

3.
Engagement Letter for the Provision of Tax Services, by and between the Seller and the Croatian Target, dated 1 January 2011, as amended by that certain Amendment to Engagement Letter for the Provision of Tax Services, by and between the Seller and the Croatian Target, dated 12 December 2016.

4.	Consultancy Services Agreement, by and between CET 21 spol. S r.o. and the Croatian Target, dated 1 January 2015.

The Slovenian Target:

1.	The Slovenian Loan Agreement.

2.	Amended and restated consultancy agreement, by and between CME Media Services Limited and the Slovenian Target, dated 1 January 2017.

3.	Engagement Letter for the Provision of Tax Services, by and between the Seller and the Slovenian Target, dated 1 January 2011.

4.
Cash Pooling Agreement, by and among Bank Mendes Gans N.V., the Seller, the Slovenian Target and certain other Seller Affiliates party thereto, dated 19 November 2007, which will be terminated in part with respect to the Slovenian Target and its participation in the CME Group cash pool from and after Slovenian Closing.

SCHEDULE 12
LIST OF CLAIMS

1.    Slovenia
a)    Prva TV v likvidaciji d.o.o. vs. Pro Plus, d.o.o.:
•    Case Nr:. IV Pg 1343/2015
•    Court: Okrožno sodišče v Ljubljani

b)    Zlatan Kudič vs. Pro Plus, d.o.o.
•    Case Nr:. III P 1095/2016
•    Court: Okrožno sodišče v Ljubljani

c)    Emotion Production, d.o.o. vs. Pro Plus, d.o.o.:
•    Case Nr:. 24 P 794/2016
•    Court: Privredni sud u Beogradu (Republika Srbija)

d)    Špela Jurglič vs. Pro Plus, d.o.o.:
•    Case Nr:. I Pd 4/2016
•    Court: Delovno in socialno sodišče v Ljubljani

2.    Croatia
a)    Vanesa Pannen Radman vs. Nova TV
•    Case No.:Pn-2845/16

b)    Marina and Saša Vimislicky vs. Nova TV
•    Case No.:    P-77/09 (P-5338/08)

c)    Adolf Topić vs. Nova TV
•    Case No.:    Pn-2917/08

AGREED FORM

SCHEDULE 13
SIDE LETTER

From:	Central European Media Enterprises Ltd (“CME”)
O'Hara House,
3 Bermudiana Road,
Hamilton,
Bermuda HM 08
To:    Slovenia Broadband S.à r.l. (the “Purchaser”)
61, rue de Rollingergrund
L-2440 Luxembourg
Date:          2017
Dear Sirs
We refer to the framework agreement (the “Framework Agreement”) made between the Seller and the Purchaser on 6 July 2017 concerning, among other things, the sale and purchase of 100% of (i) the regular shares of Nova TV d.d., a company organized and validly existing under the laws of Croatia having its registered office located at Remetinecka cesta 139, 10 000 Zagreb, Croatia, registered with company registration number 80222668; and (ii) capital stock of Produkcija Plus storitveno podjetje d.o.o., a company organised and existing under the laws of Slovenia, having its registered office at Kranjceva 26, 1000 Ljubljana, Slovenia, registered with company registration number 5895081000.
Unless otherwise defined in this agreement, words and expressions defined in the Framework Agreement shall have the same meanings where used in this agreement.
In the event of any sale, transfer, merger, distribution, disposal or other disposition, whether direct or indirect, of all or a material part of the assets of the Seller and its subsidiaries from time to time (the “Seller’s Group”) (considered as a whole) (other than a transfer, merger, distribution or other disposition as between members of the Seller’s Group) (whether pursuant to a single transaction or series of transactions) prior to the date seven (7) years after the date of Closing (a “Seller Disposal”), if the financial position of the Seller to meet its obligations, current, future, contingent and prospective, under the Framework Agreement is thereby prejudiced to any material extent by a Seller Disposal (on the assumption that such Seller Disposal has taken place and the cash proceeds distributed), then CME shall, if so required in writing by the Purchaser (such request to be made no later than the date 30 days after the Purchaser is first notified in writing by CME of the occurrence of such Seller Disposal), (xx) guarantee all obligations of the Seller under the Framework Agreement on a primary obligation basis or (yy) assume in substitution of the Seller the obligations of the Seller under the Framework Agreement including any obligation in respect of a prior breach, in either case on terms satisfactory to the Purchaser (acting reasonably).
CME shall notify the Purchaser in writing as soon as reasonably practicable following the occurrence of each Seller Disposal.
Clauses 27 (Governing law) and 28 (Dispute Resolution) shall apply to this agreement mutatis mutandis as if incorporated in full in this agreement.

This agreement shall terminate on the earlier of (i) the termination of the Framework Agreement and (ii) the expiry of seven years from the date of Closing.
This agreement has been executed and delivered as a deed the day and year first above written.
Yours faithfully

Executed and delivered as a deed for or on behalf of CME MEDIA ENTERPRISES B.V.	) ) ) ) ) ) ) ) ) ) ) )

...........................................................
Name: Alphons van Spaendonck
Title: Managing Director B

...........................................................
Name: Pan-Invest B.V., represented by …..
Title: Managing Director B

Executed and delivered as a deed for or on behalf of CENTRAL EUROPEAN MEDIA ENTERPRISES LTD	) ) ) ) ) ) ) ) ) ) ) )	By:____________________________ Name: Title: By:____________________________ Name: Title:
Acknowledged and accepted:
...........................................................
Executed for and on behalf of
SLOVENIA BROADBAND S.À R.L.
By:____________________________
Name:
Title:
By:____________________________
Name:
Title: